Exhibit 4.58

Dated 9 May 2010

ANGLO OPERATIONS LIMITED

and

TAURUS INTERNATIONAL S.A.

and

ANGLO SOUTH AFRICA CAPITAL (PTY) LTD

and

ANGLO AMERICAN SERVICES (UK) LIMITED

and

WELTER TRADING LIMITED

and

VEDANTA RESOURCES PLC

SHARE PURCHASE AGREEMENT

relating to the sale of the companies comprising

the Anglo American zinc division

Linklaters

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref L-172833

Share Purchase Agreement

This Agreement is made on 9 May 2010 between:

(1)	ANGLO OPERATIONS LIMITED, a company incorporated in South Africa with registration number 1921/006730/06, whose registered office is at 44 Main Street, Johannesburg, 2001, South Africa (the “BMM Seller”);

(2)	TAURUS INTERNATIONAL S.A., a company incorporated in Luxembourg with registration number B.53603, whose registered office is at 48 Rue de Bragance, L-1255 Luxembourg, Grand Duchy of Luxembourg (the “Lisheen Seller”);

(3)	ANGLO SOUTH AFRICA CAPITAL (PTY) LTD, a company incorporated in South Africa with registration number 1999/002391/07, whose registered office is at 44 Main Street, Johannesburg, 2001, South Africa (the “Namibia Seller” and together with the BMM Seller and the Lisheen Seller, the “Sellers” and any one a “Seller”);

(4)	ANGLO AMERICAN SERVICES (UK) LIMITED, a company incorporated in England whose registered office is at 20 Carlton House Terrace, London SW1Y 5AN (the “Sellers’ Guarantor”);

(5)	WELTER TRADING LIMITED, a company incorporated in Cyprus, whose registered office is at 205, 28th Oktovriou Avenue, Louloupis Court, 1st Floor, P.C. 3035, Limassol, Cyprus (the “Purchaser”); and

(6)	VEDANTA RESOURCES PLC, a company incorporated in England, whose registered office is at 16 Berkeley Street, London W1J 8DZ (the “Purchaser’s Guarantor”).

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Accounts Date” means 31 December 2009;

“Acquired Companies” means the Group Companies which have at the relevant time been subject to a Completion and “Acquired Company” means any one of them;

“Affected Areas” means (i) in relation to BMM, those areas shown in Schedule 18 as being attributable to the Black Mountain Mining Licence, the Gamsberg Mining Licence, the Aroams 57 Portion 1 Prospecting Licence and the Rozynbosch 41 Portion 2 Prospecting Licence and (ii) in relation to the Namibia Sale Group all those areas shown in Schedule 18;

“Agreed Rate” means 8 per cent per annum;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Sellers and the Purchaser and signed for identification by the Purchaser and the Sellers with such alterations as may be agreed in writing between the Sellers and the Purchaser from time to time;

“Agreement” means this Agreement, including its Schedules;

“Anglo” means Anglo American plc, a company incorporated in England, whose registered office is at 20 Carlton House Terrace, London SW1Y 5AN;

“Anglo Medical Aid Trust” means the Anglo Medical Scheme, established as a restricted membership scheme in terms of the Medical Schemes Act, No 131 of 1998 (as amended) of South Africa;

“Anglo Pension Trust” means the Anglo American Corporation Retirement Fund, a defined contribution fund established in terms of the Pension Funds Act, No. 24 of 1956 (as amended) of South Africa;

“Anglo Rehabilitation Trust” means the Anglo Coal and Base Metals Environmental Rehabilitation Trust Masters Reference Number It7767;

“Anglo Share Schemes” means the Anglo Bonus Share Plan and the Anglo Long Term Incentive Plan;

“Anglo Shares” means ordinary shares in Anglo;

“Anglo Trusts” means the Anglo Medical Aid Trust, the Anglo Pension Trust and the Anglo Rehabilitation Trust and “Anglo Trust” means any one of them;

“Anti-Trust Conditions” means (i) in respect of BMM Completion, the conditions set out in sub-paragraphs 1.8.3, 1.8.4 and 1.8.5 of Schedule 5 (ii) in respect of Lisheen Completion, the conditions set out in sub-paragraph 3.1.2 and 3.1.3 of Schedule 6 and (iii) in respect of Namibia Completion, the conditions set out in sub-paragraphs 2.1.2, 2.1.3 and 2.1.4 of Schedule 7;

“Audited Accounts” means the audited statutory financial statements (balance sheet, income statement and notes to the accounts and, where required, consolidated balance sheet and income statement) of the Group Companies for the twelve month period ended on the Accounts Date;

“Black Mountain Division” means the Black Mountain mining division of BMM;

“Black Mountain Shareholders Agreement” means the agreement between the BMM Seller, Exxaro Base Metals (Pty) Ltd (formerly known as Kumba Base Metals), Exxaro Resources Limited (formerly known as Kumba Resources) and BMM set out in the Shareholders Arrangements Terms and Conditions, forming Appendix D to the Black Mountain Option Agreement dated 11 September 2006 between those aforementioned parties as amended from time to time;

“BMM” means Black Mountain Mining (Pty) Ltd, a company incorporated in South Africa with registration number 2005/040096/07, whose registered office is at 44 Main Street, Johannesburg, 2001, further details of which are set out in Part I of Schedule 2;

“BMM Accrued Transaction Bonus Amount” means a Specified Transaction Bonus Amount or a General Transaction Bonus Amount which is paid by or on behalf of a BMM Group Company after the Locked Box Date and prior to Completion;

“BMM Articles of Association” means the articles of association of BMM, as amended from time to time;

“BMM Assets” means the assets of the Black Mountain Division of BMM, as set out in paragraph 6.1 of Schedule 5 and “BMM Asset” means any one of them;

“BMM Business Day” means a day which is not a Saturday, a Sunday or a public holiday in South Africa;

“BMM Claims” means any rights held by the BMM Seller against BMM in respect of its holding of BMM Shares and any rights accruing to the BMM Seller under the Black Mountain Shareholders Agreement but excluding any Intra-Group Payables or Intra-Group Receivables or any BMM Dividend;

“BMM Completion” means the Completion of the sale of the BMM Shares;

“BMM Completion Date” means the date on which the BMM Completion takes place;

“BMM Completion Statement” has the meaning given in paragraph 5 of Schedule 5;

“BMM Conditions” means the delivery by the BMM Seller to the Purchaser of a Free to Sell Notice pursuant to paragraph 1.4 of Schedule 5 and the conditions set out in paragraph 1.8 of Schedule 5;

“BMM Dividend” means any dividend or distribution in respect of the BMM Shares paid by BMM to the BMM Seller after the Locked Box Date and prior to the BMM Completion Date or declared in favour of the BMM Seller after the Locked Box Date and prior to the BMM Completion Date and which remains due and payable following the BMM Completion;

“BMM Enterprise Value” means US$448.2 million;

“BMM Indebtedness” means the aggregate amount of the BMM Payables minus the aggregate amount of the BMM Receivables;

“BMM Interest Amount” has the meaning set out in paragraph 3.1 of Schedule 5;

“BMM Leakage Adjustment” has the meaning set out in paragraph 3.1.5 of Schedule 5;

“BMM Long Stop Date” means the date falling 12 months after the date of this Agreement or such later date (being no later than 15 months after the date of this Agreement) as the BMM Seller may notify the Purchaser in writing as being the BMM Long Stop Date;

“BMM Payables” means all outstanding Indebtedness owed by BMM to a member of the Sellers’ Group as at the BMM Completion Date;

“BMM Receivables” means all outstanding Indebtedness owed by a member of the Sellers’ Group to BMM as at the BMM Completion Date;

“BMM Share Consideration” has the meaning set out in paragraph 3 of Schedule 5;

“BMM Share Value” has the meaning set out in paragraph 3.1.1 of Schedule 5;

“BMM Shares” means the shares held by the BMM Seller in BMM, as set out opposite the name of the BMM Seller in Schedule 1;

“BMM Shareholder Loan” means the BMM Payable representing Indebtedness owed by BMM to the BMM Seller as a shareholder loan which, at the date of this Agreement, amounts to approximately US$93.1 million;

“Books and Records” means all books of account, ledgers, general, financial, accounting and personnel records, files, customers’ and suppliers’ lists, sales, advertising and promotional literature and customer and supplier correspondence, whether held in paper form or by electronic means, exclusively relating to the Group Companies and portions of all such types of records that primarily relate to the Group Companies but do not exclusively relate to the Group Companies;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England or Belgium;

“Business Plans” means the business plans made available in the Data Room;

“Companies” means the companies, details of which are set out in Schedule 2 and “Company” means any one of them;

“Completion” means, in respect of the BMM Shares, Lisheen Shares or Namibia Shares, the completion of the sale and purchase of those Shares pursuant to Clause 6;

“Completion Date” means the BMM Completion Date, the Lisheen Completion Date or the Namibia Completion Date, as the case may be;

“Conditions” means the Anti-Trust Conditions, the BMM Conditions, the Lisheen Condition or the Namibia Conditions, as the case may be;

“Confidentiality Agreement” means the confidentiality agreement dated 28 January 2010 between Anglo American plc and the Purchaser pursuant to which certain confidential information relating to the Group was made available to the Purchaser;

“Consultancy Agreement” means an agreement, other than a contract of employment with a Group Company, pursuant to which a Consultant provides services;

“Consultant” means an individual providing services to a Group Company pursuant to a Consultancy Agreement on an annual fee (on the basis of a full time consultancy) in excess of ZAR 987,500, €100,000 and N$610,000 in the case of BMM, the Lisheen Group Entities and the Namibia Group Companies respectively;

“CTA 2010” means the Corporation Tax Act 2010 of the United Kingdom;

“Data Room” means the data room containing documents and information relating to the Group made available by the Seller online at https://datasite.merrillcorp.com with the project names Zambezi and Zambezi II and provided on CD disk on the date of this Agreement, the contents of which are listed in Schedule 8 to the Disclosure Letters;

“Disclosure Letters” means the letters dated the same date as this Agreement from the Sellers to the Purchaser disclosing:

(i)	information constituting exceptions to the Sellers’ Warranties; and

(ii)	details of other matters referred to in this Agreement;

“Disclosed Namibia Dividend” means the dividend in the amount of US$27.2 million paid to the Namibia Seller on or around 24 March 2010;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Environment”, “Environmental Law”, “Environmental Matters”, “Environmental Authority” and “Environmental Permit” have the meanings given to them in paragraph 10.1 of Schedule 13;

“ERM” means Environmental Resources Management Limited;

“ERM Reports” means the ERM Project Zambezi – Social and Sustainability Due Diligence Assessment: Black Mountain Mining (Pty) Ltd and Gamsburg Mine dated 5 March 2010, the ERM Project Zambezi – Social and Sustainability Due Diligence Assessment: Lisheen Zinc and Lead Mine dated 5 March 2010 and the ERM Project Zambezi – Social and Sustainability Due Diligence Assessment: Skorpion Mining Company (Pty) Ltd and Namzinc (Pty) Ltd together presenting Skorpion Zinc, Rosh Pinah, Namibia dated 5 March 2010;

“Escrow Agreement” means the escrow agreement to be entered into between Anglo American Lisheen Finance Limited, certain employee representatives and Citibank, N.A., London Branch substantially in the form of the version in Schedule 20 with such changes as agreed between the parties thereto and consented to by the Purchaser, such consent not to be unreasonably withheld or delayed;

“Exploration Data” means all prospecting, exploration, geophysical, geochemical and geological information and data in whatever form and related matter (including samples, sub-samples, rawdata, statistical analyses, formulae, plans, notes, diagrams, photographs, internal and external reports, models, geological and geophysical maps, survey plans, borehole locality plans and sample locality plans);

“Fairly Disclosed” means disclosed in sufficient detail to enable a prospective purchaser (acting with that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from an experienced person acting in good faith) to make a reasonable assessment of the impact on any Group Company of the matter in question;

“Free to Sell Notice” has the meaning given in paragraph 1.4 of Schedule 5;

“Gamsberg Assets” means the assets of the Gamsberg Division of BMM, as set out in paragraph 6.1 of Schedule 5 and “Gamsberg Asset” means any one of them;

“General Transaction Bonus Amount” has the meaning given to it in paragraph 11 of Schedule 8;

“Gergarub Transfer Agreement” has the meaning given in paragraph 1.6.1 of Schedule 7;

“Good Industry Practice” means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person acting in good faith and carrying out the same type of activity under the same or equivalent circumstances and acting in accordance with all applicable laws but without the benefit of any recourse under this Agreement;

“Governmental Authority” means any multinational, national, federal, state, provincial or local governmental or regulatory or supervisory authority or entity or body or any subdivision thereof, including, without limitation, any agency, instrumentality, division, department, court or other body thereof;

“Group” means the Group Companies, taken as a whole;

“Group Companies” means the Companies and the Subsidiaries and “Group Company” means any one of them;

“Group Retirement Benefit Arrangements” has the meaning given to it in paragraph 7.7.1 of Schedule 13;

“Hazardous Substances” has the meaning given to it in paragraph 10.1 of Schedule 13;

“HFM Management Accounts” means the unaudited management accounts relating to each of the Zinc Mining Businesses contained in the Data Room comprising (i) the profit and loss and cash flow for each of the monthly periods ending on: (a) 31 January 2010; (b) 28 February 2010; and (c) the Management Accounts Date and (ii) the balance sheet as at each of such previously referred to dates in each case at document references Anglo Zinc 1.41.10 to 1.41.32 respectively in the Data Room;

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board, including the International Financial Reporting Standards and interpretations approved by the International Accounting Standards Board and International Accounting Standards and interpretations approved by the Board of the predecessor International Accounting Standards Committee;

“Implementation Agreement” means the implementation agreement to be entered into between Anglo American Lisheen Finance Limited, certain employee representatives, Anglo American Services (UK) Limited and Deloitte LLP substantially in the form of the version in Schedule 21 with such changes as agreed between the parties thereto and consented to by the Purchaser, such consent not to be unreasonably withheld or delayed;

“Indebtedness” means, in relation to any person, all loans or other financing liabilities or obligations, including but not limited to overdrafts and any other liabilities of a funding nature together with interest accrued thereon, excluding, for the avoidance of doubt, any debts that have been factored without recourse but including any factoring with recourse in effect as at close of business on the relevant Completion Date and excluding trading debt or liabilities arising in the ordinary course of business and any dividend in respect of any of the Shares which has been declared but which remains due and payable and excluding any amount in respect of Tax;

“Information Memorandum” means the information memorandum dated February 2010 containing certain information relating to the Group and made available to the Purchaser by certain members of the Sellers’ Group;

“Information Technology” means computer systems, communication systems, software and hardware which at or before Completion are used primarily in relation to, and are material for, the business of the Group;

“Intellectual Property” means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Intra-Group Indebtedness” means the aggregate amount of the relevant Intra-Group Payables minus the aggregate amount of the relevant Intra-Group Receivables;

“Intra-Group Payables” means all outstanding Indebtedness owed by BMM, the Lisheen Group Entities or the Namibia Group Companies (as the case may be) to a member of the Sellers’ Group as at the relevant Completion Date, including, for the avoidance of doubt, interest accrued in respect thereof in accordance with the terms of such Indebtedness to the extent not already paid;

“Intra-Group Payables Assignment Agreement” means the debt assignment agreement on terms reasonably satisfactory to the relevant parties thereto to be entered into on the relevant Completion between relevant members of the Sellers’ Group ,if appropriate, members of the Group and the Purchaser in relation to the assignment of the Intra-Group Payables (other than the Lisheen Group Payables);

“Intra-Group Receivables” means all outstanding Indebtedness owed by a member of the Sellers’ Group to BMM, the Lisheen Group Entities or the Namibia Group Companies (as the case may be) as at the relevant Completion Date including, for the avoidance of doubt, interest accrued in respect thereof in accordance with the terms of such Indebtedness to the extent not already received;

“Ireland” means Ireland (excluding Northern Ireland) and “Irish” shall be construed accordingly;

“Irish GAAP” means FRSs, SSAPs, the rulings and abstracts of the Urgent Issues Task Force of the Accounting Standards Board Limited and guidelines, conventions, rules and procedures of accounting practice in Ireland which are regarded as permissible by the Accounting Standards Board Limited;

“Know-how” means confidential and proprietary industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Leakage” means, in relation to the Unsold Group:

(i)	any dividend or distribution of profits or assets declared, paid or made by any Group Company to any of the Sellers or any member of the Sellers’ Group or to any person for the benefit of any of the Sellers or any member of the Sellers’ Group (other than, in any such case, to or for the benefit of a member of the same Sale Group as such Group Company);

(ii)

any payments of any kind made or agreed to be made (including management charges or monitoring fees or bonuses of any nature) or any assets transferred by any Group Company to any of the Sellers or any member of the Sellers’ Group or to any person for the benefit of any of the

Sellers or any member of the Sellers’ Group (other than, in any such case, to or for the benefit of a member of the same Sale Group as such Group Company);

(iii)	any liabilities that have been or have agreed to be assumed, indemnified or incurred (including a liability to make any dividend, distribution or payment referred to in sub-paragraph (i) or (ii)) by any Group Company for the benefit of any of the Sellers or any member of the Sellers’ Group (other than a member of the same Sale Group as such Group Company), other than a liability to the extent it is discharged or terminated on or prior to the relevant Completion Date without any prior payment thereunder having been made or any obligation to make a payment thereunder having arisen prior to such date which obligation is not also discharged or terminated (without payment by any Group Company) on or prior to the relevant Completion Date pursuant to agreements or arrangements entered into prior to the Completion Date;

(iv)	any payments made or agreed to be made by any Group Company to any of the Sellers or any member of the Sellers’ Group (other than a member of the same Sale Group as such Group Company) in respect of any share capital or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

(v)	the waiver or agreement to waive by any Group Company of any amount owed to that Group Company by any of the Sellers or any member of the Sellers’ Group (other than a member of the same Sale Group as such Group Company);

(vi)	any assets or rights transferred or agreed to be transferred by any Group Company to any of the Sellers or any member of the Sellers’ Group (other than a member of the same Sale Group as such Group Company);

(vii)	any Encumbrance created over any of the assets of any Group Company in favour of or for the benefit of any of the Sellers or any member of the Sellers’ Group (other than a member of the same Sale Group as such Group Company) other than an Encumbrance which is discharged in full on or prior to the relevant Completion Date without any prior payment thereunder having been made or any obligation to make a payment thereunder having arisen prior to such date; and

(viii)	any Seller Transaction Costs,

but does not include any Permitted Leakage;

“LIBOR” means the British Bankers’ Association Interest Settlement Rate for three month US dollars displayed on the appropriate page of the Reuters screen (or such other page as the Parties may agree) at 11.00 a.m. (London time) on the first day of the period to which any interest rate relates (the “Relevant Date”). If such rate does not appear on the Reuters screen page on the Relevant Date, the rate for that Relevant Date will be determined on the basis of the rates at which deposits for three month US dollars are offered by Barclays Bank at 11.00 a.m. (London time) at the Relevant Date to leading banks in the London interbank market for amounts of US$1 million;

“Lisheen Accrued Transaction Bonus Amount” means a Specified Transaction Bonus Amount or a General Transaction Bonus Amount which is paid by or on behalf of a Lisheen Group Entity after the Locked Box Date and prior to Completion;

“Lisheen Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Ireland;

“Lisheen Completion” means the Completion of the sale of the Lisheen Shares;

“Lisheen Completion Date” means the date on which the Lisheen Completion takes place;

“Lisheen Completion Statement” has the meaning given in paragraph 4 of Schedule 6;

“Lisheen Condition” means the conditions set out in paragraph 3.1 of Schedule 6;

“Lisheen Escrow Account” means the account established with Citibank, N.A., London Branch as escrow agent for the purposes of administering the Lisheen Escrow Fund;

“Lisheen Escrow Amount” means approximately US$37.2 million;

“Lisheen Escrow Fund” means the amount standing to the credit of the Lisheen Escrow Account from time to time;

“Lisheen Group Entities” means the Group Companies and the partnership set out in Part II of Schedule 2 and “Lisheen Group Entity” shall mean any one of them;

“Lisheen Indebtedness” means the aggregate amount of the Lisheen Payables minus the aggregate amount of the Lisheen Receivables;

“Lisheen Interest Amount” has the meaning set out in paragraph 2.1 of Schedule 6;

“Lisheen Leakage Adjustment” has the meaning set out in paragraph 2.1.4 of Schedule 6;

“Lisheen Long Stop Date” means the date falling six months after the date of this Agreement or such later date (being no later than nine months after the date of this Agreement) as the Lisheen Seller may notify the Purchaser in writing as being the Lisheen Long Stop Date;

“Lisheen Payables” means all outstanding Indebtedness owed by a Lisheen Group Entity to a member of the Sellers’ Group as at the Lisheen Completion Date;

“Lisheen Receivables” means all outstanding Indebtedness owed by a member of the Sellers’ Group to a Lisheen Group Entity as at the Lisheen Completion Date;

“Lisheen Sale Group” means the Lisheen Group Entities taken as a whole;

“Lisheen Share Consideration” has the meaning set out in paragraph 2.1 of Schedule 6;

“Lisheen Share Value” has the meaning set out in paragraph 2.1.1 of Schedule 6;

“Lisheen Shares” means all the issued share capital of Anglo American Lisheen Finance Limited, as set out opposite the name of the Lisheen Seller in Schedule 1;

“Locked Box Date” means 31 December 2009;

“Losses” means all losses, liabilities, costs (including, without limitation, legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Management Accounts Date” means 31 March 2010;

“Management Presentation” means the presentation by the management of the Group and certain of the Group Companies relating to the business of the Group given at the Hilton Hotel, Sandton, Johannesburg on 26 March 2010;

“Material Intellectual Property” means all rights and interests held by the Group Companies in Intellectual Property (whether as owner or licensee), which at or immediately before Completion is used primarily in relation to the business of the Group and which is material to the business of the Group but excluding, for the avoidance of doubt, any Exploration Data;

“Namibia Accrued Transaction Bonus Amount” means a Specified Transaction Bonus Amount or a General Transaction Bonus Amount which is paid by or on behalf of a Namibia Group Company after the Locked Box Date and prior to Completion;

“Namibia Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Namibia or South Africa;

“Namibia Community Trust” means the Anglo Skorpion Trust/Foundation constituted under the terms of a Notarial Deed of Trust dated 10 June 2009;

“Namibia Completion” means the Completion of the sale of the Namibia Shares;

“Namibia Completion Date” means the date on which the Namibia Completion takes place;

“Namibia Completion Statement” has the meaning given in paragraph 3 of Schedule 7;

“Namibia Conditions” means the conditions set out in paragraph 2 of Schedule 7;

“Namibia Dividend” means any dividend or distribution paid in respect of the Namibia Shares to the Namibia Seller after the Locked Box Date and prior to the Namibia Completion Date or declared in favour of the Namibia Seller after the Locked Box Date and prior to the Namibia Completion Date but which remains due and payable following the Namibia Completion Date;

“Namibia Group Companies” means the Group Companies set out in Part III of Schedule 2 and “Namibia Group Company” shall mean any one of them;

“Namibia Indebtedness” means the aggregate amount of the Namibia Payables minus the aggregate amount of the Namibia Receivables;

“Namibia Ingots” means zinc ingots produced by any of the Namibia Group Companies;

“Namibia Interest Amount” has the meaning set out in paragraph 1.3.2 of Schedule 7;

“Namibia Leakage Adjustment” has the meaning set out in paragraph 1.3.4 of Schedule 7;

“Namibia Long Stop Date” means the date falling six months after the date of this Agreement or such later date (being no later than nine months after the date of this Agreement) as the Namibia Seller may notify the Purchaser in writing as being the Namibia Long Stop Date;

“Namibia Payables” means all outstanding Indebtedness owed by a Namibia Group Company to a member of the Sellers’ Group as at the Namibia Completion Date;

“Namibia Receivables” means all outstanding Indebtedness owed by a member of the Sellers’ Group to a Namibia Group Company as at the Namibia Completion Date;

“Namibia Sale Group” means the Namibia Group Companies taken as a whole;

“Namibia Share Consideration” has the meaning set out in paragraph 1.3 of Schedule 7;

“Namibia Share Value” has the meaning set out in paragraph 1.3.1 of Schedule 7;

“Namibia Shares” means all the issued share capital of AngloBase Namibia Holdings (Pty) Ltd, as set out opposite the name of the Namibia Seller in Schedule 1;

“Other BMM Shareholders” means the shareholders, from time to time, of BMM, other than the BMM Seller;

“Permitted Leakage” means any matter set out in Schedule 8;

“Properties” means the properties set out in Schedule 3 and “Property” means any one of them;

“Prospecting Licences” means the prospecting licences granted to the BMM Seller in respect of:

(i)	Portion 2 of the farm Rozynbosch No.41, District of Namaqualand, Northern Cape Province, South Africa; and

(ii)	Portion 1 of the farm Aroams No.57, District of Namaqualand, Northern Cape Province, South Africa;

“Purchaser’s Group” means the Purchaser and its subsidiary undertakings from time to time which, for the avoidance of doubt, shall from the relevant Completion Date include BMM, the Lisheen Group Entities and the Namibia Group Companies (as the case may be);

“Purchaser’s Guaranteed Obligations” has the meaning given in Clause 15;

“Purchaser Rehabilitation Vehicle” has the meaning given in Clause 5.1 of Schedule 11;

“Purchaser’s Medical Aid Scheme” has the meaning given in Schedule 11;

“Q and A Schedule” means the question and answer schedule in Schedule 7 to the Disclosure Letters;

“Relevant Accounting Standards” means (i) IFRS in respect of BMM and AngloBase Namibia Holdings Pty Limited and (ii) Irish GAAP in respect of Anglo American Lisheen Finance Limited;

“Relevant Companies” means, in respect of any Completion, those Group Companies which are the direct or indirect subject of that Completion;

“Relevant Consideration” means the BMM Share Consideration, the Lisheen Share Consideration or the Namibia Share Consideration, as the case may be;

“Relevant Employees” means those employees of the Group employed by a Group Company immediately prior to Completion and “Relevant Employee” means any one of them;

“Relevant Individuals” means Relevant Pensioners and Relevant Post-Completion Employees;

“Relevant Pensioners” means those pensioners of BMM outlined in Schedule 5 to the Disclosure Letters;

“Relevant Post-Completion Employees” means employees who were Relevant Employees immediately prior to the BMM Completion;

“Reliefs” has the meaning given to it in the Tax Indemnity;

“Sale Group” means, as the context so requires, BMM, the Lisheen Sale Group or the Namibia Sale Group;

“Seller Transaction Costs” means any costs and expenses incurred on or after the Locked Box Date by the Group Companies to the extent incurred for the purposes of the sale of the Shares contemplated by this Agreement (including, without limiting the foregoing, legal and other advisers costs or bonuses payable as a result of any Completion) that are paid or become payable by or on behalf of any Group Company to or on behalf of any of the Sellers or any member of the Sellers’ Group (other than a member of the same Sale Group as such Group Company) but, for the avoidance of doubt, does not include:

(i)	any costs and expenses incurred in connection with the employment of Relevant Employees to the extent they have not been increased by reference to the sale of the Shares contemplated by this Agreement;

(ii)	any costs and expenses of the Group Companies to the extent they arise or are increased as a direct or indirect consequence of the sale of the Shares contemplated by this Agreement unless such costs and expenses arise under any agreement or arrangement to which a Group Company is a party which is or has been entered into, prior to the relevant Completion, outside of the ordinary course of business of such Group Company and in connection with the sale of the Shares contemplated by this Agreement;

(iii)	any Tax, stamp duties, notarial fees, registration or transfer taxes or duties or their equivalents in any jurisdiction;

“Sellers’ Group” means Anglo and its subsidiaries from time to time (excluding, if applicable, any Acquired Companies or (for the purposes of the definitions of Intra-Group Payables and Intra-Group Receivables) those Group Companies which at the Completion Date are the subject of a Completion);

“Sellers’ Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ;

“Sellers’ Warranties” means the warranties given by the Sellers pursuant to Clause 11 and Schedule 13 and “Sellers’ Warranty” means any one of them excluding, for the avoidance of doubt, the Gergarub Warranty;

“Senior Employee” means any employee employed or engaged in relation to the Group with the title/level of general manager or a manager (or the organisation equivalent by whatever title) directly reporting to the general manager;

“Shares” means the BMM Shares, the Lisheen Shares or the Namibia Shares, as the case may be;

“Shared Exploration Data” means all exploration, geophysical, geological and geochemical information and data whether in electronic or document form derived within the Affected Areas;

“Skorpion Trust Amendment Agreement” means the amendment agreement to be entered into between Skorpion Mining Company (Proprietary) Limited, Namzinc (Proprietary) Limited and others relating to the rebranding of the Namibia Community Trust;

“Sold Group” means such part of the Group which, at the relevant time, has been subject to a Completion;

“Specified Transaction Bonus Amounts” means the sum or sums potentially payable to any of the Specified Transaction Bonus Employees referred to in the Disclosure Letters as well as any Tax withholdings properly paid or payable in respect of such sum or sums;

“Specified Transaction Bonus Employees” means those Relevant Employees identified as receiving Specified Transaction Bonus Amounts as referred to in the Disclosure Letters and “Specified Transaction Bonus Employee” shall mean any one of them;

“Subsidiaries” means the companies and the partnership listed in Schedule 2 and “Subsidiary” means any one of them but excluding (i) after the Lisheen Long Stop Date, any Lisheen Group Entity in respect of which Lisheen Completion has not taken place; and (ii) after the Namibia Long Stop Date, any Namibia Group Company in respect of which Namibia Completion has not taken place;

“Taxation” or “Tax” has the meaning given to it in the Tax Indemnity;

“Tax Authority” has the meaning given to it in the Tax Indemnity;

“Tax Indemnity” means the deed of covenant against Taxation in the Agreed Terms to be entered into on the first Completion to occur after the date of this Agreement;

“Transaction” means the proposed acquisition of the BMM Shares, the Lisheen Shares and the Namibia Shares and related matters provided for in this Agreement;

“Transaction Bonus Amount” means a Specified Transaction Bonus Amount or a General Transaction Bonus;

“Transaction Bonus Employees” means those Relevant Employees receiving Transaction Bonus Amounts and “Transaction Bonus Employee” shall mean any one of them;

“Unsold Group” means such part of the Group which, at the relevant time, has not been subject to a Completion;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and outside the European Union any Taxation levied by reference to added value or sales;

“Zinc Asset Transfer Agreement” means the agreement to be entered into between Ambase Prospecting (Namibia) (Proprietary) Limited and Skorpion Mining Company (Proprietary) Limited;

“Zinc Mining Businesses” means the zinc mining operations of the Lisheen Sale Group, BMM and the Namibia Sale Group; and

“Zinc Specific Third Party Contracts” has the meaning given to it in paragraph 6.6 of Schedule 13.

1.2	Rights and Liabilities of the Sellers

Each Seller shall only have rights and liabilities (including in relation to payment) under or in relation to a breach of this Agreement or the Tax Indemnity:

1.2.1	to the extent that those rights and liabilities or the relevant breach relate to or affect the Shares (including the relevant underlying Group Companies or their business(es)) agreed to be sold by it under this Agreement or otherwise arise in connection with the sale of those Shares to the Purchaser; and

1.2.2	on a several basis.

1.3	Modification etc. of Statutes

References to a statute or statutory provision include:

1.3.1	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.3.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.3.3	any subordinate legislation made from time to time under that statute or statutory provision which is in force at the date of this Agreement,

except to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability of a Seller or reduce its or their respective rights under this Agreement.

1.4	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.5	References to persons and companies

References to:

1.5.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.5.2	a company include any company, corporation or any body corporate, wherever incorporated.

1.6	References to subsidiaries and holding companies

The words “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.

1.7	Connected Persons

A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 1122 and 1123 of CTA 2010.

1.8	Accounts

Any reference to “audited statutory financial statements” shall include the directors’ and auditors’ reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned to be laid before that company in general meeting in respect of the accounting reference period in question.

1.9	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.10	Headings

Headings shall be ignored in interpreting this Agreement.

1.11	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.12	Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.13	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.14	References to Completion

Where this Agreement refers to circumstances or events at Completion or to periods before or after Completion, such references shall be construed as being to each Completion but only in relation to the Group Companies which are the subject of such Completion.

2	Agreements in respect of the Sale of the Shares

2.1	Sale and Purchase of Shares and BMM Claims

On and subject to the terms of this Agreement, the Sellers (each as to the Shares set out against its name in Schedule 1) and the Purchaser agree:

2.1.1	with respect to the sale and purchase of the BMM Shares and the BMM Claims, in the terms set out in Schedule 5;

2.1.2	with respect to the sale and purchase of the Lisheen Shares, in the terms set out in Schedule 6; and

2.1.3	with respect to the sale and purchase of the Namibia Shares, in the terms set out in Schedule 7.

3	Consideration

3.1	Amount of Share Consideration

The purchase price payable by the Purchaser to the Sellers in respect of the sale and purchase of the Shares and the BMM Claims under this Agreement shall be an amount in cash equal to:

3.1.1	in relation to the BMM Shares and the BMM Claims, the BMM Share Consideration;

3.1.2	in relation to the Lisheen Shares, the Lisheen Share Consideration; and

3.1.3	in relation to the Namibia Shares, the Namibia Share Consideration.

3.2	Amount of Intra-Group Indebtedness

In respect of the Intra-Group Indebtedness the Parties agree (subject to the terms and conditions of this Agreement) as follows:

3.2.1	in consideration for the assignment of the BMM Payables to the Purchaser, the Purchaser shall pay to the BMM Seller (for the account of the relevant members of the Sellers’ Group) an amount in cash equal to the aggregate of the BMM Payables;

3.2.2	the Purchaser shall procure the repayment in full by the Lisheen Group Entities of the Lisheen Payables;

3.2.3	in consideration for the assignment of the Namibia Payables to the Purchaser, the Purchaser shall pay to the Namibia Seller (for the account of the relevant members of the Sellers’ Group) an amount in cash equal to the aggregate of the Namibia Payables;

3.2.4	BMM Seller shall repay as agent on behalf of the relevant members of the Sellers’ Group the BMM Receivables (or procure their repayment) to BMM;

3.2.5	the Lisheen Seller shall repay as agent on behalf of the relevant members of the Sellers’ Group the Lisheen Receivables (or procure their repayment) to the relevant Lisheen Group Entity; and

3.2.6	the Namibia Seller shall repay as agent on behalf of the relevant members of the Sellers’ Group the Namibia Receivables (or procure their repayment) to the relevant Namibia Group Company.

3.3	Treatment of Payments by the Sellers

3.3.1	If any payment is made by any Seller to the Purchaser in respect of any claim for any breach of this Agreement, or pursuant to an indemnity, reimbursement or compensation provision (including a payment under Clause 5.3) under this Agreement or the Tax Indemnity, the payment shall be treated as an adjustment of the consideration paid by the Purchaser for the particular Shares (including the relevant underlying Group Companies or their businesses) to which the payment and/or claim relates under this Agreement and the consideration shall be deemed to have been reduced by the amount of such payment.

3.3.2	If:

(i)	the payment and/or claim relates to the Shares in more than one Company, it shall be allocated in a manner which reflects the economic impact of the matter to which the payment and/or claim relates on the relevant Shares (including the relevant underlying Group Companies or their businesses), failing which it shall be allocated rateably to the relevant Shares in the Companies concerned; or

(ii)	the payment and/or claim relates to no particular Shares in any Company, it shall be allocated rateably to all the Shares,

and in each case the consideration for the relevant Shares shall be deemed to have been reduced by the amount of such payment.

3.4	Payment of the Consideration and for Intra-Group Payables on Completion

3.4.1	On the relevant Completion Date, the Purchaser shall pay an amount in cash to the relevant Seller by wire transfer of immediately available funds in respect of the relevant Shares which is equal to the BMM Share Consideration, Lisheen Share Consideration or Namibia Share Consideration as the case may be.

3.4.2	In respect of the Intra-Group Payables, the Sellers and the Purchaser agree:

(i)	with respect to the BMM Payables, in the terms set out in Schedule 5;

(ii)	with respect to the Lisheen Payables, in the terms set out in Schedule 6; and

(iii)	with respect to the Namibia Payables, in the terms set out in Schedule 7.

4	Conditions

4.1	Anti-trust Conditions

The provisions of Schedule 5, Schedule 6 and Schedule 7 shall apply in respect of the relevant Anti-trust Conditions applicable to BMM Completion, Lisheen Completion and Namibia Completion, respectively.

4.2	Other Conditions to each Completion

In addition to the Anti-Trust Conditions applicable to a particular Completion, the provisions of Schedule 5, Schedule 6 and Schedule 7 shall apply in respect of the conditions applicable to BMM Completion, Lisheen Completion and Namibia Completion, respectively.

5	Pre-Completion

5.1	The Sellers’ Obligations in Relation to the Conduct of Business

Subject to Clause 5.2, each of the Sellers undertakes to use reasonable endeavours to procure that, between the date of this Agreement and the relevant Completion, in relation to the Unsold Group, each Group Company:

5.1.1	shall carry on its business as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement;

5.1.2	shall or shall procure that the relevant members of the Sellers’ Group shall maintain in force all existing insurance policies (in all material respects on the same terms and similar level of cover prevailing at the date of this Agreement) for the benefit of the Group until their expiration, save that the Sellers’ Group may amend the insurance policies maintained for the benefit of the Group if such amended policies are substantially the same as those generally applicable to the Sellers’ Group as a whole. The Sellers’ Group shall not be obliged to renew any insurance policy for the benefit of the Group, provided that if the Sellers’ Group purchases policies of insurance for the benefit of the Sellers’ Group as a whole in respect of any type of risk, then to the extent policies of insurance covering that type of risk are currently maintained for the benefit of the Group, the Sellers’ Group shall also include the Group as a beneficiary of such policies of insurance. The Sellers will notify the Purchaser in reasonable time if any currently existing policy will no longer be available in order to allow the Purchaser, acting on behalf of the Group Companies, sufficient opportunity either (i) to obtain alternative cover, in which case the Purchaser shall cover the increased cost of such cover, being the difference between the cost of the expiring insurance policy and the alternative cover, or (ii) to agree with the Sellers that they will cover any such increased costs, or (iii) to confirm that the insurance policy should not be renewed and the Purchaser and the Sellers agree to co-operate reasonably in this respect;

5.1.3	shall or shall procure that the relevant members of the Sellers’ Group make all claims under insurance policies existing for the benefit of the Group in relation to claims of Group Companies covered by such policies promptly and in accordance with the requirements of the relevant policy;

5.1.4	without prejudice to the generality of Clause 5.1.1, shall not do any of the following, in each case save as detailed, forecast or projected in the Information Memorandum, any documents provided to the Purchaser during or for the purposes of the Management Presentation or any Business Plan:

(i)	acquire or dispose of, or agree to acquire or dispose of, any material asset or material stock, or enter into or amend any agreement or incur any commitment to do so, in each case involving consideration, expenditure or liabilities in excess of US$ 10 million exclusive of VAT, other than (i) in the ordinary and usual course of business and (ii) where such expenditure or liabilities are, in the reasonable opinion of the relevant Seller, necessary to ensure the continuance of operations and/or production of any Group Company or preserve any asset of any Group Company;

(ii)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, other than an investment of US$ 10 million or less;

(iii)	create, allot or issue any share capital of any Group Company or any option to subscribe for the same;

(iv)	amend any Group Company’s articles of association or any of its other corporate documents;

(v)	create any Encumbrances over the Shares;

(vi)	purchase, redeem or reclassify the Shares or carry out any reduction or increase in the share capital of any Group Company;

(vii)	commence, cease or settle any litigation which is material in the context of the relevant Sale Group, other than for the ordinary recovery of trading debts or in respect of Tax;

(viii)	save as required by law and save in the ordinary and usual course of its business as carried on prior to the date of this Agreement:

(a)	make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee;

(b)	provide or agree to provide any gratuitous payment or benefit to any such person or any of his dependants which is not a Transaction Bonus Amount;

(c)	dismiss any Senior Employee other than for good cause; or

(d)	engage or appoint any additional Senior Employee;

(ix)	discontinue or amend any Group Retirement Benefit Arrangements to any material extent or commence to wind them up or terminate them or cause them to cease to admit new members;

(x)	communicate to any Relevant Employee any material plan, proposal or intention to discontinue, amend, wind up, terminate or, and save in the ordinary and usual course of its business as carried on prior to the date of this Agreement, exercise any discretion in relation to any Group Retirement Benefit Arrangements;

(xi)	pay any benefits under any of the Group Retirement Benefit Arrangements otherwise than in accordance with the terms of the documents governing such arrangements (and not under any discretionary power);

(xii)	enter into any guarantee, indemnity or other agreement to secure any obligation of or to a third party (not being a member of the same Sale Group as such Group Company) or create any Encumbrance over any of the Properties, other property, rights or assets of the Group Companies or any of the Shares other than;

(a)	rights and retention of title arrangements arising by operation of law in the ordinary course of business; or

(b)	Encumbrances over any property, rights or assets of any Group Company (not being a Property) created in the ordinary course of carrying on the business of such Group Company consistent with past practice;

(xiii)	settle an insurance claim in excess of US $10 million materially below the amount claimed;

(xiv)	save as required by law, make any change to its accounting practices or policies or amend its constitutional documents;

(xv)	make any material change to any of its methods, policies, principles or practices of Tax accounting or methods of reporting or claiming income, losses, or deductions for Tax purposes; enter into any agreement with any Tax Authority, or terminate or rescind any agreement with a Tax Authority that is in effect on the date of this Agreement; or amend any Tax Return in any material respect in each case to the extent that any of the foregoing could reasonably be expected to materially increase Tax liabilities of or reduce the availability of Purchaser Reliefs to, the members of the Sale Group (in aggregate) in a material manner following Completion save to the extent that the relevant matter or action (a) is consistent with the Accounts or with past practice of the relevant Group Company; (b) is undertaken in order to comply with any law or the published practice of any Tax Authority; or (c) the Group Company or the relevant Seller notifies the Purchaser in advance of the relevant matter or action, provides the Purchaser with a reasonable opportunity to comment on any relevant documents and takes into account the Purchaser’s reasonable and timely written comments (if any) in relation thereto. For the avoidance of doubt, nothing in this Clause shall restrict the rights of the Sellers or a Group Company to bring, resist or deal with any appeal, assessment or dispute in such manner as it sees fit;

(xvi)	dispose of, or agree to dispose of, any material Property, in whole or in part, or dispose of any interest in any Property.

5.1.5	shall in order for the Purchaser to prepare for carrying on the business of the Group Companies following Completion and upon the reasonable request of the Purchaser:

(i)	provide the Purchaser with access to any reasonably required Exploration Data;

(ii)	provide the Purchaser with access to any reasonably required data from the Books and Records (other than customer lists and sales information);

(iii)	allow the Purchaser to meet with the general manager and other members of management of each of the Group Companies; and

(iv)	allow the Purchaser to observe and familiarise itself with the operations and business of the Group Companies,

in each case with the consent of the Sellers (such consent not to be unreasonably withheld or delayed) and having regard to minimising the disruption that may be caused to the operations of the business;

5.1.6	shall not take any action that could result in the repayment of the BMM Shareholder Loan by BMM.

5.2	Exceptions

Clause 5.1 shall not apply in respect of and shall not operate so as to restrict or prevent (i) any act or omission or other matter as may be required to give effect to any provision of this Agreement or otherwise provided for in this Agreement (including, for the avoidance of doubt any Permitted Leakage or any matter provided for in Schedule 11) or the Tax Indemnity or (ii) any matter in respect of which the Purchaser has given its prior written consent (such consent not to be unreasonably withheld or delayed).

5.3	Leakage

5.3.1	Each Seller covenants and undertakes to the Purchaser that in the period from (and excluding) the Locked Box Date up to (and including) the relevant Completion Date:

(i)	it shall procure, to the extent it is able, that no Leakage from any Group Company shall occur;

(ii)	it shall procure that no Group Company has amended or will amend the terms of Indebtedness owed by it to the Sellers or any member of the Sellers’ Group (other than a member of the same Sale Group as such Group Company) to the benefit of the Sellers or any member of the Sellers’ Group (other than a member of the same Sale Group as such Group Company);

(iii)	it shall procure that none of the Sellers nor any member of the Sellers Group has agreed or committed to any Leakage,

except, in any case, as disclosed to the Purchaser prior to the date of this Agreement.

5.3.2

In the event of any Leakage from, but excluding, the Locked Box Date to, and including, the relevant Completion Date the relevant Seller shall within 5 Business Days of demand for payment thereof by the Purchaser pay to the Purchaser by way of an adjustment to the consideration for the relevant Shares an amount in cash equal to (on a $ for $ basis) the Losses with respect to the Leakage received by or given for the benefit of the Sellers or a member of the Sellers’ Group or any nominee or agent or any other person receiving any Leakage on behalf of any of the foregoing. Provided that the Purchaser shall not be entitled to demand payment of any Leakage as referred to in this Clause 5.3.2 to the extent that such Leakage has been deducted from (i) the BMM Share Value in arriving at the BMM Share

Consideration; (ii) the Lisheen Share Value in arriving at the Lisheen Share Consideration; or (iii) the Namibia Share Value in arriving at the Namibia Share Consideration.

5.3.3	No Seller shall be liable under this Agreement in respect of any Leakage unless a notice of such Leakage is given by the Purchaser to such Seller in writing within six months of the relevant Completion Date.

5.3.4	The Purchaser will pay to the relevant Seller an amount equal to any Taxation for which the relevant Group Company would otherwise have been accountable or liable which is actually reduced or extinguished as a result of any Leakage in respect of which a payment has been made to the Purchaser under Clause 5.3.2, provided that the Purchaser shall not be liable to make any payment under this Clause 5.3.4 to the extent that a payment has been made under either paragraph 3.4 of Schedule 5, paragraph 2.3 of Schedule 6 or paragraph 2.3 of Schedule 7 in respect of such Leakage. The due date for this payment will be thirty (30) Business Days after the date on which such Taxation is actually reduced or extinguished.

5.3.5	For the avoidance of doubt, save as provided in Clauses 5.3.2, and 5.3.3 and Clause 12.4.3, the liability of any of the Sellers under this Clause 5.3 shall not be limited, restricted or excluded in respect of any other provision of this Agreement including the provisions of Clause 12 (other than Clause 12.4.3).

5.4	Prospecting Licences

5.4.1	The BMM Seller shall use all reasonable endeavours to procure the transfer of the Prospecting Licences to BMM as soon as reasonably practicable after the date of this Agreement (including obtaining any approval required for the transfer from the Minister of Mineral Resources in terms of section 11 of the South African Mineral and Petroleum Resources Development Act, 28 of 2002).

5.4.2	The BMM Seller and the Purchaser shall consult in good faith as to preparation and lodgement of any application for approval required under Clause 5.4.1. With respect to an application to the Minister of Mineral Resources, the parties agree that the application shall be made by the BMM Seller and that the Purchaser shall coordinate the preparation and filing of the application and bear the relevant filing fee. The BMM Seller undertakes in favour of the Purchaser to comply with all reasonable requests by the Purchaser to sign all such documents and to do all such things as may be necessary from time to time to facilitate the compilation and lodgement of the application.

5.4.3

After BMM Completion the Purchaser shall procure that BMM shall, prior to the cancellation of the guarantees provided by or on behalf of the BMM Seller to the South African Department of Mineral Resources in respect of environmental rehabilitation obligations arising out of the prospecting activities and any ancillary activities conducted under the Prospecting Licences and the relevant environmental management plans in respect of the areas covered by the Prospecting Licences (together with any back-to-back guarantees or indemnities provided in relation thereto), provide replacement guarantees in accordance with the relevant legislation and in form and substance satisfactory to the BMM Seller, acting reasonably.

5.4.4	The BMM Seller covenants and agrees with the Purchaser, until such time as the Prospecting Licences are transferred to BMM (notwithstanding the occurrence of BMM Completion):

(i)	to use all reasonable endeavours to comply with all the material terms and conditions contained in the Prospecting Licences and the South African Mineral and Petroleum Resources Development Act, 28 of 2002, relating to the Prospecting Licences;

(ii)	to use all reasonable endeavours to maintain the Prospecting Licences in good standing, including meeting all minimum annual expenditure requirements required by the South African Department of Mineral Resources or lodging a valid application for an exemption with South African Department of Mineral Resources together with any prescribed fee and supporting documentation within the period required by the Mineral and Petroleum Resources Development Act, 28 of 2002 and using all of its reasonable endeavours to ensure that any such application is granted;

(iii)	not to relinquish or abandon the whole or any part of the Prospecting Licences without the Purchaser’s prior written consent (which may be withheld in its absolute discretion);

(iv)	not to enter into any discussions, negotiations, agreements (binding or otherwise) with any party other than BMM (or encourage, solicit or procure any party other than BMM to do any of those things) in relation to a sale of, or an option to sell, any Prospecting Licence in whole or part;

(v)	not to encumber, assign, charge or otherwise dispose of, or grant any rights over the Prospecting Licences other than to the Purchaser or BMM and

(vi)	to provide to the Purchaser, as soon as reasonably practicable, a copy of any material notice, communication, order or instruction received which relates to any Prospecting Licences and if any claim is made by any third party in connection with the Prospecting Licences to notify, as soon as reasonably practicable, the Purchaser in writing of the nature of the claim, provide all material information in the possession of the Group Companies and/or the Sellers to the Purchaser with respect to the claim and shall consult with the Purchaser as to an appropriate response to such claim and shall not admit, compromise or settle such claim without first obtaining the consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

5.5	Registration

The Sellers shall use all reasonable endeavours to procure that the Lisheen Group Entities ensure that registration of all the Property identified in Schedule 3 as pending registration in the names of the Lisheen Group Entities is completed as soon as reasonably practicable and in any event prior to the Lisheen Completion

Date and shall provide the Purchaser with confirmation from the relevant Land Registry of any such registration occurring prior to the Lisheen Completion Date.

5.6	ERM Collateral Warranty

The Sellers shall procure, as soon as reasonably practicable following the date of this Agreement, that ERM shall issue to the Seller an executed deed of collateral warranty in the name of the Purchaser to be delivered to the Purchaser on or prior to the relevant Completion Date substantially in the form of Schedule 4 to the Environmental Consultancy Agreement dated 18 January 2010 between the Sellers’ Lawyers and ERM, provided that the Sellers shall use their reasonable endeavours to procure any reasonable amendments to the form of the deed of collateral warranty that are requested by the Purchaser within 14 days of the date of this Agreement.

5.7	Zinc Specific Third Party Contracts

5.7.1	The Namibian Seller will use all reasonable endeavours to procure that Rosh Pinah Zinc Corporation executes the Gergarub Transfer Agreement prior to Completion and will procure that Ambase Prospecting (Namibia) (Proprietary) Limited and Skorpion Mining Company (Proprietary) Limited execute, the Gergarub Transfer Agreement on or prior to the earlier of (i) the third Namibian Business Day following such execution by Rosh Pinah Zinc Corporation or (ii) if previously executed by Rosh Pinah Zinc Corporation, the Namibia Completion Date.

5.7.2	The BMM Seller will, prior to the Namibia Completion Date, procure that Tecnicas Reunidas S.A. (“TR”) grants to Namzinc (Proprietary) Limited (the “Licencee”) a non-exclusive and non-transferable licence (the “Licence and Supply Agreement”) to use the Licensed Know-how for the purposes of the commercial practice of the Processes in the Plant, as carried on at the date of this Agreement and on terms that the Licensee shall not use the Processes or the Licensed Know-how for any purpose other than in accordance with such licence and other than for the purposes referred to above and otherwise subject to such other restrictions as are provided for in the existing terms on which TR has granted such a licence (the “Existing TR Licence”). Terms used (but not defined) in this Clause 5.7.2 and defined for the purposes of the Existing TR Licence shall have the same meaning in this Clause.

5.7.3	The Sellers will use all reasonable efforts to assign (or procure that the relevant member of the Sellers’ Group Company assigns) the Other Zinc Specific Third Party Contracts to the relevant Group Company prior to Completion and to the extent that any such contracts have not been assigned by Completion, will continue to use all reasonable endeavours after Completion to assign (or procure that the relevant member of the Sellers’ Group assigns) such contracts to the relevant Group Company as soon as practicable following Completion.

5.7.4	Pending any such assignment as is referred to in Clause 5.7.3 from and with effect from Completion, the relevant Seller shall:

(i)	hold such Other Zinc Specific Third Party Contracts on trust for the benefit of the Purchaser where so permitted by the terms of such contracts, or

(ii)	with respect to such Other Zinc Specific Third Party Contracts, sub-contract or procure that the relevant member of the Sellers’ Group sub-contracts to the Purchaser or a member of the Purchaser’s Group, where so permitted by the terms of such contract, on the same terms mutatis mutandis; or

(iii)	with respect to such Other Zinc Specific Third Party Contracts, do each such act as the Purchaser may reasonably request to enable the performance of such contract and provide the Purchaser with the benefits of such contract including using reasonable endeavours (at the cost of the Purchaser) to enforce the rights of the Seller or the relevant member of the Sellers’ Group against another party to such contract.

5.7.5	For the purposes of this Clause 5.7 “Other Zinc Specific Third Party Contracts” means the Zinc Specific Third Party Contracts other than the Gergarub Transfer Agreement and the Licence and Supply Agreement.

6	Completion

6.1	Date and Place

Subject to Clause 4.1:

6.1.1	the BMM Completion shall take place on the tenth BMM Business Day following the fulfilment of the BMM Conditions;

6.1.2	the Lisheen Completion shall take place on the later of: (i) 31 December 2010 (or such earlier date as the Lisheen Seller shall notify to the Purchaser); and (ii) the tenth Lisheen Business Day following the fulfilment of the Lisheen Condition; and

6.1.3	the Namibia Completion shall take place on the tenth Namibia Business Day following the fulfilment of the Namibia Conditions,

in each case, at the offices of the Sellers’ Lawyers at 10.00 am (London time) or at such other location, time or date as may be agreed between the relevant Sellers and the Purchaser.

6.2	Completion Events

6.2.1	On each Completion Date, the parties shall comply with their respective obligations specified in Schedule 9 in relation to the Group Companies which are the subject of such Completion.

6.2.2	The relevant Seller may waive some or all of the obligations of the Purchaser as set out in Schedule 9 and the Purchaser may waive some or all of the obligations of the relevant Seller as set out in Schedule 9.

6.3	Breach of Completion Obligations

If any party fails to comply with any material obligation in Schedule 9, the Purchaser, in the case of non-compliance by any relevant Seller, or the relevant Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Purchaser or the relevant Seller, as applicable, served on the Completion Date:

6.3.1	to effect the relevant Completion so far as practicable having regard to the defaults which have occurred and without limiting its rights under this Agreement; or

6.3.2	to fix a new date for the relevant Completion (being not more than 20 BMM Business Days, 20 Lisheen Business Days or 20 Namibia Business Days (as the case may be) after the agreed date for the BMM Completion, the Lisheen Completion and the Namibia Completion respectively) in which case the provisions of this Clause 6 and Schedule 9 shall apply to that Completion as so deferred but provided such deferral may only occur once.

7	Share Schemes

The provisions of Schedule 10 apply in respect of the Share Schemes.

8	Covenants in respect of certain Relevant Individuals and other matters

The provisions of Schedule 11 apply in respect of certain Relevant Individuals.

9	Transitional Arrangements

The provisions of Schedule 19 shall apply with respect to transitional services to be provided by members of the Sellers’ Group to the Group Companies.

10	Other Post-Completion Obligations

10.1	The provisions of Schedule 12 apply in respect of the Purchaser’s obligations following a relevant Completion.

10.2	The provisions of Schedule 16 shall apply in respect of the Purchaser’s obligations in respect of environmental matters.

10.3	Without prejudice to any other rights or remedies which any party may have, the Purchaser acknowledges and agrees that damages would not be an adequate remedy for any breach by it of the provisions set out in Schedule 12 and the Sellers shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision by the Purchaser or any other relevant person.

11	Warranties

11.1	The Sellers’ Warranties

11.1.1	The Sellers warrant to the Purchaser that the statements set out in Schedule 13 are true and accurate as of the date of this Agreement.

11.1.2	Each Seller gives the Sellers’ Warranties only to the extent that the Sellers’ Warranties or a breach of the Sellers’ Warranties relate to or affect the Shares (including the relevant Group Companies or their underlying businesses) it agrees to sell under this Agreement.

11.1.3	The only Sellers’ Warranties given:

(i)	in respect of the Properties are those contained in paragraphs 4.1, 6.4, 8, 9, 10.6, 11 and 13 of Schedule 13 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of the Properties;

(ii)	in respect of Intellectual Property are those contained in paragraphs 5.1 and 11 of Schedule 13 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of Intellectual Property;

(iii)	in respect of Information Technology and data protection are those contained in paragraphs 5.2, 5.3, 6.4 and 11 of Schedule 13 respectively and each of the other Sellers’ Warranties shall be deemed not to be given in respect of Information Technology or data protection;

(iv)	in respect of employment or pension matters are those contained in paragraph 7 of Schedule 13 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of such matters;

(v)	in respect of the Environment or Environmental Law are those contained in paragraphs 6.4 and 10 of Schedule 13 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of the Environment or Environmental Law; and

(vi)	in respect of Tax are those contained in paragraph 13 of Schedule 13 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of Tax.

11.1.4	The Purchaser acknowledges and agrees that none of the Sellers gives or makes any representations and, except as expressly provided under the Sellers’ Warranties, none of the Sellers gives or makes any warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any member of the Purchaser’s Group or any of its directors, officers, employees, agents or advisers on or prior to the date of this Agreement, including during meetings, site visits, negotiations and in the Information Memorandum, any Management Presentation and the documents provided in the Data Room.

11.1.5	Any Sellers’ Warranty qualified by the expression “as far as the Sellers are aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the persons whose names are set out in Part 1 of Schedule 14 and such persons shall have no obligation to make any further enquiries into the accuracy of the Sellers’ Warranties.

11.2	Sellers’ Disclosures

11.2.1	The Sellers’ Warranties are subject to and limited by the following matters:

(i)	any matter which is contained in or referred to in this Agreement;

(ii)	any matter which is Fairly Disclosed:

(a)	in the Disclosure Letters; or

(b)	in the documents provided in the Data Room;

(iii)	all matters which would be revealed by making a search two (2) Business Days prior to the date of this Agreement on the public file for the previous three (3) years at:

(a)	the Companies Registration Office, Judgments Office, High Court Central Office and Sherriffs’ searches in Ireland; and

(b)	the Companies and Intellectual Property Registration Office in South Africa;

(iv)	all matters in respect of the Properties which would be revealed by making enquiries or a search two (2) Business Days prior to the date of this Agreement at:

(a)	the Land Registry and the Registry of Deeds in Ireland; and

(b)	the Office of the Registrar of Deeds in South Africa;

(v)	all matters in respect of the Properties which would be revealed by making enquiries or a search on 12 April 2010 at the Deeds Registry at the Ministry of Lands and Resettlements in Namibia;

(vi)	all matters Fairly Disclosed in the Information Memorandum and during the Management Presentation, and

(vii)	all matters Fairly Disclosed in the Q and A Schedule.

11.2.2	References in the Disclosure Letters to paragraph numbers shall be to the paragraphs in Schedule 13 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Sellers’ Warranties as a whole.

11.3	Sellers’ Warranties at Completion

Subject to Clause 11.2, the Sellers further warrant to the Purchaser that the Sellers’ Warranties contained in paragraphs 1.1, 1.3, 15, 16 of Schedule 13 will be true and accurate in all respects at the relevant Completion Date as if they had been repeated at that Completion Date in relation to the Relevant Companies.

11.4	Purchaser’s Warranties

The Purchaser and Purchaser’s Guarantor hereby warrant to the Sellers that the statements set out in Schedule 15 are true and accurate as at the date of this Agreement.

11.5	The Seller’s Waiver of Rights against the Group

Save in the case of fraud or wilful concealment, each of the Sellers undertake to the Purchaser and to the Group Companies and their respective directors, officers and agents and to the Relevant Employees to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers or agents or the Relevant Employees in connection with assisting the Seller in the giving of any Seller’s Warranty or the preparation of the Disclosure Letters and the Tax Indemnity.

12	Limitation of Sellers’ Liability

12.1	Time Limitation for Claims

No Seller shall be liable under this Agreement or the Tax Indemnity in respect of any claim unless a notice of the claim is given by the Purchaser to such Seller setting out the matters specified in Clause 13.2 or Clause 6.1 of the Tax Indemnity (as applicable):

12.1.1	in the case of any claim under paragraph 13 of Schedule 13 (Tax Warranties) or under the Tax Indemnity, within six years following the relevant Completion Date;

12.1.2	in the case of any claim under paragraph 10 of Schedule 13 (Environmental Warranties), within 2 years following the Completion Date;

12.1.3	in the case of any claim under paragraph 6.7 of Schedule 13, within 3 years following the BMM Completion Date; and

12.1.4	in the case of any other claim, within 12 months following the relevant Completion Date,

except that there shall be no time limitation for giving notice of any claim under paragraphs 1.1.1, 1.1.2, 1.1.3, 1.1.4, 1.1.5, 15.1.1, 15.1.2, 15.1.3 and 15.1.4 of Schedule 13 and except that this Clause 11.1 shall not apply to claims made under Schedule 16.

12.2	Minimum Claims

Save with respect to the Sellers’ Warranties under paragraphs 1.1.1, 1.1.2, 1.1.3, 1.1.4, 1.1.5, 15.1.1, 15.1.2, 15.1.3 and 15.1.4 of Schedule 13, no Seller shall be liable under this Agreement or the Tax Indemnity in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 12.2) in respect of any such claim or series of claims does not exceed US$1.5 million.

12.3	Aggregate Minimum Claims

12.3.1	Save with respect to the Sellers’ Warranties under paragraphs 1.1.1, 1.1.2, 1.1.3, 1.1.4, 1.1.5, 15.1.1, 15.1.2, 15.1.3 and 15.1.4 of Schedule 13, no Seller shall be liable under this Agreement or the Tax Indemnity in respect of any claim unless the aggregate amount of all claims for which the Sellers would otherwise be liable in respect of any such claims (disregarding the provisions of this Clause 12.3) exceeds US$15 million.

12.3.2	Where the liability agreed or determined in respect of all claims referred to in Clause 12.3.1 exceeds US$15 million, the Sellers shall be liable for the aggregate amount of the claim or series of claims as agreed or determined.

12.4	Maximum Liability

12.4.1	The aggregate liability of the Sellers in respect of a breach of the Sellers’ Warranty contained in paragraph 6.6.3 of Schedule 13 shall not exceed US$25m.

12.4.2	The aggregate liability of the Sellers in respect of all claims under this Agreement (other than a breach of any Sellers’ Warranty contained in paragraphs 1.1.1, 1.1.2, 1.1.3, 1.1.4, 1.1.5, 15.1.1, 15.1.2, 15.1.3 and 15.1.4 of Schedule 13 but including claims under Schedule 16), shall not exceed 15 per cent. of the amount received by the Sellers pursuant to Clause 3.1.

12.4.3	The aggregate liability of the Sellers in respect of all claims under this Agreement (including for the avoidance of doubt all claims in respect of a breach of any Sellers’ Warranty, including those contained in paragraph 1.1.1, 1.1.2, 1.1.3, 1.1.4, 1.1.5, 15.1.1, 15.1.2, 15.1.3 and 15.1.4 of Schedule 13 and all claims under Clauses 5.3, Schedule 10 and Schedule 16) and all claims under the Tax Indemnity (including, for the avoidance of doubt, any additional payment due under Clause 17.15.1 or Clause 17.15.2 in respect of such claims) shall not exceed 100 per cent. of the amount received by the Sellers pursuant to Clause 3.1 and the aggregate liability of any individual Seller shall not exceed such percentage of the amount received by the relevant Seller pursuant to Clause 3.1.

12.5	Contingent Liabilities

No Seller shall be liable under this Agreement or the Tax Indemnity in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this Clause shall not operate to avoid a claim made in respect of a contingent liability which claim is notified within the time limit therefor specified in Clause 12.1 and specifying the matters in relation to such claim set out in Clause 13.2.

12.6	Losses

No Seller shall be liable under this Agreement or the Tax Indemnity in respect of any loss of production, loss of profit, loss of revenue, loss of contract, loss of goodwill, loss of claim or any indirect or consequential losses.

12.7	Provisions

No Seller shall be liable under this Agreement in respect of any claim if and to the extent that allowance, provisions or reserve is made in the Audited Accounts for the matter giving rise to the claim. This Clause 12.7 shall not apply to a claim under Schedule 16 unless the allowance, provision or reserve is specifically made in respect of the matter for which such claim is being made.

12.8	Matters Arising Subsequent to this Agreement

No Seller shall be liable under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance or any Losses arising therefrom, to the extent that it is a result of:

12.8.1	Agreed matters

Any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or the Tax Indemnity or otherwise at the request in writing or with the approval in writing of the Purchaser (including, for the avoidance of doubt, any action not taken by any Seller as a result of the Purchaser not approving any action which any Seller or any Group Company proposes to take under Clause 5.1).

12.8.2	Acts of the Purchaser

Any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group, the Group Companies or their respective directors, officers, employees or agents or successors in title, after the relevant Completion Date, other than:

(i)	in carrying on the business of the Group in the ordinary and usual course as carried on prior to the date of this Agreement and in accordance with Good Industry Practice; or

(ii)	as is necessary to implement a legally binding commitment to which the Group is subject on or prior to the Completion Date.

12.8.3	Changes in legislation

(i)	The passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any Governmental Authority including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; or

(ii)	any change after the date of this Agreement of any judicial interpretation or application of any legislation.

12.8.4	Accounting and Taxation Policies

Any change in accounting or Taxation policy, bases or practice of:

(i)	the Group Companies introduced or having effect after the date of this Agreement and prior to Completion where any such change is necessary in order to implement any change in the law or Relevant Accounting Standards applicable to the relevant Group Company as at the date of this Agreement; or

(ii)	the Purchaser or the Group Companies introduced or having effect after the Completion Date unless such change is necessary in order to comply with the law or Relevant Accounting Standards applicable to the relevant Group Company as at the date of this Agreement.

12.9	Insurance

No Seller shall be liable under this Agreement in respect of any claim to the extent that the Losses in respect of which such claim is made (i) are covered by a policy of insurance (in the case of a claim arising prior to Completion, subject to the Sellers complying with their obligations under Clause 5.1.3) or (ii) would have been covered if a policy of insurance for the benefit of the Group Companies in force at the relevant Completion Date had been maintained on no less favourable terms.

12.10	Net Financial Benefit

No Seller shall be liable under this Agreement in respect of any Losses suffered by the Purchaser or any Group Company to the extent of any corresponding savings by or net quantifiable financial benefit to the Purchaser or any Group Company arising directly from such Losses or the facts giving rise to such Losses (for example, without limitation, where the amount (if any) by which any Taxation for which the Purchaser or any Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability) but having regard to any unavoidable delay which may be experienced in enforcing or utilising such saving or net financial benefit.

12.11	Purchaser’s Actual Knowledge

The Sellers shall not be liable in respect of any claim for breach of this Agreement (including without limitation a breach of a Sellers’ Warranty) to the extent that the Purchaser has actual knowledge of such breach or the facts forming the basis of such breach at the date of this Agreement. For the purposes of this Clause 12.11 references to the Purchaser’s actual knowledge shall be deemed to refer to the knowledge of the persons named in Part 2 of Schedule 14.

12.12	Mitigation of Losses

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

12.13	Purchaser’s Right to Recover

12.13.1	Recovery for Actual Liabilities

No Seller shall be liable under this Agreement unless and until the liability in respect of which the claim is made has become due and payable.

12.13.2	Prior to Recovery from the Sellers etc.

If, before any Seller pays an amount in discharge of any claim under this Agreement, the Purchaser or any Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall procure that, before steps are taken to enforce a claim against the relevant Seller following notification under Clause 13.2, all reasonable steps are taken to enforce such recovery and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

12.13.3	Following Recovery from the Sellers etc.

If any Seller has paid an amount in discharge of any claim under this Agreement and the Purchaser or any Group Company is or becomes entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the relevant Seller shall be subrogated to all rights that the Purchaser or any Group Company has or would otherwise have in respect of the claim against the third party or, if subrogation is not possible, the Purchaser shall procure that all steps are taken as the relevant Seller may reasonably require to enforce such recovery and shall, or shall procure that, the Purchaser or any Group Company, as the case may be, shall pay to the relevant Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery or if less (ii) the amount previously paid by the relevant Seller to the Purchaser less any Taxation attributable to it.

12.14	Double Claims

The Purchaser shall not be entitled to recover from any Seller under this Agreement or the Tax Indemnity more than once in respect of the same Losses suffered and, without prejudice to the generality of the foregoing, no Seller shall be liable in respect of any claims for Leakage (including whether under the Sellers’ Warranties or otherwise) where a payment has been validly made to the Purchaser pursuant to Clause 5.3 or:

12.14.1	any breach of this Agreement if and to the extent that the Losses resulting from or connected with such breach are or have been included in a claim under the Tax Indemnity which has been satisfied; or

12.14.2	a claim under the Tax Indemnity if and to the extent that the Losses in respect of which such claim was made are or have been included in a claim for breach of this Agreement which has been satisfied.

12.15	Fraud

None of the limitations contained in this Clause 12 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud or wilful concealment by any Seller, any Group Company or any of their respective directors, officers, employees or agents.

12.16	Tax

The liability of the Sellers in respect of any claim for breach of a Tax Warranty shall be subject to the limitations set out in the Tax Indemnity and the limitations in Clause 12 shall, in addition, apply to any claim for breach of a Tax Warranty where expressly stated or where such limitation is stated to apply to claims under the Tax Indemnity.

13	Claims

13.1	Notification of Potential Claims

If the Purchaser becomes aware of any fact, matter or circumstance that may give rise to a claim under this Agreement (excluding claims for breach of a Tax Warranty), the Purchaser shall, no later than 20 days after becoming aware of the same, give a notice in writing to the Sellers setting out such information as is available to the Purchaser so as to enable the Sellers to assess the merits of the claim, to act to preserve evidence and to make such provision as the Sellers may consider necessary. Failure to give notice under this Clause 13.1 within such period shall not, without prejudice to Clause 12.1, affect the rights of the Purchaser under this Agreement except to the extent that a Seller is prejudiced by such failure.

13.2	Notification of Claims under this Agreement

Notices of claims under this Agreement (excluding claims for breach of a Tax Warranty) shall be given by the Purchaser to the Sellers within the time limits specified in Clause 13.1, specifying full information in relation to the legal and factual basis of the claim and the evidence on which the claiming party relies and, if practicable, an estimate of the amount of Losses or other liabilities or potential liabilities (including in relation to Taxation) which are, or are to be, the subject of the claim (including any Losses or other liabilities or potential liabilities (including in relation to Taxation) which are contingent on the occurrence of any future event).

13.3	Commencement of Proceedings

Any claim notified pursuant to Clause 13.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the notice is given pursuant to Clause 13.2 or, in the case of any contingent liability, six months after such contingent liability becomes an actual liability and is due and payable unless legal proceedings in respect of it (i) have been commenced by being both issued and served and (ii) are being and continue to be pursued with reasonable diligence.

13.4	Investigation by the Sellers

In connection with any matter or circumstance that may give rise to a claim against any Seller under this Agreement (excluding claims for breach of a Tax Warranty):

13.4.1	the Purchaser shall allow, and shall procure that the Group Companies allow, any Seller and their financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim;

13.4.2	the Purchaser and the Group Companies shall disclose to the Sellers all material of which the Purchaser or the Group Companies are aware which relates to the claim and shall procure that any other relevant members of the Purchaser’s Group shall, give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records, as the Sellers or their financial, accounting or legal advisers may reasonably request, subject to the Sellers agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question; and

13.4.3	the Purchaser shall allow the Sellers to remedy or rectify the matter or circumstance alleged to give rise to such claim, to the extent possible, within 20 Business Days of receipt of either a potential claim notice given pursuant to Clause 13.1 or a notice of claim given pursuant to Clause 13.2.

13.5	Conduct of Third Party Claims

If the matter or circumstance that may give rise to a claim against any Seller under this Agreement (excluding claims for breach of a Tax Warranty) is a result of or in connection with a claim by or liability to a third party (a “Third Party Claim”) then without prejudice to any relevant rights of the insurers of the Purchaser’s Group:

13.5.1	no admissions in relation to the Third Party Claim shall be made by or on behalf of the Purchaser or any other member of the Purchaser’s Group and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of the relevant Seller;

13.5.2	the Purchaser shall consult with the relevant Seller in relation to the conduct of the Third Party Claim and take reasonable account of the views of the relevant Seller before taking any action in relation to the Third Party Claim;

13.5.3	subject to the Sellers indemnifying the Purchaser or other members of the Purchaser’s Group concerned against any costs or expenses in respect of taking such action and any Losses incurred by such persons as a result of taking any such action without the prior consent of the Purchaser (such consent not to be unreasonably withheld or delayed), the relevant Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals;

13.5.4	subject to the Sellers indemnifying the Purchaser or other members of the Purchaser’s Group concerned against any costs or expenses in respect of taking such action and any Losses incurred by such persons as a result of taking any such action without the prior agreement of the Purchaser (such agreement not to be unreasonably withheld or delayed), the Purchaser shall, or the Purchaser shall procure that any other members of the Purchaser’s Group shall, take such action as the relevant Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim;

13.5.5	the Purchaser shall, and the Purchaser shall procure that any other members of the Purchaser’s Group shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance including access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records, as the relevant Seller may reasonably request, including instructing such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned, but in accordance with the relevant Seller’s instructions; and

13.5.6	the Sellers shall keep the Purchaser reasonably informed of all material matters relating to any Third Party Claim in respect of which it is conducting proceedings as referred to in Clause 13.5.3 and shall promptly forward or procure to be forwarded to the Purchaser copies of all material correspondence and other material written communications relating to any such claim unless, in the opinion of the Sellers (acting reasonably) any privilege existing in any such materials would thereby be lost.

14	Release of Guarantees

14.1	The Purchaser shall use reasonable endeavours to procure by the Completion Date or, to the extent not done by the Completion Date as soon as reasonably practicable thereafter, the release of the Sellers or any member of the Sellers’ Group from any securities, guarantees or indemnities specified in paragraph 2.1.7 of Schedule 9 given by or binding upon the Sellers or any member of the Sellers’ Group or any person connected with any of them in respect of any liability of any Group Company by providing to the beneficiary of the securities, guarantees or indemnities an alternative company or bank guarantee or other security arrangement reasonably acceptable to such beneficiary. Pending such release, the Purchaser shall indemnify the Sellers and any member of the Sellers’ Group against all amounts paid by any of them pursuant to any such securities, guarantees and indemnities in respect of such liability of any Group Company.

14.2	The Sellers shall use reasonable endeavours to procure by the Completion Date or, to the extent not done by the Completion Date as soon as reasonably practicable thereafter, the release of each Group Company from any securities, guarantees or indemnities given by or binding upon the Group Companies or any member of the Group in respect of any liabilities of the Sellers or any member of the Sellers’ Group which do not relate to the business of the Group Companies or any liability which is a liability of a Group Company. Pending such release, the Sellers shall indemnify the Group Companies against all amounts paid by any of them pursuant to any such securities, guarantees and indemnities in respect of such liability of the Sellers.

15	Guarantees

15.1	The Purchaser’s Guarantee

15.1.1	The Purchaser’s Guarantor unconditionally and irrevocably guarantees to each Seller (to the extent it is a beneficiary of an obligation of the Purchaser or any Purchaser’s Assignee) the due and punctual performance and observance by the Purchaser or any Purchaser’s Assignee of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement and the Tax Indemnity (the “Purchaser’s Guaranteed Obligations”).

15.1.2	If and whenever the Purchaser or any Purchaser’s Assignee defaults for any reason whatsoever in the performance of any of the Purchaser’s Guaranteed Obligations, the Purchaser’s Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchaser’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and the Tax Indemnity and so that the same benefits shall be conferred on each relevant Seller as it would have received if the Purchaser’s Guaranteed Obligations had been duly performed and satisfied by the Purchaser or any Purchaser’s Assignee.

15.1.3	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Purchaser’s Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which any Seller may now or hereafter have or hold for the performance and observance of the Purchaser’s Guaranteed Obligations.

15.1.4	As a separate and independent obligation the Purchaser’s Guarantor agrees that any of the Purchaser’s Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser or any Purchaser’s Assignee by reason of any legal limitation, disability or incapacity on or of the Purchaser or any Purchaser’s Assignee or any other fact or circumstances (other than any limitation imposed by this

Agreement or the Tax Indemnity) shall nevertheless be enforceable against and recoverable from the Purchaser’s Guarantor as though the same had been incurred by the Purchaser’s Guarantor and the Purchaser’s Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser’s Guarantor on demand.

15.1.5	The liability of the Purchaser’s Guarantor under this Clause 15.1:

(i)	shall not be released or diminished by any variation of the Purchaser’s Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Purchaser’s Guaranteed Obligations or any granting of time for such performance; and

(ii)	shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

15.2	The Sellers’ Guarantee

15.2.1	The Sellers’ Guarantor unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance and observance by each of the Sellers of all their respective obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement and the Tax Indemnity (the “Sellers’ Guaranteed Obligations”).

15.2.2	If and whenever any Seller defaults for any reason whatsoever in the performance of any of the Sellers’ Guaranteed Obligations, the Sellers’ Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Sellers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and the Tax Indemnity and so that the same benefits shall be conferred on the Purchaser as it would have received if the Sellers’ Guaranteed Obligations had been duly performed and satisfied by the Sellers.

15.2.3	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Sellers’ Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser may now or hereafter have or hold for the performance and observance of the Sellers’ Guaranteed Obligations.

15.2.4	As a separate and independent obligation the Sellers’ Guarantor agrees that any of the Sellers’ Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity on or of the Seller or any other fact or circumstances (other than any limitation imposed by this Agreement or the Tax Indemnity) shall nevertheless be enforceable against and recoverable from the Sellers’ Guarantor as though the same had been incurred by the Sellers’ Guarantor and the Sellers’ Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Sellers’ Guarantor on demand.

15.2.5	The liability of the Sellers’ Guarantor under this Clause 15.2:

(i)	shall not be released or diminished by any variation of the Seller’s Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Sellers’ Guaranteed Obligations or any granting of time for such performance; and

(ii)	shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

15.3	Sellers’ Guarantor

In the event that: (i) the Sellers’ Guarantor ceases to be a wholly owned subsidiary of Anglo American Plc; or (ii) the financial condition of the Seller’s Guarantor materially deteriorates such that its net assets falls below 50 per cent. of the net assets as set out in its audited accounts for the financial year ended 31 December 2009, the Sellers shall notify the Purchaser in reasonable time prior to the occurrence of either (i) or (ii) and promptly procure another entity within the Sellers’ Group, such entity to be agreed to by the Purchaser, acting reasonably (the “New Sellers’ Guarantor”), to be the Sellers’ Guarantor for the purposes of this Agreement and the Tax Indemnity. The Sellers shall procure that the New Sellers’ Guarantor execute a deed of adherence in substantially the form set out in Schedule 17.

16	Confidentiality

16.1	Announcements

Pending the relevant Completion, in relation to the Unsold Group no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Sellers’ Group or any member of the Purchaser’s Group without the prior written approval of the Sellers and the Purchaser. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of any Seller or any member of the Sellers’ Group or the Purchaser or any member of the Purchaser’s Group are listed but the party with an obligation to make an announcement or issue a circular (or a member of whose group is under such an obligation) shall consult with the other parties insofar as is reasonably practicable before complying with such an obligation.

16.2	Confidentiality

16.2.1	This Clause 16 shall be without prejudice to the Confidentiality Agreement which shall continue notwithstanding this Agreement.

16.2.2	Subject to Clauses 16.1 and 16.2.3:

(i)	each of the parties shall treat as strictly confidential and not disclose (other than to those within the Sellers’ Group or Purchaser’s Group) or use any information received or obtained as a result of entering into this Agreement (or any agreement, deed or document entered into pursuant to this Agreement) which relates to:

(a)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; or

(b)	the negotiations relating to this Agreement (and any such other agreements);

(ii)	neither the Sellers nor the Purchaser shall in any manner use, copy, reproduce or disclose, and shall take reasonable action to secure against theft, loss or unauthorised disclosure, the information received or obtained as a result of entering into this Agreement;

(iii)	each of the Sellers shall treat as strictly confidential and not disclose or use any information relating to the Group Companies following Completion (save for the purpose of the Sellers or a member of the Sellers’ Group producing historical accounts) and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; and

(iv)	the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Sellers’ Group including, prior to Completion, the Group Companies.

16.2.3	This Clause 16.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any Seller or any member of the Sellers’ Group or the Purchaser or any member of the Purchaser’s Group are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Sellers’ Group or the Purchaser’s Group);

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in any party to this Agreement;

(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(iv)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(v)	the disclosure is made to professional advisers or actual or potential financiers of any member of the Sellers’ Group or the Purchaser and on terms that such professional advisers or actual or potential financiers undertake to comply with the provisions of Clause 16.2.2 in respect of such information as if they were a party to this Agreement;

(vi)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(vii)	the disclosure or use is required to allow a party to satisfy the public financial reporting requirements applicable to it as required by the relevant regulatory body;

(viii)	the disclosure or use is required (in the opinion of the BMM Seller) for the purposes of complying with the provisions of Schedule 5;

(ix)	the other party has given prior written approval for the disclosure or use; or

(x)	the information is independently developed after Completion,

provided that prior to disclosure or use of any information pursuant to this Clause 16.2.3(i) or (iii) the parties concerned shall, to the extent it is lawful and practical to do so, promptly notify the other parties of such requirement with a view to providing those other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

17	Other Provisions

17.1	Anglo name

17.1.1	The Purchaser undertakes that on and with effect from the date which is 90 days after Namibia Completion, the word “ANGLO” shall not appear on the Namibia Ingots or the related brand on the London Metal Exchange.

17.1.2	Without prejudice to Clause 17.1.1, the Purchaser shall procure that, within 90 days after a Completion Date, if any Acquired Company has a company name which consists of or incorporates the name “ANGLO” or any other trade mark which is owned by any member of the Sellers’ Group or which, in the reasonable opinion of the Sellers, is confusingly similar thereto, it shall change its company name to one which does not include such name or mark.

17.1.3	Without prejudice to Clause 17.1.1 the Purchaser shall procure that, within 60 days after a Completion Date, each Acquired Company shall cease to use, and shall remove from all business materials (including letterheads, invoices, websites, stationery, advertising and marketing materials, uniforms, signs and vehicles), the mark “ANGLO” or any other trade or service name or mark, business name, logo or domain name registered in the name of, or owned by, any member of the Sellers’ Group and any mark, name or logo which, in the reasonable opinion of the Sellers, is confusingly similar to any of them.

17.1.4	Without prejudice to Clause 17.1.1, the Purchaser shall:

(i)	during the 60 day period from a Completion Date, use all best endeavours to procure that, whenever any business materials are provided by it or the Acquired Companies to any person, any references to the mark “ANGLO” or any other trade or service name or mark, business name, logo or domain name registered in the name of or owned by any member of the Sellers’ Group, shall be concealed and/or a separate note attached which makes it clear that the Acquired Companies have no relationship and are not in any way connected to any member of the Sellers’ Group or its business; and

(ii)	not do anything which is detrimental or prejudicial to the mark “ANGLO”, or to the reputation of the Sellers’ Group.

17.1.5	If the Purchaser fails to comply with its obligations under Clauses 17.1.1 to 17.1.4, the Purchaser shall indemnify the Sellers (each on its own behalf and, to the extent relevant, together as trustees for each other member of the Sellers’ Group) against any and all claims, losses, damages, payments, costs, liabilities and expenses brought against or suffered or incurred by any of them.

17.2	Shared Exploration Data

The Purchaser agrees that, following Completion, the Sellers shall have the right to retain and use copies of the Shared Exploration Data and distribute the Shared Exploration Data within the Sellers’ Group for such purposes as they may in any circumstance in their absolute discretion, deem appropriate. Where, at any time following Completion, any Shared Exploration Data is held by a member of the Sellers’ Group and such company leaves the Sellers’ Group, the relevant Seller undertakes to use reasonable endeavours to procure that, upon leaving the Sellers’ Group, the relevant company returns the Shared Exploration Data to the relevant Seller.

17.3	Transaction Bonuses

17.3.1	On and subject to the terms and conditions of this Clause 17.3, the relevant Seller shall indemnify the Purchaser against all Losses arising from the payment by the relevant Group Company of any or all of the Transaction Bonus Amounts.

17.3.2	If any Specified Transaction Bonus Amount becomes payable at the discretion of the Sellers, or any Transaction Bonus Amount payable by a Group Company has not been paid prior to the Completion applicable to that Group Company, the Sellers shall notify the Purchaser in writing of the relevant Transaction Bonus Amount payable by the relevant Group Company as soon as practicable, and in any event not later than ten (10) Business Days before such amount falls due for payment.

17.3.3	The relevant Seller shall pay to the Purchaser an amount equal to the cost to the relevant Group Company of paying the relevant Transaction Bonus Amount (in the amount required to satisfy the payment obligations notified to the Purchaser) before the relevant Group Company makes any such payments either to the Transaction Bonus Employee or to the Tax Authorities. Within five (5) Business Days of making any payment, the Purchaser will provide to the Sellers sufficient written evidence of all payments made by the relevant Group Companies regarding the relevant Transaction Bonus Amount.

17.3.4	The Purchaser shall not be entitled to recover from a relevant Seller any amount under Clauses 17.3.1 or 17.3.3 to the extent that such amount represents a BMM Accrued Transaction Bonus Amount, a Lisheen Accrued Transaction Bonus Amount or a Namibia Accrued Transaction Bonus Amount.

17.3.5

In circumstances where the Seller has made payment to the Purchaser of an amount in respect of a Transaction Bonus Amount under Clause 17.3.3, the Purchaser will pay to the relevant Seller an amount equal to any Taxation for which the relevant Group Company would otherwise have been accountable or liable which is actually reduced or extinguished as a result of the payment of that Transaction Bonus Amount either to the Transaction Bonus Employee or to the Tax Authorities. The due date for this payment will be thirty (30) Business Days after the date on which such Taxation is actually reduced or extinguished.

17.3.6	None of the limitations contained in Clauses 12.1, 12.2 and 12.3 of this Agreement shall apply in respect of the Sellers’ undertakings in this Clause 17.3.

17.3.7	The Purchaser will procure that any withholdings or deductions for or on account of Tax relating to the Transaction Bonus Amounts are paid over to the relevant authorities as required by law. The Transaction Bonus Amounts will not include any fine or penalty incurred by the relevant Group Company as a consequence of its failure to make and/or pay to any relevant authority in a timely manner any such withholdings or deductions.

17.4	Further Assurances

17.4.1	Each of the parties shall use reasonable endeavours to procure that any necessary third party shall, at the Purchaser’s expense, from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Shares to the Purchaser and to give each of them the full benefit of this Agreement and the Tax Indemnity; provided that any costs and expenses relating to any offer of the BMM Shares, the BMM Claims and the BMM Shareholder Loan to the Other BMM Shareholders shall not be for the account of the Purchaser.

17.4.2	The Purchaser shall, and shall procure that the Group Companies shall, retain for a reasonable period from the relevant Completion Date the Books and Records of the Group Companies to the extent they relate to the period prior to the Completion and shall, and shall procure that the Group Companies shall, allow the Sellers reasonable access to such books, records and documents, including the right to take copies, at the Sellers’ expense. For the avoidance of doubt, this Clause 17.4.2 shall operate without prejudice to the Purchaser’s obligations under Clause 5 of the Tax Indemnity.

17.5	Insurance

17.5.1	The Purchaser agrees that, following the relevant Completion Date, the Sellers’ Group shall not be required to maintain any of the insurance policies maintained prior to that Completion by or on behalf of the Sellers’ Group in relation to the Relevant Companies. If any Seller decides to maintain any such policies, neither the Purchaser nor any of the Group Companies shall be entitled to benefit from such policies.

17.5.2

The Sellers shall use reasonable endeavours before and after the relevant Completion Date (and the Purchaser shall co-operate fully with the Sellers after the relevant Completion Date) to recover in full under any insurance claim which has been made in respect of the Relevant Companies before that Completion Date and shall pay the proceeds of such claim to the Relevant Companies as soon as practicable after receipt by the relevant Seller to the extent that either the Losses in respect of which the claim is made have not been made good prior to that Completion Date or are not the subject of an indemnity by the relevant Seller to the Purchaser under this Agreement or the Tax Indemnity.

17.5.3	Any insurance claim which is made after the relevant Completion Date, whether or not in respect of circumstances arising prior to that Completion Date, shall be for the account of the Purchaser.

17.6	Whole Agreement

17.6.1	This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

17.6.2	The Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

17.6.3	So far as is permitted by law and except in the case of fraud, each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

17.6.4	In Clauses 17.6.1 to 17.6.3, “this Agreement” includes the Disclosure Letters, the Tax Indemnity and all documents entered into pursuant to this Agreement.

17.7	Reasonableness

Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 17.6, and agrees that the provisions of this Agreement (including the Disclosure Letters, the Tax Indemnity and all documents entered into pursuant to this Agreement) are fair and reasonable.

17.8	Assignment

17.8.1	Except as otherwise expressly provided in this Agreement, no party may, without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement nor shall the Purchaser be entitled to make any claim against any Seller in respect of any Losses which it does not suffer in its own capacity as beneficial owner of the Shares.

17.8.2	Except as otherwise expressly provided in this Agreement, a party may, without the consent of the others, assign to a connected company the benefit of the whole or any part of this Agreement, provided that:

(i)	if the assignee ceases to be a member of the Sellers’ Group it shall before so leaving assign the benefit so far as assigned to it to another member of the Sellers’ Group; and

(ii)	the assignee shall not be entitled to receive under this Agreement any greater amount than that to which the Purchaser would have been entitled.

For the purposes of this Clause, a “connected company” is a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company.

17.8.3	The parties acknowledge and agree that at any time during the period commencing on the date of this Agreement and ending on the Completion Date, the Purchaser shall have the right to designate Hindustan Zinc Limited or an entity controlled by the Purchaser’s Guarantor (the “Purchaser’s Assignee”) in the Purchaser’s place as the purchaser of the Shares under this Agreement and in respect of all other documents required for the Transaction to be delivered to or by the Purchaser (the “Designation”) by at least five (5) Business Days’ advance notice in writing to the Sellers of its wish to effect the Designation and provided that the Purchaser’s Assignee enter into a deed of adherence in the form set out in Schedule 17.

17.9	Third Party Rights

17.9.1	Subject to Clauses 17.9.2 and 17.9.3, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

17.9.2	Where any provision of this Agreement is, by its terms, expressed to be in favour of (whether or not together with other persons), or otherwise relates (in whole or in part) to the rights or obligations of any member of the Sellers’ Group or the Purchaser’s Group, as the case may be, any such member of the Sellers’ Group or the Purchaser’s Group, as the case may be, shall be entitled to enforce such term or enjoy the benefit of it pursuant to the Contracts (Rights of Third Parties) Act 1999.

17.9.3	Following the relevant Completion the Group Companies or any of their respective directors, officers and agents may enforce and rely on Clause 11.5 to the same extent as if it were a party.

17.9.4	Notwithstanding the provisions of Clause 17.9.2, the parties to this Agreement shall be entitled by agreement, subject to the other terms and provisions of this Agreement, to rescind, terminate or vary this Agreement in any way and at any time without the consent of any member of the Seller’s Group or the Purchaser’s Group or any person referred to in Clause 17.9.3 who is not a party to this Agreement.

17.10	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

17.11	Method of Payment

Wherever in this Agreement provision is made for the payment by one party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

17.12	Costs

17.12.1	The Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and entry into of this Agreement, the Tax Indemnity and the sale of the Shares.

17.12.2	The Purchaser shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement, the Tax Indemnity, the filing of all consents, approvals and clearances required in respect of the BMM Conditions, the Lisheen Condition and the Namibia Conditions and the purchase of the Shares.

17.13	Notarial Fees, Registration, Stamp and Transfer Taxes and Duties, Tax on Sale Proceeds

17.13.1	The Purchaser shall bear the cost of all stamp duty, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of, or in connection with any document effecting, the transactions contemplated by this Agreement (including without limitation any applicable real estate transfer taxes). The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Purchaser shall indemnify each of the Sellers and any other member of the Sellers’ Group against any Losses suffered by any Seller or member of the Sellers’ Group as a result of the Purchaser failing to comply with its obligations under this Clause 17.13.1.

17.13.2	For the avoidance of doubt, the Sellers shall bear any Tax assessable on the Sellers and any withholding taxes payable under the laws of South Africa, Namibia, Ireland or Luxembourg on account of the Sellers’ liability to Tax and arising on or in respect of the payment by the Purchaser to the Sellers in consideration for the transfer of any of the Shares, the BMM Claims, the BMM Payables, the Lisheen Payables or the Namibia Payables (other than stamp duties, transfer taxes or duties or VAT payable by reference to the same). The Sellers shall be responsible for arranging the payment of any such Tax (other than withholding taxes) including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such Tax.

17.13.3	In circumstances where, in advance of the Lisheen Completion, either:

(i)	the Lisheen Seller delivers to the Purchaser a certificate issued under section 980 (8) of the Irish Taxes Consolidation Act 1997 by the Irish Revenue Commissioners in respect of the sale of the Lisheen Shares to be effected at Lisheen Completion; or

(ii)	the Lisheen Seller provides evidence satisfactory to the Purchaser or the Purchaser otherwise determines (in each case acting reasonably and in good faith) that it is not required to make any withholding or deduction from the Lisheen Share Consideration for or on account of Irish Capital Gains Tax pursuant to section 980 of the Irish Taxes Consolidation Act 1997, then the Purchaser shall pay the Lisheen Share Consideration without any deduction or withholding pursuant to section 980 of the Irish Taxes Consolidation Act 1997.

17.14	Interest

If any party defaults in the payment when due of any sum payable under this Agreement or the Tax Indemnity, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 3 per cent above LIBOR. Such interest shall accrue from day to day and shall be compounded monthly.

17.15	Grossing-up of Payments

17.15.1	All sums payable under this Agreement or the Tax Indemnity shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall (except in the case of (a) interest payable under Clause 17.14 of this Agreement or (b) any deduction or withholding required by the laws of South Africa, Namibia, Ireland or Luxembourg in respect of any amounts payable by the Purchaser (i) in consideration for the transfer of any of the Shares, the BMM Claims, the BMM Payables, the Namibia Payables or in respect of the Lisheen Payables or (ii) under the Intra-Group Payable Assignment Agreement) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if either party shall have assigned the benefit in whole or in part of this Agreement or the Tax Indemnity then the liability of the other party under this Clause 17.15.1 shall be limited to that (if any) which it would have been had no such assignment taken place.

17.15.2

If any Tax Authority charges to Taxation (or would charge to Taxation in the absence of any Reliefs available to the recipient) any payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (which, for the avoidance of doubt, shall not include any payment made by the Purchaser in consideration for the transfer of any of the Shares, the BMM Claims, the BMM Payables, the Lisheen Payables or the Namibia Payables) or any sum paid under Clause 2 or Clause 9 of the Tax Indemnity (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Purchaser for the Shares under the terms of this Agreement) then, except to the extent that the amount of the payment takes account of the Taxation that will be suffered by the recipient on receipt of such payment, the amount so payable shall be increased by such amount as will ensure that after payment of the Taxation so charged (or which would have been so charged if any Reliefs available to the recipient were ignored, and after giving credit for any Relief available to the recipient in respect of the matter giving rise to the payment) there shall be left a sum equal to the amount that would otherwise have been payable under this Agreement or the Tax Indemnity, provided that if either party shall have assigned the benefit in whole or in part of this Agreement or the Tax Indemnity then the liability of the other party under this

Clause 17.15.2 shall be limited to that (if any) which it would have been had no such assignment taken place.

17.15.3	The recipient of an amount paid under this Clause 17.15 shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made pursuant to Clause 17.15.1 and, for such purposes shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.

17.15.4	If the recipient of a payment constituting an indemnity, compensation or reimbursement under this Agreement or a payment under the Tax Indemnity receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to Clause 17.15.1 as the recipient of the payment certifies to the other party will leave it (after such reimbursement) in no better and no worse after-tax position than it would have been in if the other party had not been required to make such deduction or withholding.

17.16	VAT

17.16.1	Where under the terms of this Agreement or the Tax Indemnity one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party (or by a member of any group for VAT purposes of which it is a member), subject to that party (and the members of any relevant group for VAT purposes) using all reasonable endeavours to recover such amount of VAT as may be practicable.

17.16.2	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall, following the presentation of a valid VAT invoice, pay any VAT due in respect of such payment.

17.17	Notices

17.17.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in English;

(ii)	in writing; and

(iii)	delivered by hand, fax, pre-paid first class post or courier using an internationally recognised courier company.

17.17.2	A Notice to the Sellers shall be sent to such party at the following address, or such other person or address as the Sellers may notify to the Purchaser from time to time:

Anglo American Services (UK) Ltd.

20 Carlton House Terrace

London

SW1Y 5AN

Fax: +44 20 7968 8755

Attention: The Company Secretary

with a copy to:

Linklaters LLP

One Silk Street London EC2Y 8HQ

Fax: +44 20 7456 2222

Attention: Michael Sullivan, Partner

17.17.3	A Notice to the Seller Guarantor shall be sent to such party at the following address, or such other person or address as the Seller Guarantor may notify to the Purchaser from time to time:

Anglo American Services (UK) Limited

20 Carlton House Terrace

London

SW1Y 5AN

Fax: +44 20 7968 8755

Attention: The Company Secretary

with a copy to:

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Fax: +44 20 7456 2222

Attention: Michael Sullivan, Partner

17.17.4	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

Vedanta Resources plc

16 Berkeley Street

London W1J 8DZ

Fax: +44 20 7491 8440

Attention: The Company Secretary

with a copy to:

Dewey & LeBoeuf

No.1 Minster Court

Mincing Lane

London EC3R 7YL

Fax: +44 20 7459 5999

Attention: Camille Abousleiman, Partner

17.17.5	A Notice to the Purchaser’s Guarantor shall be sent to the following address, or such other person or address as the Purchaser’s Guarantor may notify to the Sellers from time to time:

Vedanta Resources plc

16 Berkeley Street

London W1J 8DZ

Fax: +44 20 7491 8440

Attention: The Company Secretary

with a copy to:

Dewey & LeBoeuf

No.1 Minster Court

Mincing Lane

London EC3R 7YL

Fax: +44 20 7459 5999

Attention: Camille Abousleiman, Partner

17.17.6	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	60 hours after posting, if delivered by pre-paid first class post;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of transmission in legible form, if delivered by fax.

17.18	Invalidity

17.18.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

17.18.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 17.18.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 17.18.1, not be affected.

17.19	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

17.20	Governing Law and Submission to Jurisdiction

17.20.1	This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

17.20.2	Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and each waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

17.21	Appointment of Process Agent by the Sellers

17.21.1	Each of the Sellers hereby irrevocably appoints Anglo American Services (UK) Ltd. of 20 Carlton House Terrace, London SW1Y 5AN as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Sellers.

17.21.2	Each of the Sellers agrees to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.

17.21.3	If such process agent ceases to be able to act as such or to have an address in England, each Seller irrevocably agrees to appoint a new process agent in England acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

17.21.4	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

17.22	Appointment of Process Agent by the Purchaser

17.22.1	The Purchaser hereby irrevocably appoints Vedanta Resources plc of 16 Berkeley Street, London W1J 8DZ as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

17.22.2	The Purchaser agrees to inform the Sellers in writing of any change of address of such process agent within 28 days of such change.

17.22.3	If such process agent ceases to be able to act as such or to have an address in England, the Purchaser irrevocably agrees to appoint a new process agent in England acceptable to the Sellers and to deliver to the Sellers within 14 days a copy of a written acceptance of appointment by the process agent.

17.22.4	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been duly executed.

SIGNED by

on behalf of Anglo Operations Limited:        /s/ Duncan Graham Wanblad

SIGNED by

on behalf of Taurus International S.A.:        /s/ Duncan Graham Wanblad

SIGNED by

on behalf of Anglo South Africa Capital (Pty) Ltd:        /s/ Duncan Graham Wanblad

SIGNED by

on behalf of Anglo American Services (UK) Limited        /s/ Duncan Graham Wanblad

SIGNED by

on behalf of Welter Trading Limited:        /s/ Deepak Kumar        /s/ Saradhi Rajan

SIGNED by

on behalf of Vedanta Resources plc:        /s/ Deepak Kumar        /s/ Saradhi Rajan

Schedule 1

Details of the Sellers, Shares etc

(Clause 1.1)

The Shares are attributable to each Seller as follows:

(1) Name of Seller	(2) Name of Company	(3) Shares

Anglo Operations Limited	Black Mountain Mining (Pty) Ltd	740 ordinary shares of ZAR1.00 each

Taurus International S.A.	Anglo American Lisheen Finance Limited	12 ordinary shares of US$1.00 each

Anglo South Africa Capital (Pty) Ltd	AngloBase Namibia Holdings (Pty) Ltd	1,300 ordinary shares of N$1.00 each

Schedule 2

Companies and Subsidiaries

Part I: BMM

1 Particulars of the Company

Name of Company:	Black Mountain Mining (Pty) Ltd

Registration Number:	2005/040096/07

Registered Office:	44 Main Street, Johannesburg, 2001

Date and place of incorporation:	11 November 2005, South Africa

Issued share capital:	ZAR1,000.00 divided into 1,000 ordinary shares of ZAR1.00 each

Authorised share capital:	ZAR10,000.00 divided into 10,000 ordinary shares of ZAR1.00 each

Shareholders and shares held:	Anglo Operations Limited: 740 ordinary shares

Exxaro Base Metals (Pty) Ltd: 260 ordinary shares

Directors:	D Wanblad, DJ Morris, O Meijer, E Venter, H Faul (Alternate) PA Koppeschaar (Alternate)

Secretary:	Anglo Operations Limited

Part II: Lisheen Group Entities

1 Particulars of the Company

Name of Company:	Anglo American Lisheen Finance Limited

Registered Number:	257616

Registered Office:	Lisheen Mine, Killoran, Moyne, Thurles,

Co. Tipperary, Ireland

Date and place of incorporation:	3 December 1996, Ireland

Issued share capital:	12 Ordinary Shares of US$1.00 each

Authorised share capital:	US$15,000,000

Shareholders and shares held:	Taurus International S.A. owns all 12 issued shares

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Subsidiary:	Anglo Base Metals (Ireland) Limited

Registered Number:	257617

Registered Office:	Lisheen Mine, Killoran, Moyne, Thurles, Co. Tipperary, Ireland

Date and place of incorporation:	3 December 1996, Ireland

Issued share capital:	4 Ordinary Shares of US$1.00 each

Authorised share capital:	US$1,000,000

Shareholders and shares held:	Anglo American Lisheen Finance Limited owns all 4 issued shares

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Subsidiary:	Anglo American Lisheen Mining Limited

Registered Number:	203494

Registered Office:	Lisheen Mine, Killoran, Moyne, Thurles, Co. Tipperary, Ireland

Date and place of incorporation:	2 June 1993, Ireland

Issued share capital:	2 Ordinary Shares of $1.00 each

Authorised share capital:	US$1,000,000

Shareholders and shares held:	Anglo American Lisheen Finance Limited

owns the 2 issued shares

Name of Subsidiary:	Anglo American Lisheen Mining Limited

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Subsidiary:	Killoran Lisheen Mining Limited

Registered Number:	253648

Registered Office:	Lisheen Mine, Killoran, Moyne, Thurles, Co. Tipperary, Ireland

Date and place of incorporation:	30 August 1996, Ireland

Issued share capital:	3 Ordinary Shares of US$1.00 each

Authorised share capital:	US$1,000,000

Shareholders and shares held:	Anglo American Lisheen Finance Limited owns all 3 issued shares

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Subsidiary:	Killoran Lisheen Finance Limited

Registered Number:	258371

Registered Office:	Killoran, Moyne, Thurles, Co. Tipperary, Ireland

Date and place of incorporation:	17 December 1996, Ireland

Issued share capital:	3 Ordinary Shares of US$1.00 each

Authorised share capital:	US$15,000,000

Shareholders and shares held:	Anglo American Lisheen Finance Limited owns all 3 issued shares

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Subsidiary:	Lisheen Milling Limited

Registered Number:	261670

Registered Office:	Lisheen Mine, Killoran, Moyne, Thurles, Co. Tipperary, Ireland

Date and place of incorporation:	18 February 1997, Ireland

Issued share capital:	1,000 A Ordinary Shares of US$1.00 each

1,000 B Ordinary Shares of US$1.00 each

Name of Subsidiary:	Lisheen Milling Limited

Authorised share capital:	US$1,000,000 divided into 500,000 A Ordinary Shares of US$1.00 each and 500,000 B Ordinary Shares of US$1.00 each

Shareholders and shares held:	Anglo American Lisheen Finance Limited owns all 2,000 issued shares

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Subsidiary:	Killoran Concentrates Limited

Registered Number:	306421

Registered Office:	Lisheen Mine, Killoran, Moyne, Thurles, Co. Tipperary, Ireland

Date and place of incorporation:	7 May 1999, Ireland

Issued share capital:	4 Ordinary Shares of US$1.00 each

Authorised share capital:	US$2,000

Shareholders and shares held:	Anglo American Lisheen Finance Limited owns all 4 issued shares

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Subsidiary:	Killoran Lisheen Limited

Registered Number:	53514

Registered Office:	Killoran, Moyne, Thurles, Co. Tipperary, Ireland

Date and place of incorporation:	5 December 1975, Ireland

Issued share capital:	117,466,133 Ordinary Shares of €0.126974 each

Authorised share capital:	€15,871,725

Shareholders and shares held:	Anglo American Lisheen Finance Limited owns all the issued shares

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Subsidiary:	Killoran Lisheen Holdings Limited

Registered Number:	253647

Registered Office:	Killoran, Moyne, Thurles, Co. Tipperary, Ireland

Date and place of incorporation:	30 August 1996, Ireland

Issued share capital:	2 Ordinary Shares of €1.269738

Authorised share capital:	€1,269,738

Shareholders and shares held:	Azela Limited and Killoran Lisheen Limited hold 1 Ordinary share each

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Subsidiary:	Azela Limited

Registered Number:	273022

Registered Office:	Lisheen Mine, Killoran, Moyne, Thurles, Co. Tipperary, Ireland

Date and place of incorporation:	6 October 1997, Ireland

Issued share capital:	2 Ordinary Shares of €1.269738

Authorised share capital:	€1,269,738

Shareholders and shares held:	Killoran Lisheen Limited owns both issued shares.

Directors:	Hendrik Faul, Alan Buckley, John Elmes

Secretary:	Alan Buckley

Name of Partnership:	Lisheen Mine Partnership

Registered Business Name Number:	155243

Registered Office:	Lisheen Mine, Killoran, Moyne, Thurles Co. Tipperary, Ireland

Date and place of incorporation:	28 November 1997, Ireland

Partners:	The partnership is an equal 50/50 partnership between Anglo American Lisheen Mining Limited and Killoran Lisheen Mining Limited

Management Committee:	Hendrik Faul, Alan Buckley, John Elmes

Part III: Namibia Group Companies

2 Particulars of the Company

Name of Company:	AngloBase Namibia Holdings (Pty) Ltd (formerly Ambase Exploration Namibia)

Registered Number:	98/227

Registered Office:	24 Orban Street, Klein Windhoek, Windhoek

Date and place of incorporation:	16 June 1998, Namibia

Issued share capital:	N$1,300.00 divided into 1,300 ordinary shares of N$1.00 each

Authorised share capital:	N$5,000.00 divided into 4,000 ordinary shares of N$1.00 each and 1,000 5% redeemable preference shares of N$1.00 each

Shareholders and shares held:	Anglo South Africa Capital (Pty) Ltd: 1,300 ordinary shares

Directors:	MD Bentley, SJ van Schalkwyk, JC Posthumus, HJ Faul and JS Coetzee

Secretary:	SGA Corporate Secretaries (Pty) Ltd

Name of Subsidiary:	AngloBase Namibia (Pty) Ltd

Registered Number:	97/146

Registered Office:	24 Orban Street, Klein Windhoek, Windhoek

Date and place of incorporation:	27 May 1997, Namibia

Issued share capital:	N$101.00 divided into 101 ordinary shares of N$1.00 each

Authorised share capital:	N$4,000.00 divided into 4,000 ordinary shares of N$1.00 each

Shareholders and shares held:	AngloBase Namibia Holdings (Pty) Ltd: 101 ordinary shares

Directors:	MD Bentley, SJ van Schalkwyk, HJ Faul and JS Coetzee

Secretary:	SGA Corporate Secretaries (Pty) Ltd

Name of Subsidiary:	Amica Guesthouse (Pty) Ltd

Registered Number:	2004/358

Registered Office:	24 Orban Street, Klein Windhoek, Windhoek

Date and place of incorporation:	19 July 2004, Namibia

Issued share capital:	N$100.00 divided into 100 ordinary shares of N$1.00 each

Authorised share capital:	N$4,000.00 divided into 4,000 ordinary shares of N$1.00 each

Shareholders and shares held:	AngloBase Namibia (Pty) Ltd: 100 ordinary shares

Directors:	MD Bentley and RP Coetzee

Secretary:	SGA Corporate Secretaries (Pty) Ltd

Name of Subsidiary:	Namzinc (Pty) Ltd

Registered Number:	98/226

Registered Office:	24 Orban Street, Klein Windhoek, Windhoek

Date and place of incorporation:	16 June 1998. Namibia

Issued share capital:	N$100.00 divided into 100 ordinary shares of N$1.00 each

Authorised share capital:	N$4,000.00 divided into 4,000 ordinary shares of N$1.00 each

Shareholders and shares held:	AngloBase Namibia (Pty) Ltd: 100 ordinary shares

Directors:	MD Bentley, SJ van Schalkwyk, HJ Faul and JS Coetzee

Secretary:	SGA Corporate Secretaries (Pty) Ltd

Name of Subsidiary:	Skorpion Mining Company (Pty) Ltd

Registered Number:	98/384

Registered Office:	24 Orban Street, Klein Windhoek, Windhoek

Date and place of incorporation:	15 September 1998, Namibia

Issued share capital:	N$100.00 divided into 100 ordinary shares of N$1.00 each

Authorised share capital:	N$4,000.00 divided into 4,000 ordinary shares of N$1.00 each

Shareholders and shares held:	AngloBase Namibia (Pty) Ltd: 100 ordinary shares

Directors:	MD Bentley, SJ van Schalkwyk, HJ Faul and JS Coetzee

Secretary:	SGA Corporate Secretaries (Pty) Ltd

Name of Subsidiary:	Rosh Pinah Health Care (Pty) Ltd

Registered Number:	2006/701

Registered Office:	24 Orban Street, Klein Windhoek, Windhoek

Date and place of incorporation:	27 December 2006, Namibia

Issued share capital:	N$200.00 divided into 200 ordinary shares of N$1.00 each

Authorised share capital:	N$4,000.00 divided into 4,000 ordinary shares of N$1.00 each

Shareholders and shares held:	AngloBase Namibia (Pty) Ltd: 138 ordinary shares Rosh Pinah Zinc Corporation (Proprietary) Limited: 62 ordinary shares

Directors:	MD Bentley, RP Coetzee, MHK Kaulinge and PJ Fourie

Secretary:	SGA Corporate Secretaries (Pty) Ltd

Name of Subsidiary:	Roshskor Township (Pty) Ltd

Registered Number:	2000/512

Registered Office:	24 Orban Street, Klein Windhoek, Windhoek

Date and place of incorporation:	24 October 2000, Namibia

Issued share capital:	N$100.00 divided into 100 ordinary shares of N$1.00 each

Authorised share capital:	N$4,000.00 divided into 4,000 ordinary shares of N$1.00 each

Shareholders and shares held:	AngloBase Namibia (Pty) Ltd: 50 ordinary shares Rosh Pinah Zinc Corporation (Proprietary) Limited: 50 ordinary shares

Directors:	MD Bentley, SJ van Schalkwyk, CP Aspeling, EM Castelyn and MHK Kaulinge

Secretary:	SGA Corporate Secretaries (Pty) Ltd

Schedule 3

The Properties

(Clause 1.1)

1 Properties owned by BMM

Title Deed	Property Description

T14686/2010

The Remaining Extent of Portion 1 of the Farm Bloemhok 61, Division Namaqualand, Province of the Northern Cape. Measuring 1797,3847 hectares.

Portion 1 of the Farm Gams 60, Division Namaqualand, Province of the Northern Cape. Measuring 3869,8037 hectares.

Remainder of the Farm Aroams 57, Division Namaqualand, Province of the Northern Cape. Measuring 3837,7102 hectares.

T14689/2010

Remainder of Portion 1 (Aggeneys West) of the Farm Aggeneys 56, Division Namaqualand, Province of the Northern Cape. Measuring 10206,5892 hectares.

Portion 1 of the Farm Koeris 54, Division Namaqualand, Province of the Northern Cape. Measuring 207,9041 hectares.

Portion 4 (a portion of portion 2) of the Farm Zuurwater 62, Division Namaqualand, Province of the Northern Cape. Measuring 3433,6725 hectares.

Remainder of the Farm Aggeneys 56, Division Namaqualand, Province of the Northern Cape. Measuring 10167, 7525 hectares.

Portion 3 (a portion of portion 1) of the Farm Uitkyk 889, Division Calvinia, Province of the Northern Cape. Measuring 35, 5611 hectares.

Erf 691 Aggeneys, Division Namaqualand, Province of the Northern Cape. Measuring 612 square metres.

T14684/2010	Remainder of Erf 202 Aggeneys in the municipal area Khai-ma, Division of Namaqualand, Province of Northern Cape. Measuring 1,7207 hectares.

T14685/2010	Portion 4 of the Farm Gams 60 situated in the Khai-Ma Municipality, Division Namaqualand, Province of the Northern Cape. Measuring 5699, 8066 hectares.

T14687/2010	Remainder of Erf 204 Aggeneys, in the division of Namaqualand, Province of the Northern Cape measuring 1,4150 hectares.

T14683/2010	Remainder of Erf 684 Aggeneys in the Division of Namaqualand, Province of the Northern Cape. Measuring 75,8384 hectares.

T14683/2010	Remaining Extent of Erf 683 Aggeneys Township in the Municipality of Khai-Ma, Division of Namaqualand, Province of the Northern Cape which includes 271 erven and 10 public spaces.

2 Properties leased by BMM

Address of Property	Original parties and further description

A portion of Portion 15 of the Farm Pienaarspoort 197 measuring 1,6613 hectares, a portion of the Remainder of the Farm 196 measuring 18 601.5 square metres and a portion of the Farm 1185 measuring 9057.5 square metres.

Transnet Limited trading as Transnet National Port Authority (as lessor) and BMM (as lessee)

3 Properties owned by the Lisheen Group Entities

Name of Lisheen Group Entity owning the Property	Address of Property	Title number(s) or plot number(s) if applicable

(1) Anglo American Lisheen Mining Limited; and (2) Killoran Lisheen Mining Limited are the registered owners of these lands.	Lands at Killoran, Barnalisheen, Derryfadda, Cooleeny, Derryville and Kilclonagh, Moyne, Thurles, Co. Tipperary	All of the lands comprised in Folios 19838F, 20987, 22848, 23749F, 23849F, 25241F, 25511F, 26316F, 26819F, 28372F, 3008F, 31295, 34969F, 37415F, 39806, 6600F, 26072F and 21230F County Tipperary and 9950 County Laois.

(1) Anglo American Lisheen Mining Limited; and (2) Killoran Lisheen Limited are the registered owners of these lands.	Lands at Killoran, Moyne, Thurles, Co. Tipperary	All of the lands comprised in Folio 22284 County Tipperary

(1) Lisheen Milling Limited is entitled to be (and is in the course of being) registered as owner of part of the lands comprised in Folios 34283 and 26477F County Tipperary. This registration is pending in the Land Registry (Dealing Number D2008PS028031T).

(2) Anglo American Lisheen Mining Limited is the registered owner of a half share in the remainder

	Lands at Derryfadda, Cooleeny and Killoran, Moyne, Thurles, Co. Tipperary.	All of the lands comprised in Folios 34283 and 26477F County Tipperary.

of the lands comprised in Folios 34283 and 26477F County Tipperary (i.e. the lands not transferred to Lisheen Milling Limited).

(3) Killoran Lisheen Mining Limited is entitled to be (and is in the course of being) registered as owner of the other half share in the remainder of the lands comprised in Folios 34283 and 26477F County Tipperary. This registration is pending in the Land Registry (Dealing Number D2008PS031082C).

(1) Lisheen Milling Limited is entitled to be (and is in the course of being) registered as owner of part of the lands comprised in Folio 28445 County Tipperary. This registration is pending in the Land Registry (Dealing Number D2008PS028031T).

(2) Anglo American Lisheen Mining Limited is the registered owner of a half share in the remainder of the lands comprised in Folio 28445 County Tipperary (i.e. the lands not transferred to Lisheen Milling Limited).

(3) Killoran Lisheen Mining Limited is entitled to be (and is in the course of being) registered as owner of the other half share in the remainder of the lands comprised in Folio 28445 County Tipperary. This registration is pending in the Land Registry (Dealing Number D2008PS031082C).

Lands at Derryfadda, Moyne, Thurles, Co. Tipperary.	All of the lands comprised in Folio 28445 County Tipperary.

(4) Anglo American Lisheen Mining Limited and Killoran Lisheen Mining Limited have however transferred part of the lands that they are the registered owners of/entitled to be registered as owners of comprised in Folio 28445 County Tipperary to a third party (JJ (otherwise John Joe) Fleming), which transfer has not been lodged in the Land Registry as yet.

(1) Anglo American Lisheen Mining Limited; and

(2) Killoran Lisheen Mining Limited

are entitled to be (and are in the course of being) registered as owners of part of these lands.

The registration of Anglo American Lisheen Mining Limited and Killoran Lisheen Mining Limited as owners of the lands comprised in Folios 37622, 8664F and 27981F County Tipperary pending in the Land Registry (Dealing Number D2008PS003267C).

	Lands at Killoran, Cooleeny and Derryfadda, Moyne, Thurles, Co. Tipperary	Part of the lands comprised in the following Folios: 37622, 8664F and 27981F County Tipperary.

Lisheen Milling Limited is entitled to be (and is in the course of being) registered as owner of all/part of the lands comprised in Folios 14531, 22468F, 23694F, 24179F, 31012 (part), 37622 (part), 10421F (part), 8664F (part), 26476F (part) and 26162F(part) County Tipperary.

The registration of Lisheen Milling Limited as owner of these lands is pending

	Lands at Killoran, Cooleeny and Derryfadda, Moyne, Thurles, Co. Tipperary	The lands comprised in the following Folios: 14531, 22468F, 23694F, 24179F, 31012 (part), 37622 (part), 10421F (part), 8664F (part), 26476F (part) and 26162F (part) County Tipperary.

in the Land Registry (Dealing Number D2008PS003265A).

(1) Anglo American Lisheen Mining Limited; and

(2) Killoran Lisheen Mining Limited are entitled to be (and are in the course of being) registered as owners of these lands.

The registration of Anglo American Lisheen Mining Limited and Killoran Lisheen Mining Limited as owners of these lands is pending in the Land Registry (Dealing Numbers D2008PS000133W & D2008PS010122Y).

	Lands at Killoran, Moyne, Thurles, Co. Tipperary	All of the lands comprised in Folios 22733 & 33527 County Tipperary.

(1) Anglo American Lisheen Mining Limited; and

(2)Killoran Lisheen Mining Limited

are the registered owners of the lands comprised in the folios set out opposite.

However (1) Anglo American Lisheen Mining Limited and (2) Killoran Lisheen Mining Limited have transferred part of the lands comprised in these folios to a third party, which transfer has not been lodged in the Land Registry as yet.

	Lands at Derryville, Derryfadda and Killoran, Moyne, Thurles, Co. Tipperary	Part of the lands comprised in Folios 23280F and 12444F County Tipperary.

The Lisheen Group Entities have possessory title to a small portion of lands which contain a small section of the embankment/retaining wall of the tailings management facility on the mine site, which is not within the Lisheen Group Entities registered title boundary.	Lands at Lisheen Mine, Killoran, Moyne, Thurles, Co. Tipperary	Lands will be identified on map attached to Statutory Declaration

A Statutory Declaration has been uploaded to the data site and confirms that the Lisheen Group Entities have been in sole and exclusive control and occupation and undisputed possession of this small portion of lands since the construction of the tailings management facility in 1997.

4	Properties leased by the Lisheen Group Entities

Name of Lisheen Group Entity leasing the Property	Address of Property	Date of Lease and original parties

(1) Anglo American Lisheen Mining Limited; and (2) Killoran Lisheen Mining Limited.	Lands at Killoran, Moyne, Thurles, Co. Tipperary being all of the lands comprised in Folio 3061L County Tipperary.	Lease dated 22 September 1997 between Coillte Teoranta of the one part and Ivernia Lisheen Mining Limited and Minorco Lisheen Mining Limited of the other part.

Lisheen Milling Limited	Site at the Port of Cork, Cork	Lease dated 8 January 2003 between the Port of Cork Company and Lisheen Milling Limited

5	Properties in respect of which the Lisheen Group Entities have been granted rights

Name of Lisheen Group Entity exercising the right	Address of Property	Date of Deed and original parties

(1) Anglo American Lisheen Mining Limited; and (2) Killoran Lisheen Mining Limited.	Lands at Killoran, Moyne, Thurles, Co. Tipperary being part of the lands comprised in Folio 39804 County Tipperary (Registered owner of Folio: John Mullaney).	Deed of Easement dated 14 June 1999 between John Mullaney of the one part and Minorco Lisheen Mining Limited and Ivernia Lisheen Mining Limited of the other part.

(1) Anglo American Lisheen Mining Limited; and (2) Killoran Lisheen Limited.	Lands at Cooleeny, Moyne, Thurles, Co. Tipperary being part of the lands comprised in Folio 50082F County Tipperary (Registered owners of Folio: Sean Hayden & Nora Hayden).	Deed of Transfer dated 19 February 1996 between Sean Hayden and Nora Hayden of the one part and Minorco Lisheen Limited and Ivernia West plc of the other part.

(1) Anglo American Lisheen Mining Limited; and (2) Killoran Lisheen Limited.	Lands at Cooleeny, Moyne, Thurles, Co. Tipperary being part of the lands comprised in Folio 43134F County Tipperary (Registered owners of Folio: James O’Grady and Mary Jo O’Grady).	Deed of Transfer dated 12 November 1995 between Minorco Lisheen Limited and Ivernia West plc of the one part and James O’Grady of the other part.

The Lisheen Group Entities have the benefit of a wayleave over lands owned by Bord na Mona (and has used this wayleave for a number of years). A copy of the Deed of Grant of Wayleave has not been located as yet.	Bord na Mona Wayleave identified on the map attached to the Declaration of Identity.

6	Properties leased by the Namibia Group Companies

Address of Property	Original parties and further description

A portion of reclaimed land in the Port of Ludertiz, measuring approximately 12,060 square meters	Namibian Ports Authority (as lessor) and AngloBase Namibia (Pty) Ltd (as lessee)

A portion of reclaimed land in the Port of Ludertiz, measuring approximately 2 700 square meters	Namibian Ports Authority (as lessor) and AngloBase Namibia (Pty) Ltd (as lessee) enduring 1 August 2007 – 31 July 2010

Schedule 4

Intellectual Property

[NOT USED]

Schedule 5

Sale and Purchase of BMM Shares and BMM Claims

(Clause 2.1)

1	BMM Offer

1.1	The Purchaser acknowledges that, prior to any Disposal or Sale (as such terms are defined in the Black Mountain Shareholders Agreement) of the BMM Shares, the BMM Claims and the BMM Shareholder Loan by BMM Seller, the BMM Seller is required by the terms of the Black Mountain Shareholders Agreement and the BMM Articles of Association first to offer the BMM Shares, the BMM Claims and the BMM Shareholder Loan to the Other BMM Shareholders and, accordingly, the provisions of the following paragraphs of this Schedule 5 shall apply in respect of the actions to be taken by the BMM Seller and the Purchaser in connection with the making of such offer and the consequences of acceptance or non-acceptance of such offer.

1.2	The BMM Seller and the Purchaser shall consult in good faith in relation to the timing of the BMM Seller delivering to the board of directors of BMM (the “BMM Board”) an offer notice (the “BMM Offer Notice”) offering the BMM Shares, the BMM Claims and the BMM Shareholder Loan to the Other BMM Shareholders as required by Clause 18 of the Black Mountain Shareholders Agreement and Article 32 of the BMM Articles of Association and, without prejudice to such consultation obligations:

1.2.1	subject to paragraph 1.2.3, the BMM Seller shall determine, in its discretion, the timing of delivery of the BMM Offer Notice to the BMM Board;

1.2.2	the form in which the BMM Offer Notice is delivered to the BMM Board shall be determined by the BMM Seller, provided that, prior to such delivery, the BMM Seller shall provide the Purchaser with reasonable opportunity to review and comment on such form, and shall have regard to any comments made by the Purchaser thereon, provided that the BMM Seller shall retain the right to deliver the Offer Notice to the BMM Board in such form as the BMM Seller, acting reasonably, considers is necessary for the purposes of satisfying its obligations under the Black Mountain Shareholders Agreement and the BMM Articles of Association, including in connection with any subsequent sale of the BMM Shares, the BMM Claims and the BMM Shareholder Loan to the Purchaser on the terms of this Agreement;

1.2.3	if the BMM Seller has not delivered the BMM Offer Notice to the BMM Board within ten (10) Business Days of the date of this Agreement (or such later date as the BMM Seller and the Purchaser shall agree), the Purchaser shall, by notice in writing to the BMM Seller, be entitled to require the BMM Seller to deliver the BMM Offer Notice to the BMM Board and, if the Purchaser so notifies the BMM Seller, the BMM Seller shall use all reasonable endeavours to deliver the BMM Offer Notice to the BMM Board in accordance with the provisions of paragraph 1.2.2 as soon as reasonably practicable following receipt of such notice; and

1.2.4	the Purchaser hereby consents to the BMM Offer Notice naming the Purchaser as a third party to whom the BMM Seller wishes to transfer the BMM Shares, the BMM Claims and the BMM Shareholder Loan and the inclusion in the BMM Offer Notice of the terms contained in this Agreement as being the terms on which the Purchaser has offered (subject to this Agreement) to purchase the BMM Shares, the BMM Claims and the BMM Shareholder Loan.

1.3	The BMM Seller shall notify the Purchaser in writing, as soon as practicable following receipt of the same by the BMM Board, of any acceptance, or purported acceptance, of the offer contained in the BMM Offer in respect of the BMM Shares, the BMM Claims and the BMM Shareholder Loan which is received by the BMM Board. If the BMM Seller, acting reasonably, determines that any such acceptance is validly made, on the terms of the Black Mountain Shareholder Agreement and the BMM Articles of Association, in respect of all of the BMM Shares such notice shall state that to be the case and the agreements between the BMM Seller and the Purchaser with respect to the BMM Shares, the BMM Claims, the BMM Shareholder Loan, other BMM Indebtedness and otherwise in relation to BMM (but, not for the avoidance of doubt, provisions relating to the Lisheen Shares and the Lisheen Group Entities and/or the Namibia Shares and the Namibia Group Companies) contained in this Agreement (other than Clauses 1, 16 and 17.6 to 17.22) shall lapse and neither the Sellers nor the Purchaser shall have any claim against the other under this Agreement with respect to such matters as aforesaid, save for any claim arising from breach of the obligations contained in paragraph 1.5.

1.4	If the BMM Seller, acting reasonably, determines that acceptance of the offer contained in the BMM Offer Notice has not been validly made, on the terms of the Black Mountain Shareholder Agreement and the BMM Articles of Association, in respect of all of the BMM Shares or if no such acceptance, or purported acceptance, has been received by the BMM Board within a period of 20 BMM Business Days of receipt by the Other BMM Shareholders of the BMM Offer Notice, the BMM Seller shall notify the Purchaser in writing (a “Free to Sell Notice”), as soon as practicable and in any event within 5 BMM Business Days of expiry of such period, of such determination or the expiry of such period, as the case may be, and delivery of a Free to Sell Notice by the BMM Seller shall constitute an offer (the “BMM Purchaser Offer”) by the BMM Seller to the Purchaser to sell to the Purchaser the BMM Shares, the BMM Claims and the BMM Shareholder Loan on the terms and conditions of this Agreement which, without requiring any further act of the Purchaser, will be deemed to have been accepted by the Purchaser on the day which is 30 days following expiry of the aforementioned period of 20 BMM Business Days (the “Acceptance Date”).

1.5	By way of collateral contract, and in consideration of the other party assuming the obligations expressed to be assumed by it in this paragraph, each of the BMM Seller and the Purchaser agrees to carry out and perform the obligations assumed by it in paragraphs 1.2 to 1.4 and, without limiting the foregoing:

1.5.1	the BMM Seller agrees to deliver the BMM Offer Notice to the BMM Board in the circumstances set out in paragraph 1.2;

1.5.2	the BMM Seller agrees to deliver to the Purchaser the Free to Sell Notice where required to do so under paragraph 1.4; and

1.5.3	the Purchaser hereby acknowledges and confirms its acceptance of the BMM Purchaser Offer, if made, as provided in paragraph 1.4, and irrevocably agrees and undertakes to the BMM Seller that such acceptance shall not be withdrawn or revoked.

For the avoidance of doubt, the obligations of the BMM Seller and the Purchaser under this paragraph 1.5 are not conditional on or otherwise subject to the BMM Conditions or the Anti-Trust Conditions.

1.6	Acceptance by the Purchaser of the BMM Purchaser Offer as provided in paragraph 1.4 shall constitute an agreement between the BMM Seller and Purchaser under which:

1.6.1	the BMM Seller agrees to sell and cede; and

1.6.2	the Purchaser agrees to purchase,

the BMM Shares, the BMM Claims and the BMM Shareholder Loan on the terms and conditions of this Agreement (including, for the avoidance of doubt the BMM Conditions specified in paragraph 1.8 and subject to the provisions of paragraphs 1.9 and 1.10).

1.7	The BMM Shares shall be sold with full title guarantee and free from Encumbrances and together with all rights and advantages attaching to them as at BMM Completion (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after BMM Completion but excluding any BMM Dividend).

1.8	The agreement for the sale and purchase of the BMM Shares, the BMM Claims and the BMM Shareholder Loan referred to in paragraph 1.6 and the provisions of this Agreement with respect to the assignment or payment of other BMM Indebtedness are conditional on:

1.8.1	the approval of all aspects of this Agreement requiring approval from the South African Department of Mineral Resources in terms of section 11 of the Mineral and Petroleum Resources Development Act, 28 of 2002;

1.8.2	the approval of all aspects of this Agreement requiring approval from the South African Reserve Bank in terms of the Currency and Exchanges Act, 9 of 1933;

1.8.3	the approval of the sale of the BMM Shares by the relevant competition authorities in terms of the Competition Act, 89 of 1998;

1.8.4	all mandatory consents and approvals for the sale of the BMM Shares having been obtained from the Korea Fair Trade Commission pursuant to the Monopoly Regulation and Fair Trade Act (MRFTA), Law No. 3320, December 31, 1980 as amended; and

1.8.5	all mandatory consents and approvals for the sale of the BMM Shares having been obtained from the Chinese Ministry of Commerce pursuant to the Anti-Monopoly Law of the People’s Republic of China adopted at the 29th meeting of the Standing Committee of the 10th National People’s Congress of the People’s Republic of China on August 30, 2007.

1.9	Without prejudice to paragraph 3 of this Schedule, the BMM Seller and the Purchaser shall consult in good faith as to timing of lodgement of any application for obtaining any consent or approval referred to in paragraph 1.8 and, without prejudice to such consultation obligations:

1.9.1

the BMM Seller may, at any time by notice in writing to the Purchaser (a “Party Lodgement Notice”) require, within 30 BMM Business Days of delivery of such notice, the lodgement of any such application (subject always to the rights or obligations of the applicant therefor to amend or supplement any such application as may be necessary or desirable);

1.9.2	if an Other BMM Shareholder gives notice in writing to the BMM Seller or the Purchaser requiring the lodgement of any such application (a “Shareholder Lodgement Notice”), the party in receipt of such notice shall as soon as practicable following such receipt, notify in writing the other party of such receipt and the BMM Seller and the Purchaser shall each use their respective best endeavours to lodge any such application which has not then already been lodged (subject always to the rights of the applicant therefor to amend or supplement any such application as may be necessary or desirable); and

1.9.3	if the conditions referred to in paragraph 1.8 have not been fulfilled within 180 days of delivery of a Party Lodgement Notice or a Shareholder Lodgement Notice, the provisions of paragraph 1.10 shall apply.

1.10	Where this paragraph applies, as provided in paragraph 1.9.3:

1.10.1	the agreement between the BMM Seller and the Purchaser for the sale and purchase of the BMM Shares, the BMM Claims and the BMM Shareholder Loan referred to in paragraph 1.6 and the provisions of this Agreement with respect to the assignment or payment of other BMM Indebtedness, with effect from the end of the period referred to in paragraph 1.9.3 and without requiring any act, agreement or acknowledgement on the part of the BMM Seller or the Purchaser, shall lapse; and

1.10.2	the provisions of paragraphs 1.1 to 1.9 of this Schedule shall, at the same time, apply anew save that:

(i)	the BMM Offer Notice shall be delivered to the BMM Board not later than 30 days following the end of the period referred to in paragraph 1.9.3;

(ii)	paragraphs 1.2.1 and 1.2.3 shall not apply;

(iii)	paragraphs 1.9.3 and 1.10.2 (other than this paragraph 1.10.2(iii)) shall not apply anew and if the conditions referred to in paragraph 1.8 have not been fulfilled within 180 days of delivery of a Party Lodgement Notice or a Shareholder Lodgement Notice (which is delivered after the date of delivery of the BMM Offer Notice delivered pursuant to this paragraph 1.10.2 and not any earlier Party Lodgement Notice or Shareholder Lodgement Notice), the agreement between the BMM Seller and the Purchaser for the sale and purchase of the BMM Shares, the BMM Claims and the BMM Shareholder Loan provided for in paragraph 1.6 (as applied anew) and the provisions of this Agreement with respect to the assignment or payment of other BMM Indebtedness shall lapse as provided in paragraph 1.10.1 but, for the avoidance of doubt, the provisions of this paragraph 1.10.2 shall not apply a second time.

2	Assignment of BMM Payables

2.1.1

Subject to the satisfaction of the BMM Conditions, and, in the case of the BMM Shareholder Loan, an agreement for the sale and purchase of the same being constituted under paragraph 1.6, on and subject to the terms of this Agreement (and in the case of the BMM Shareholders Loan, in furtherance of the obligations of the BMM Seller and the Purchaser with respect to the purchase and sale of the BMM Shareholders Loan pursuant to paragraph 1.6), the BMM Seller agrees to procure that the relevant members of the Sellers’ Group assign as of BMM Completion the benefit of the BMM Payables to the Purchaser and the Purchaser agrees to assume the rights in respect of the BMM Payables.

2.1.2	On the BMM Completion Date, the Purchaser shall pay an amount in cash by wire transfer to such bank account(s) as shall be notified to the Purchaser not less than five BMM Business Days prior to the BMM Completion Date, of immediately available funds which is equal to the aggregate of the BMM Payables to the relevant members of the Sellers’ Group as follows:

Member of Sellers’ Group	Relevant BMM Payables

Anglo American SA Finance Limited	the interest bearing ZAR500,000,000 revolving credit facility

BMM Seller	the BMM Shareholder Loan

The relevant member of the Sellers’ Group to whom such BMM Payable is owed	Any other BMM Payable

3	Amount of BMM Share Consideration

3.1	Subject to paragraph 1 of this Schedule, the purchase price payable by the Purchaser to the BMM Seller for the BMM Shares and the BMM Claims under this Agreement shall be an amount in cash equal to:

3.1.1	ZAR 1,708.4 million (the “BMM Share Value”); plus

3.1.2	an amount equivalent to the interest accrued at the Agreed Rate on an amount equal to the BMM Share Value (less all cash and cash equivalents in the BMM Sale Group as at the Locked Box Date) in respect of the period from (but excluding) the Locked Box Date and to (but excluding) the BMM Completion Date, such interest to accrue daily and be compounded monthly; plus

3.1.3	an amount equivalent to the actual interest accrued on all cash and cash equivalents in the BMM Sale Group as at the Locked Box Date in respect of the period from (but excluding) the Locked Box Date and to (but excluding) the BMM Completion Date; plus

3.1.4	an amount equivalent to the interest accrued at the Agreed Rate on an amount equal to the BMM Shareholder Loan in respect of the period from (but excluding) the Locked Box Date and to (but excluding) the BMM Completion Date, such interest to accrue daily (by reference to the amount outstanding under the BMM Shareholder Loan on each such day during such period) and be compounded monthly, (together with the amount referred to in paragraph 3.1.2, the “BMM Interest Amount”); minus

3.1.5	an amount equal to any Leakage which has occurred in respect of the period from (but excluding) the Locked Box Date and to (and including) the BMM Completion Date (the “BMM Leakage Adjustment”); minus

3.1.6	any BMM Dividend or BMM Accrued Transaction Bonus Amount,

(being the “BMM Share Consideration”).

3.2	To the extent that any amount referred to in paragraph 3.1.5 arises in respect of Leakage denominated in a currency other than Rand, or any BMM Dividend is paid or declared in a currency other than Rand, for the purposes of paragraphs 3.1.5 or 3.1.6, as the case may be, such amount shall be converted into Rand at the prevailing exchange rate at the time such Leakage occurred or BMM Dividend was paid/declared.

3.3	This paragraph 3.3 shall apply, and shall only apply, if the Purchaser gives notice in writing to the BMM Seller not earlier than receipt by the Purchaser of a Free to Sell Notice and not later than the Acceptance Date, to the effect that this paragraph shall apply. Any such notice shall be irrevocable and, for the avoidance of doubt, unless any such notice is given during such period, the provisions of this paragraph 3.3 shall have no effect whatsoever. Where this paragraph 3.3 applies as aforesaid, for all purposes of this Agreement:

3.3.1	the amount expressed to be the BMM Share Value in paragraph 3.1.1 shall be converted into US$ at an exchange rate of 7.6597 ZAR: 1 US$ and the result of such conversion shall, for all purposes of this Agreement, be deemed to be the “BMM Share Value” in substitution for the BMM Share Value referred to in paragraph 3.1.1;

3.3.2	the amount expressed to be the BMM Interest Amount in paragraph 3.1.2 and 3.1.3 shall be converted into US$ at an exchange rate of 7.6597 ZAR: 1 US$ and the result of such conversion shall, for all purposes of this Agreement, be deemed to be the “BMM Interest Amount” in substitution for the BMM Interest Amount referred to in paragraph 3.1.2;

3.3.3	the amount expressed to be the BMM Leakage Adjustment in paragraph 3.1.5 shall be converted into US$ at the prevailing US$/ZAR exchange rate at the time such Leakage occurred and the result of such conversion shall, for all purposes of this Agreement, be deemed to be the “BMM Leakage Adjustment” in substitution for the BMM Leakage Adjustment referred to in paragraph 3.1.5; and

3.3.4	any BMM Dividend referred to in paragraph 3.1.6 shall be converted into US$ at the prevailing US$/ZAR exchange rate at the time such BMM Dividend was paid or declared (if unpaid at BMM Completion) and the result of such conversion shall, for all purposes of this Agreement, be deemed to be the “BMM Dividend”.

3.4	The Purchaser will pay to the BMM Seller an amount equal to any Taxation for which BMM would otherwise have been accountable or liable to be assessed which is actually reduced or extinguished as a result of any Leakage taken into account in the BMM Leakage Adjustment or the payment of any BMM Accrued Transaction Bonus Amount. The due date for this payment will be thirty (30) Business Days after the date on which such Taxation is actually reduced or extinguished and the parties agree that the BMM Share Consideration shall be adjusted by the amount of such payment.

4	The BMM Conditions

4.1	Responsibility for Satisfaction

4.1.1	The BMM Seller shall use all reasonable endeavours to ensure the satisfaction of the BMM Conditions and the Purchaser shall use all reasonable endeavours to ensure the satisfaction of the BMM Conditions provided that (i) in the case of the BMM Seller this shall not give rise to an obligation on it to assume material expenditure or investment or to agree to any other obligation, condition or undertaking to achieve the same or (ii) in the case of either party this shall not require them to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that party such that it would be unreasonable to expect that party to take it and (iii) in the case of the Purchaser and notwithstanding (ii) above, such obligation shall include (but not be limited to) proposing and agreeing to any divestments or other conditions or other undertakings in order to obtain clearance from the relevant competition authorities as soon as possible.

4.1.2	The Purchaser shall provide the BMM Seller with drafts of all material correspondence, documents or other communications (including the Purchaser’s filing under the BMM Conditions set out at paragraphs 1.8.1 to 1.8.5 above) relating to the BMM Conditions (removing any information confidential from the BMM Seller) and shall give the BMM Seller reasonable opportunity to comment on such communications prior to their submission to the competent authorities. Furthermore, the Purchaser shall promptly provide the BMM Seller with copies of all such material communications received from or sent to the relevant Governmental Authorities. The Purchaser shall also involve the BMM Seller in any meetings or material discussions with the relevant Governmental Authorities.

4.1.3	The parties agree that all requests and enquiries from the relevant competition authorities or any other government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the BMM Seller and the Purchaser promptly and in consultation with each other and the BMM Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by the relevant competition authorities or other such government, agency, court or body upon being requested to do so by the other.

4.1.4	The Purchaser shall give notice to the BMM Seller of satisfaction of any BMM Condition within two BMM Business Days of becoming aware of the same.

4.2	Non-satisfaction of the Conditions Precedent

4.2.1	Each party shall keep the other informed of the satisfaction or, if applicable, the non-satisfaction of the relevant BMM Conditions.

4.2.2

If the BMM Conditions are not satisfied on or before the BMM Long Stop Date, the provisions of this Agreement (other than Clauses 1, 16 and 17.6 to 17.22) in respect of the BMM Shares, the BMM Claims, the BMM Shareholder Loan, other BMM Indebtedness and otherwise in relation to BMM (but not, for the avoidance of doubt, provisions relating to the Lisheen Shares and the Lisheen Group Entities and/or the Namibia Shares and the Namibia Group Companies) shall lapse and neither the Sellers nor the Purchasers shall have any claim against the other under this Agreement with respect to such matters as aforesaid, save for any claim arising from breach of the obligations contained in paragraphs 1.5 or 4.1.

5	Notification of the BMM Share Consideration and other settlement obligations

By no later than the second BMM Business Day after receipt by the BMM Seller of the notification of the satisfaction of the BMM Conditions, the BMM Seller shall deliver to the Purchaser a schedule (the “BMM Completion Statement”) setting out:

5.1	the BMM Share Consideration, broken down into the BMM Share Value, the BMM Interest Amount, the BMM Leakage Adjustment, any BMM Dividend and the BMM Accrued Transaction Bonus Amount;

5.2	the BMM Payables, specifying the relevant debtor and creditor for each BMM Payable; and

5.3	the BMM Receivables, specifying the relevant debtor and creditor for each BMM Receivable.

6	Allocation of the BMM Enterprise Value

6.1	The parties acknowledge and agree that the BMM Enterprise Value as at the Locked Box Date shall be allocated as follows:

Gamsberg Assets	Allocation of BMM Enterprise Value

Mineral licences	US$389.2 million

BMM Assets	Allocation of BMM Enterprise Value

Mineral licences	US$59 million

6.2	The parties agree to allocate the BMM Enterprise Value between the BMM Assets and the Gamsberg Assets at the BMM Completion by completing the following Schedule on the BMM Completion Date:

Gamsberg Asset	Allocation of BMM Enterprise Value

Mineral licences	•

BMM Asset	Allocation of BMM Enterprise Value

Mineral licences	•

6.3	In allocating the BMM Enterprise Value between the BMM Assets and the Gamsberg Assets pursuant to paragraph 6.2 above, the parties agree that such allocation will be consistent with the allocation of the BMM Enterprise Value at the Locked Box Date (as outlined in paragraph 6.1 above), subject to such amendments as they may deem necessary or appropriate by reference to the circumstances then subsisting.

Schedule 6

Sale and Purchase of the Lisheen Shares

(Clause 2.1)

1	Agreement to Sell the Lisheen Shares

1.1	Sale and Purchase of the Lisheen Shares

1.1.1	On and subject to the terms of this Agreement, the Lisheen Seller agrees to sell as legal and beneficial owner and the Purchaser agrees to purchase the Lisheen Shares.

1.1.2	The Lisheen Shares shall be sold free from Encumbrances and together with all rights and advantages attaching to them as at Lisheen Completion (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Lisheen Completion).

1.2	Repayment of Lisheen Payables

1.2.1	Subject to the satisfaction of the Lisheen Conditions on and subject to the terms of this Agreement, the Purchaser agrees to procure that any Lisheen Group Entity which is a debtor in respect of a Lisheen Group Payable shall, at Completion, repay in full such Lisheen Payable;

1.2.2	On the Lisheen Completion Date, the Purchaser shall, on behalf of each relevant Lisheen Group Entity which is a debtor in respect of a Lisheen Group Payable, pay such amounts in cash by wire transfer to such bank account(s) as shall be notified to the Purchaser not less than five Lisheen Business Days prior to the Lisheen Completion Date, of immediately available funds which are equal to the amount owed by such Lisheen Group Entity in respect of such Lisheen Group Payable and which in aggregate is equal to the Lisheen Payables due to the relevant members of the Sellers’ Group as follows:

Member of Sellers’ Group	Relevant Lisheen Payables

Anglo American Capital plc	Amount due under the revolving cash deposit agreement

The relevant member of the Sellers’ Group to whom such Lisheen Payable is owed	Any other Lisheen Payable

2	Amount of Lisheen Share Consideration

2.1	The purchase price payable by the Purchaser to the Lisheen Seller for the Lisheen Shares under this Agreement shall be an amount in cash equal to:

2.1.1	US$517 million (the “Lisheen Share Value”); plus

2.1.2

an amount equivalent to the interest accrued at the Agreed Rate on an amount equal to the Lisheen Share Value (less all cash and cash equivalents in the Lisheen Sale Group as at the Locked Box Date) in respect of the period from (but excluding) the Locked Box Date and to (but excluding) the Lisheen Completion

Date, such interest to accrue daily and be compounded monthly (the “Lisheen Interest Amount”); plus

2.1.3	an amount equivalent to the actual interest accrued on all cash and cash equivalents in the Lisheen Sale Group as at the Locked Box Date in respect of the period from (but excluding) the Locked Box Date and to (but excluding) the Lisheen Completion Date; minus

2.1.4	an amount equal to any Leakage which has occurred in respect of the period from (but excluding) the Locked Box Date and to (and including) the Lisheen Completion Date (the “Lisheen Leakage Adjustment”); minus

2.1.5	any Lisheen Accrued Transaction Bonus Amount,

(being	the “Lisheen Share Consideration”).

2.2	To the extent that any amount referred to in paragraph 2.1.4 arises in respect of Leakage denominated in a currency other than US$, for the purposes of paragraph 2.1.4, such amount shall be converted into US$ at the prevailing exchange rate at the time such Leakage occurred.

2.3	The Purchaser will pay to the Lisheen Seller an amount equal to any Taxation for which a Lisheen Group Entity would otherwise have been accountable or liable to be assessed which is actually reduced or extinguished as a result of any Leakage taken into account in the Lisheen Leakage Adjustment or the payment of any Lisheen Accrued Transaction Bonus Amount. The due date for this payment will be thirty (30) Business Days after the date on which such Taxation is actually reduced or extinguished and the parties agree that the Lisheen Share Consideration shall be adjusted by the amount of such payment.

3	Lisheen Conditions

3.1	Conditions Precedent

The Lisheen Completion is conditional on the satisfaction of the following conditions:

3.1.1	the approval of the sale of the Lisheen Shares by the Irish Minister for Communications, Energy and Natural Resources;

3.1.2	all mandatory consents and approvals for the sale of the Lisheen Shares having been obtained from the Korea Fair Trade Commission pursuant to the Monopoly Regulation and Fair Trade Act (MRFTA), Law No. 3320, December 31, 1980 as amended; and

3.1.3	all mandatory consents and approvals for the sale of the Lisheen Shares having been obtained from the Chinese Ministry of Commerce pursuant to the Anti-Monopoly Law of the People’s Republic of China adopted at the 29th meeting of the Standing Committee of the 10th National People’s Congress of the People’s Republic of China on August 30, 2007.

3.2	Responsibility for Satisfaction

3.2.1	The Lisheen Seller shall use all reasonable endeavours to ensure the satisfaction of the Lisheen Conditions and the Purchaser shall use all reasonable endeavours to ensure the satisfaction of the Lisheen Conditions provided that (i) in the case of the Lisheen Seller this shall not give rise to an obligation on it to assume material expenditure or investment or to agree to any other obligation, condition or undertaking to achieve the same or (ii) in the case of either party this shall not require it to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that party that it would be unreasonable to expect that party to take it and (iii) in the case of the Purchaser and notwithstanding (ii) above, such obligation shall include (but not be limited to) proposing and agreeing to any divestments or other conditions or other undertakings in order to obtain clearance from the relevant competition authorities as soon as possible.

3.2.2	The Purchaser shall provide the Lisheen Seller with drafts of all material correspondence, documents or other communications (including the Purchaser’s filing under the Lisheen Conditions) relating to the Lisheen Conditions (removing any information confidential from the Lisheen Seller) and shall give the Lisheen Seller reasonable opportunity to comment on such communications prior to their submission to the competent authorities. Furthermore, the Purchaser shall promptly provide the Lisheen Seller with copies of all such material communications received from or sent to the relevant Governmental Authorities. The Purchaser shall also involve the Lisheen Seller in any meetings or material discussions with the relevant Governmental Authorities.

3.2.3	Without prejudice to paragraph 3.2.1, the parties agree that all requests and enquiries from the relevant competition authorities or any other government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the Lisheen Seller and the Purchaser promptly and in consultation with each other and the Lisheen Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by the relevant competition authorities or other such government, agency, court or body upon being requested to do so by the other.

3.2.4	The Purchaser shall give notice to the Lisheen Seller of satisfaction of the Lisheen Conditions within two Lisheen Business Days of becoming aware of the same.

3.3	Non-satisfaction of the Conditions Precedent

3.3.1	Each party shall keep the other informed of the satisfaction or, if applicable, the non-satisfaction of the Lisheen Conditions.

3.3.2	If the Lisheen Conditions are not satisfied on or before the Lisheen Long Stop Date, the provisions of this Agreement (other than Clauses 1, 15 and 17.6 to 17.22) in respect of the Lisheen Shares and the Lisheen Indebtedness and otherwise in relation to the Lisheen Group Entities (but not, for the avoidance of doubt, provisions relating to the BMM Shares and BMM and/or the Namibia Shares and the Namibia Group Companies) shall lapse and neither the Sellers nor the Purchaser shall have any claim against the other under this Agreement with respect to such matters as aforesaid, save for any claim arising from breach of the obligations contained in paragraph 3.2.

4	Notification of the Lisheen Share Consideration and other settlement obligations

By no later than the second Lisheen Business Day after receipt by the Lisheen Seller of the notification of the satisfaction of the Lisheen Condition, the Lisheen Seller shall deliver to the Purchaser a schedule (the “Lisheen Completion Statement”) setting out:

4.1	the Lisheen Share Consideration, broken down into the Lisheen Share Value, the Lisheen Interest Amount the Lisheen Leakage Adjustment and the Lisheen Accrued Transaction Bonus Amount;

4.2	the Lisheen Payables, specifying the relevant debtor and creditor for each Lisheen Payable; and

4.3	the Lisheen Receivables, specifying the relevant debtor and creditor for each Lisheen Receivable.

Schedule 7

Sale and Purchase of the Namibia Shares

(Clause 2.1)

1	Agreement to Sell the Namibia Shares

1.1	Sale and Purchase of the Namibia Shares

1.1.1	On and subject to the terms of this Agreement, the Namibia Seller agree to sell and the Purchaser agrees to purchase the Namibia Shares.

1.1.2	The Namibia Shares shall be sold with full title guarantee and free from Encumbrances and together with all rights and advantages attaching to them as at Namibia Completion (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Namibia Completion).

1.2	Assignment of Namibia Payables

1.2.1	Subject to the satisfaction of the Namibia Conditions on and subject to the terms of this Agreement, the Namibia Seller agrees to procure that the relevant members of the Sellers’ Group assign as of Namibia Completion the benefit of the Namibia Payables to the Purchaser and the Purchaser agrees to assume the rights in respect of the Namibia Payables.

1.2.2	On the Namibia Completion Date, the Purchaser shall pay an amount in cash by wire transfer to such bank account(s) as shall be notified to the Purchaser not less than five Namibia Business Days prior to the Namibia Completion Date, of immediately available funds which is equal to the aggregate Namibia Payables to the relevant members of the Sellers’ Group as follows:

Member of Sellers’ Group	Relevant Namibia Payable

The relevant member of the Sellers’ Group to whom such Namibia Payable is owed	Any Namibia Payable

1.3	Amount of Namibia Share Consideration

The purchase price payable by the Purchaser to the Namibia Sellers for the Namibia Shares under this Agreement shall be an amount in cash equal to:

1.3.1	US$716 million (the “Namibia Share Value”); plus

1.3.2	an amount equivalent to the interest accrued at the Agreed Rate on an amount equal to the Namibia Share Value (less all cash and cash equivalents in the Namibia Sale Group as at the Locked Box Date) in respect of the period from (but excluding) the Locked Box Date and to (and including) the Namibia Completion Date, such interest to accrue daily and be compounded monthly (the “Namibia Interest Amount”); plus

1.3.3	an amount equivalent to the actual interest accrued on all cash and cash equivalents in the Namibia Sale Group as at the Locked Box Date in respect of the period from (but excluding) the Locked Box Date and to (but excluding) the Namibia Completion Date; minus

1.3.4	an amount equal to any Leakage which has occurred in respect of the period from (but excluding) the Locked Box Date and to (and including) the Namibia Completion Date (the “Namibia Leakage Adjustment”); minus

1.3.5	any Namibia Dividend other than the Disclosed Namibia Dividend or Namibia Accrued Transaction Bonus Amount,

(being the “Namibia Share Consideration”).

1.4	To the extent that any amount referred to in paragraph 2.1.4 arises in respect of Leakage denominated in a currency other than US$, or any Namibia Dividend is paid or declared in a currency other than US$, for the purposes of paragraphs 2.1.4 or 1.3.5, as the case may be, such amount shall be converted into US$ at the prevailing exchange rate at the time such Leakage occurred or Namibia Dividend was paid/declared.

1.5	The Purchaser will pay to the Namibia Seller an amount equal to any Taxation for which a Namibia Group Company would otherwise have been accountable or liable to be assessed which is actually reduced or extinguished as a result of any Leakage taken into account in the Namibia Leakage Adjustment or the payment of any Namibia Accrued Transaction Bonus Amount. The due date for this payment will be thirty (30) Business Days after the date on which such Taxation is actually reduced or extinguished and the parties agree that the Namibia Share Consideration shall be adjusted by the amount of such payment.

1.6	If, prior to Namibia Completion, none of the following events have occurred:

1.6.1	an agreement (the “Gergarub Transfer Agreement”) between Ambase Prospecting (Namibia) (Proprietary) Limited, Skorpion Mining Company (Proprietary) Limited (“Skorpion”) and Rosh Pinah Zinc Corporation (“RPZC”), substantially in the form in the Agreed Terms, in respect of the Gergarub Deposit (as defined in such agreement) and the other matters referred to therein is executed by the proposed parties thereto;

1.6.2	the Gergarub Definitive Agreement (as defined in the Gergarub Transfer Agreement) is executed by Skorpion (or a subsidiary of Skorpion) and RPZC (or a member of RPZC’s group); or

1.6.3	other arrangements legally binding on Skorpion (or a subsidiary of Skorpion) and RPZC (or a member of RPZC’s group) with respect to the joint development and exploitation of the Gergarub Deposit (as defined in such agreement) on terms substantially the same as those referred to in the Gergarub Transfer Agreement or on other terms and conditions satisfactory to the Purchaser (acting reasonably), are entered into, the Namibia Share Value will be reduced by US$25 million.

2	Namibia Conditions

2.1	Conditions Precedent

The Namibia Completion is conditional on the satisfaction of the following conditions:

2.1.1	the approval of the sale of all aspects of this Agreement requiring approval from the Namibian Reserve Bank in terms of the Currency and Exchanges Act, 9 of 1933;

2.1.2	the approval of the sale of the Namibia Shares by the relevant competition authorities in terms of the Competition Act, 2 of 2003;

2.1.3	all mandatory consents and approvals for the sale of the Namibia Shares having been obtained from the Korea Fair Trade Commission pursuant to the Monopoly Regulation and Fair Trade Act (MRFTA), Law No. 3320, December 31, 1980 as amended; and

2.1.4	all mandatory consents and approvals for the sale of the Namibia Shares having been obtained from the Chinese Ministry of Commerce pursuant to the Anti-Monopoly Law of the People’s Republic of China adopted at the 29th meeting of the Standing Committee of the 10th National People’s Congress of the People’s Republic of China on August 30, 2007.

2.2	Responsibility for Satisfaction

2.2.1	The Namibia Seller shall use all reasonable endeavours to ensure the satisfaction of the Namibia Conditions and the Purchaser shall use all reasonable endeavours to ensure the satisfaction of the Namibia Conditions provided that (i) in the case of the Namibia Seller this shall not give rise to an obligation on it to assume material expenditure or investment or to agree to any other obligation, condition or undertaking to achieve the same or (ii) in the case of either party this shall not require them to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that party that it would be unreasonable to expect that party to take and (iii) in the case of the Purchaser and notwithstanding (ii) above, such obligation shall include (but not be limited to) proposing and agreeing to any divestments or other conditions or other undertakings in order to obtain clearance from the relevant competition authorities as soon as possible as well as filing the requisite merger notice and filing fee.

2.2.2	The Purchaser shall provide the Namibia Seller with drafts of all material correspondence, documents or other communications (including the Purchaser’s filings under the Namibia Conditions set out at paragraphs 2.1.1 to 2.1.4 above) relating to the Namibia Conditions (removing any information confidential from the Namibia Seller) and shall give the Namibia Seller reasonable opportunity to comment on such communications prior to their submission to the competent authorities. Furthermore, the Purchaser shall promptly provide the Namibia Seller with copies of all such material communications received from or sent to the relevant Governmental Authorities. The Purchaser shall also involve the Namibia Seller in any meetings or material discussions with the relevant Governmental Authorities.

2.2.3	Without prejudice to paragraph 2.2.1, the parties agree that all requests and enquiries from the relevant competition authorities or any other government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the Namibia Seller and the Purchaser promptly and in consultation with each other and the Namibia Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by the relevant competition authorities or other such government, agency, court or body upon being requested to do so by the other.

2.2.4	The Purchaser shall give notice to the Namibia Seller of the relevant condition within two Namibia Business Days of becoming aware of the same.

2.3	Non-satisfaction of the Conditions Precedent

2.3.1	The party responsible for the satisfaction of each Namibia Condition shall keep the other informed of the satisfaction or, if applicable, the non-satisfaction of the relevant Namibia Conditions.

2.3.2	If the Namibia Conditions are not satisfied on or before the Namibia Long Stop Date, the provisions of the Agreement (other than Clauses 1, 15 and 17.6 to 17.22) in respect of the Namibia Shares and the Namibia Indebtedness and otherwise in relation to the Namibia Group Companies (but, not for the avoidance of doubt, provisions relating to the BMM Shares and BMM and/or the Lisheen Shares and the Lisheen Group Entities) shall lapse and neither the Sellers nor the Purchaser shall have any claim against the other under this Agreement with respect to such matters as aforesaid, save for any claim arising from breach of the obligations contained in paragraph 2.2.

3	Notification of the Namibia Share Consideration and other settlement obligations

By no later than the second Namibia Business Day after receipt by the Namibia Seller of the notification of the satisfaction or waiver of the Namibia Conditions, the Namibia Seller shall deliver to the Purchaser a schedule (the “Namibia Completion Statement”) setting out:

3.1	the Namibia Share Consideration, broken down into the Namibia Share Value, the Namibia Interest Amount, the Namibia Leakage Adjustment any Namibia Dividend and the Namibia Accrued Transaction Bonus Amount;

3.2	the Namibia Payables, specifying the relevant debtor and creditor for each Namibia Payable; and

3.3	the Namibia Receivables, specifying the relevant debtor and creditor for each Namibia Receivable.

Schedule 8

Permitted Leakage

(Clause 5.3)

1	Any payments provided for in this Agreement including, for the avoidance of doubt, payments made in respect of the Intra-Group Indebtedness.

2	Any matter undertaken at the written request of the Purchaser.

3	The payment or repayment of any amounts of principal or interest (together with the accrual of any such interest) in respect of any loans owing from any member of the Group to any member of the Sellers’ Group, in each case in accordance with the terms of the relevant intra-group loan agreement in force as at the date of this Agreement and which terms have been disclosed to the Purchaser prior to the date of this Agreement, or in respect of a loan made by a member of the Seller’s Group to a member of the Group after the Locked Box Date for the purposes of refinancing the outstanding principal and accrued interest of an intra-group loan agreement in force at the date of this Agreement and which terms have been disclosed to the Purchaser prior to the date of this Agreement or renewing or extending the term of any intra-group loan facility, in each case where the terms of the relevant loan or facility are no more favourable to the Sellers’ Group than (i) the terms of the intra-group loan agreement the subject of such refinancing, renewal or extension or (ii) the terms agreed between the Sellers and the Purchasers as acceptable terms for such refinancing as set out in the Disclosure Letters.

4	Any payments made in the ordinary or usual course of trading by any member of the Group to any member of the Sellers’ Group in respect of the purchase or sale of goods or the provision of services on terms no more favourable than the purchase or sale of such goods or the provision of such services during the 12 month period prior to the Locked Box Date, including, for the avoidance of doubt:

(i)	procurement and supply chain services for example platforms/infra-structure and staffing for site-specific procurement;

(ii)	information technology recharges and shared services (for example central staffing and infra-structure to support existing group-wide IT systems);

(iii)	insurance recharges in respect of insurance provided by a member of the Sellers’ Group to, or charges for insurance for the benefit of, a Group Company which are allocated to the member of the Group;

(iv)	aircraft provision costs and other travel services;

(v)	consulting services provided by Anglo Technical Division;

(vi)	exploration and technical services provided by Anglo Research;

(vii)	marketing and logistics services provided to BMM and the Namibia Group Companies in the negotiation and management of outbound logistics;

(viii)	company secretarial and other legal services (including internal audit);

(ix)	all services provided by the BMM Seller pursuant to the Black Mountain Shareholders Agreement;

(x)	access to and use of the Sellers’ Group’s standards on rehabilitation, safety, health and environmental matters;

(xi)	remittances to the Sellers’ Group in respect of employees seconded to a Group Company for the benefit of the Group;

(xii)	contributions to the Anglo Medical Aid Scheme or any pension scheme on behalf of employees of Group Companies; and

(xiii)	any payments necessary for ensuring compliance by the Group Companies with relevant legislation including, in respect of REACH,

5	Any liabilities or obligations incurred by any member of the Group on an arms’ length basis in relation to the procurement of goods or services by or on behalf of a member of the Seller’s Group in the ordinary course of the Group’s business.

6	Any payments made by any member of the Group to any member of the Sellers’ Group representing the deposit by such member of the Group of surplus cash for the purposes of treasury management provided that such deposit is made on terms as to the payment or accrual of interest to or for the benefit of such member of the Group which are arm’s length.

7	Any (i) payments made to the Lisheen Escrow Account and/or (ii) any payments made or liabilities incurred or obligations assumed, in each case pursuant to the terms of the Escrow Agreement and/or the Implementation Agreement.

8	Any Namibia Dividend.

9	Any BMM Dividend.

10	Any Specified Transaction Bonus Amount.

11	Any bonus or other discretionary payment or benefit paid in connection with the Transaction to a Relevant Employee (other than a Specified Transaction Bonus Amount) paid by a Group Company prior to Completion provided that the aggregate of all such amounts does not exceed the aggregate of €250,000, ZAR1,200,000 and N$1,400,000 (a “General Transaction Bonus Amount”).

12	Any payments made in respect of any of the Anglo Trusts by a Group Company in relation to the business of such Group Company or members of its Sale Group or its Relevant Employees of such Group Company or members of its Sale Group.

13	Payment by any Namibia Group Company of up to US$3.4 million (or its equivalent in local currency) to the Anglo Skorpion Trust Foundation.

14	To the extent not included in any of paragraphs 1 to 13 above, any payments made in respect of:

(i)	the Service Agreement between Namzinc (Pty) Ltd and the BMM Seller dated 1 January 2008; and

(ii)	the Service Agreement BMM and the BMM Seller dated 11 September 2006.

15	Any obligations of any of the Group Companies arising from time to pursuant to any of (i) the Escrow Agreement (ii) the Implementation Agreement (iii) the Gergarub Transfer Agreement or (iv) the Zinc Asset Transfer Agreement (excluding any money consideration payable).

16	Any obligation assumed by a Group Company pursuant to the proposed licence to Namzinc (Proprietary) Limited in connection with the Licence and Supply Agreement, as referred to in Clause 5.7.2.

17	Any obligation assumed by a Group Company under any Zinc Specific Third Party Contract assigned to it pursuant to Clause 5.

18	Any obligations assumed by a Lisheen Group Entity under any ISDA Master Agreement (Multicurrency-Cross Border) entered into after the date of this Agreement and prior to the Lisheen Completion Date on terms substantially in the form of the draft disclosed to the Purchaser prior to the date of this Agreement other than obligations in respect of the payment of any Premium (as defined therein) or any analogous payment or consideration for the grant to such Lisheen Group Entity of the rights thereunder.

19	Out of pocket costs and expenses of Relevant Employees incurred in connection with the Transaction, not exceeding US$50,000.

Schedule 9

Completion Obligations

(Clause 6)

1	Sellers’ Obligations

1.1	On each Completion, the relevant Seller shall deliver or make available to the Purchaser the following:

1.1.1	evidence of the due fulfilment of the BMM Conditions, the Lisheen Condition or the Namibia Conditions (as the case may be) required for that Completion for which the relevant Seller is responsible;

1.1.2	to the extent not already delivered, the Tax Indemnity duly executed by the relevant Seller;

1.1.3	a copy of the Intra-Group Payables Assignment Agreement duly executed by or on behalf of the relevant member of the Sellers’ Group in favour of the Purchaser;

1.1.4	evidence of the release of any guarantee referred to in Clause 14.2 which has been obtained prior to such Completion;

1.1.5	evidence that the relevant Seller and its representatives are authorised to execute this Agreement, the relevant Intra-Group Payables Assignment Agreement, and the Tax Indemnity.

1.2	On each Completion, the relevant Seller shall repay, as agent on behalf of the relevant member of the Sellers’ Group, or procure the repayment of the Intra-Group Receivables owed by the members of the Sellers’ Group as at the relevant Completion Date to the members of the relevant Sale Group.

1.3	On Namibia Completion the Namibia Seller shall deliver or make available to the Purchaser the Skorpion Trust Amendment Agreement duly executed by the relevant parties thereto.

1.4	On each Completion, the relevant Seller shall make available copies of the Shared Exploration Data relevant to such Completion.

1.5	After each relevant Completion, the relevant Seller shall deliver to the relevant Group Company such core samples and other physical (excluding documentary) Exploration Data as is in the possession of the relevant Seller or the Sellers’ Group in relation to the Mine the subject of the relevant Completion.

2	The Purchaser’s Obligations

2.1	On each Completion, the Purchaser shall pay, procure payment of, deliver or make available to the relevant Sellers the following:

2.1.1	pay the BMM Share Consideration, the Lisheen Share Consideration or the Namibia Share Consideration, as the case may be, in accordance with Clause 3.1;

2.1.2	pay the consideration for the assignment of the Intra-Group Payables to be assigned to the Purchaser on such Completion, in accordance with Clause 3.2 and Schedule 5, Schedule 6 or Schedule 7, as the case may be;

2.1.3	evidence of the due fulfilment of the BMM Conditions, the Lisheen Condition or the Namibia Conditions (as the case may be) required for that Completion for which the Purchaser is responsible;

2.1.4	to the extent not already delivered, the Tax Indemnity duly executed by the Purchaser;

2.1.5	a copy of the Intra-Group Payables Assignment Agreement duly executed by the Purchaser.

2.1.6	evidence that the Purchaser and its representative are authorised to execute this Agreement and the Tax Indemnity; and

2.1.7	evidence of the release of the following guarantees given by members of the Sellers’ Group for the benefit of the Group Companies referred to in Clause 14.1 to the extent obtained prior to such Completion:

Guarantor	Beneficiary	Amount	Description
Anglo American South Africa Limited	Transnet Freight Rail	ZAR10,000,000	This is disclosed at 3.7.1 of the “Black Mountain and Gamsberg” folder in the Data Room.

Anglo American South Africa Limited	Eskom Holdings Limited	ZAR334,800	This is disclosed at 3.7.2 of the “Black Mountain and Gamsberg” folder in the Data Room.

Anglo American South Africa Limited	Eskom Holdings Limited	ZAR134,634	This is disclosed at 3.7.3 of the “Black Mountain and Gamsberg” folder in the Data Room.

3	Transfer of the Shares

3.1	General Transfer Obligations

On each Completion, the relevant Seller and the Purchaser shall take such steps as are required to transfer the Shares that are the subject of the Completion.

3.2	Specific Transfer Obligations

On each Completion, the relevant Sellers and the Purchaser shall do the following in the order set out below:

3.2.1	In relation to the transfer of relevant Shares:

Namibia	Shares

deliver or make available to the Purchaser:

(i)	duly completed, executed and dated share transfer forms in the name of the Purchaser;

(ii)	a resolution of the board of directors of Anglo Base Namibia Holdings (Pty) Ltd approving the transfer of the Namibia Shares; and

(iii)	all share certificates in respect of the Namibia Shares.

BMM	Shares

deliver or make available to the Purchaser:

(i)	duly completed, executed and dated share transfer forms in favour of the Purchaser;

(ii)	all share certificates in respect of the BMM Shares; and

(iii)	a resolution of the board of directors of BMM approving the transfer of the BMM Shares and the BMM Claims.

Lisheen	Shares

deliver or make available to the Purchaser:

(i)	duly completed, executed and dated share transfer forms in favour of the Purchaser; and

(ii)	all share certificates in respect of the Lisheen Shares.

4	Further Obligations in Addition to Transfer

4.1	General Obligations

On each Completion, the relevant Seller shall deliver or make available to the Purchaser the following, insofar as they relate to the Group Companies the subject of the relevant Completion:

4.1.1	the written resignations (in a form reasonably satisfactory to the Purchaser) of such persons named in Schedule 2 as the Purchaser shall request in writing not less than 2 Business Days prior to the relevant Completion from the office or position specified in Schedule 2, to take effect on the relevant Completion;

4.1.2	evidence of the assignment of the Zinc Specific Third Party Contracts that have been assigned to the relevant Group Company prior to Completion and/or, where any such Zinc Specific Third Party Contracts have not been assigned to the relevant Group Company prior to the relevant Completion, evidence of such transitional arrangements as have been put in place in respect of such agreements;

4.1.3	if the Purchaser so requires, irrevocable powers of attorney or such other appropriate document (in such form as the Purchaser may reasonably require) executed by the Sellers in favour of the Purchaser or as it may direct to enable the Purchaser (pending registration of the relevant transfers) to exercise post Completion all voting and other rights attaching to the Shares the subject of such Completion and to appoint proxies for this purpose;

4.1.4	in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records, duly written up-to-date, including the shareholders’ register and share certificates in respect of the Group Companies, and all other books and records, all to the extent required to be kept by each Group Company under the law of its jurisdiction of incorporation;

4.1.5	evidence as to:

(a)	the acceptance by shareholders or the directors of each of the relevant Group Companies of the resignations referred to in paragraph 4.1.2 and of the appointment of such persons to take effect on Completion (within the maximum number permitted by the constitutional documents of the Group Company concerned) as the Purchaser may nominate (and notify to the relevant Seller not later than two Business Days prior to the relevant Completion Date) as directors and (if relevant) secretary;

(b)	the approval by the shareholders or the directors of the transfer of the Shares to the Purchaser;

where such acceptance or approval is required by law or under the constitutional documents of the Group Company concerned; and

4.1.6	evidence reasonably satisfactory to the Purchaser of the revocation of existing authorities given by the Group Company to banks (in respect of the operation of its bank accounts) and giving authority in favour of such persons as the Purchaser may nominate (and notify to the relevant Seller not later than two Business Days prior to the relevant Completion Date) to operate such accounts;

4.1.7	for the purposes of stamping the stock transfer forms relating to the Lisheen Shares, the Lisheen Seller shall provide all necessary details, including a tax reference number, to the Purchaser to allow the Purchaser to stamp the said transfers within the time periods prescribed by law.

Schedule 10

Share Schemes

(Clause 7)

1	Scope

This Schedule describes the treatment of the Relevant Employees who participate in the Anglo Share Schemes, the process for delivery of Anglo Shares to those employees after the relevant Completion Date and the discharge of liabilities in relation to withholding on account of Tax and social security obligations (“Employee Tax”). Certain capitalised terms used in this Schedule are defined in the rules of the Anglo Share Schemes.

2	Bonus Share Plan and Long Term Incentive Plan

2.1	Time for delivery of Anglo Shares

The rules of the Anglo Share Schemes provide that the Release Date for Bonus Shares awarded under the Bonus Share Plan will be advanced to a date shortly after the relevant Completion Date. In relation to the Enhancement Shares awarded under the Bonus Share Plan and the Conditional Awards awarded under the Long Term Incentive Plan, the number of Vested Shares will be determined after the end of each Performance Period and transferred to the participants shortly after Vesting in accordance with the same timetable used for other participants in the Bonus Share Plan and Long Term Incentive Plan.

2.2	Procedure for Delivery of Anglo Shares

In relation to each delivery of Anglo Shares pursuant to the Anglo Share Schemes, the following procedure shall apply:

2.2.1	The Sellers will ensure that Anglo will:

(i)	provide the Group Companies with a schedule of participants specifying their respective entitlements to Anglo Shares and to dividend equivalents and the anticipated date on which entitlements are due at least ten (10) Business Days prior to the date of such entitlement;

(ii)	procure the sale of sufficient Anglo Shares to discharge the Group Companies’ withholding obligation (if any) in respect of the participants’ liability to Employee Tax as notified under paragraph 2.2.1, and procure the delivery of the remaining Anglo Shares to the relevant participants; and

(iii)	pay to the Group Companies the proceeds of sale and the dividend equivalents within fifteen (15) Business Days from the notification to the Sellers of the amount of Employee Tax.

2.2.2	The Purchaser will ensure that the Group Companies will:

(i)	at Anglo’s request, provide Anglo with up-to-date information in relation to each participant, including their addresses for the purposes of Anglo satisfying its obligation to deliver Anglo Shares to the participants pursuant to paragraph 2.2.1;

(ii)	calculate the amount of Employee Tax payable in respect of the Anglo Shares, and notify Anglo of such amount so it may determine the number of

Anglo Shares to be sold pursuant to paragraph 2.2.1(ii), on the understanding that Anglo and the Sellers will accept the calculation made by the Group Company;

(iii)	account to the appropriate Tax Authority for the Employee Tax out of the funds received pursuant to paragraph 2.2.1(ii); and

(iv)	pay the dividend equivalents to the relevant participants through payroll out of the funds received pursuant to paragraph 2.2.2(iii), subject to such deductions as may be required by law.

2.3	Tax Relief

2.3.1	The Purchaser will pay to the relevant Seller an amount equal to the Taxation for which any Group Company (or any relevant employer in relation to any Group Company) would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of a Relief arising from the acquisition of shares in Anglo by any Relevant Employees in respect of their participation in the Anglo Share Schemes. The due date for this payment will be thirty (30) Business Days after the date on which such Tax would have had to have been paid but for the Relief.

2.3.2	Any such payment shall constitute additional consideration for the shares in the Group Companies or Affiliates (as the case may be).

2.4	Indemnity

2.4.1	The Sellers irrevocably and unconditionally agree to indemnify (and keep indemnified) the Purchaser on demand against any Losses (excluding any payment made by the Purchaser under paragraph 2.3.1 above) incurred by the Purchaser (or any member of the Purchaser’s Group) as a direct result of the participation of the Relevant Employees in the Anglo Share Schemes.

2.4.2	The Sellers shall not be liable for a claim under this paragraph 2.4 unless a notice is given by the Purchaser to the Sellers setting out the matters specified in Clause 13.2 within 12 months from the date on which the payment under the Anglo Share Schemes or the delivery of the Anglo Shares pursuant to this Schedule 10 is due.

The provisions of Clauses 12.1, 12.2 and 12.3 shall not apply to the Sellers’ obligations under this paragraph 2.4.

Schedule 11

Covenants relating to certain Relevant Individuals in respect of BMM and the

Lisheen Escrow Fund

(Clause 8)

Part 1—BMM

1	Scope

Part 1 of this Schedule describes the treatment of the Relevant Employees and Relevant Pensioners who participate in the Anglo Medical Aid Trust and/or the Anglo Pension Trust and certain arrangements in respect of the Anglo Rehabilitation Trust following the BMM Completion Date.

2	Anglo Medical Aid Trust

2.1	Relevant Employees and Relevant Pensioners who are members of the Anglo Medical Aid Trust will cease to accrue benefits in the Anglo Medical Aid Trust on and with effect from the BMM Completion Date.

2.2	The Purchaser will procure that as soon as reasonably practicable following the date of this Agreement, and in any event with effect from the BMM Completion Date, there is established or made available to the Relevant Individuals a medical aid scheme or arrangement (the “Purchaser’s Medical Aid Scheme”) which in the BMM Seller’s opinion provides benefits on terms and conditions that are, on the whole, no less favourable than the benefits to which the Relevant Individuals were entitled as members of the Anglo Medical Aid Trust before the BMM Completion.

2.3	Each Relevant Individual who was serving a waiting period before joining the Anglo Medical Aid Trust will be eligible to join the Purchaser’s Medical Aid Scheme no later than the date on which he or she would have been able to join the Anglo Medical Aid Trust.

2.4	The Purchaser will also procure that a Relevant Individual’s service with any member of the Sellers’ Group is counted as service with the Purchaser for the purposes of determining eligibility for the Purchaser’s Medical Aid Scheme and the entitlement to receive the relevant subsidy from the Purchaser or any member of the Purchaser’s Group.

3	Anglo Pension Trust

3.1	Relevant Employees and Relevant Pensioners who are members of the Anglo Pension Trust will cease to accrue benefits in the Anglo Pension Trust on and with effect from the BMM Completion Date.

3.2	The Purchaser will procure that as soon as reasonably practicable following the date of this Agreement, and in any event with effect from the BMM Completion Date, there is established or made available to the Relevant Individuals pension scheme or arrangement (the “Purchaser’s Pension Scheme”) which in the BMM Seller’s opinion provides benefits on terms and conditions that are, on the whole, no less favourable than the benefits that the Relevant Individuals were accruing in the Anglo Pension Trust before the BMM Completion.

3.3	The Purchaser will also procure that a Relevant Individual’s Post-Completion Employee’s service with any member of the Sellers’ Group is counted as service with the Purchaser for the purposes of determining eligibility for the Purchaser’s Pension Scheme and the accumulation and vesting of benefits under that scheme.

3.4	The rules of the Anglo Pension Trust shall continue to apply mutatis mutandis to the contributions to be made by the Purchaser and the Relevant Employees and Relevant Pensioners to the Anglo Pension Trust, until the transfer of the Relevant Individuals to the Purchaser’s Pension Scheme has been effected pursuant to paragraph 3.2 above.

4	Indemnity in relation to the Anglo Medical Aid Trust and the Anglo Pension Trust

The Purchaser hereby indemnifies the BMM Seller and the Sellers’ Group and agrees to hold the BMM Seller and the Sellers’ Group harmless against all claims made against the BMM Seller and the Sellers’ Group, all costs and expenditure incurred by the BMM Seller and the Sellers’ Group, and all losses and damages suffered by the BMM Seller and the Sellers’ Group, to the extent arising out of any claim from a Relevant Employee or a Relevant Pensioner specifically in relation to the transfer from the Anglo Medical Aid Trust and/or the Anglo Pension Trust to the Purchaser’s Medical Aid Scheme and/or the Purchaser’s Pension Scheme respectively, or the failure by the Purchaser to establish and register the Relevant Employees and Relevant Pensioners as participants of the Purchaser’s Medical Aid Scheme and/or the Purchaser’s Pension Scheme.

5	Anglo Rehabilitation Trust

5.1	The Purchaser will procure that as soon as reasonably practicable following the date of this Agreement, and in any event with effect from the BMM Completion Date, there is established a closure rehabilitation company or trust for the purposes contemplated in section 37A(1)(a) of the South Africa Income Tax Act, No. 58 of 1962 (South Africa) (the “Purchaser Rehabilitation Vehicle”).

5.2	As soon as reasonably practicable following the date of this Agreement the Purchaser shall use all reasonable endeavours to obtain all relevant approvals and registrations for the establishment of the Purchaser Rehabilitation Vehicle, including (without limitation):

5.2.1	the approval of the Commissioner for the South African Revenue Service;

5.2.2	the approval of the Department of Mineral Resources; and

5.2.3	either (i) the registration of such new rehabilitation trust with the Master of the South African High Court or (ii) the incorporation of such new rehabilitation company at the Companies and Intellectual Property Registration Office (as the case may be), and the BMM Seller shall cooperate with the Purchaser and BMM to achieve such approvals and registrations.

5.3	As soon as reasonably possible following the later of:

5.3.1	either (i) the date on which the Master of the High Court issues letters of authority to the trustees of the Purchaser Rehabilitation Vehicle or (ii) the date on the

Registrar of Companies issues a certificate to commence business in respect of the Purchaser Rehabilitation Vehicle (as the case may be); and

5.3.2	the approval of the Commissioner for the South African Revenue Service and the Department of Mineral Resources having been granted (to the extent such approvals are required); and

5.3.3	the BMM Completion Date,

the BMM Seller shall procure that the auditors of the Anglo Rehabilitation Trust provide the BMM Seller and the Purchaser with a schedule (the “Rehabilitation Schedule”) detailing the amount standing to the credit of BMM in the books of account of the Anglo Rehabilitation Trust (the “Credited Amount”). The Credited Amount shall include any returns on contributions made by BMM to the Anglo Rehabilitation Trust and allocated to the mining operations of BMM up until the relevant date of transfer of the Credited Amount to the Purchaser Rehabilitation Vehicle pursuant to paragraph 5.4 below.

5.4	As soon as reasonably practicable following receipt of the Rehabilitation Schedule the BMM Seller shall procure that the trustees of the Anglo Rehabilitation Trust transfer the Credited Amount to the Purchaser Rehabilitation Vehicle.

5.5	The Purchaser acknowledges and agrees that the BMM Seller has made proper payments to the Anglo Rehabilitation Trust in respect of Closure of the BMM Assets and that the BMM Seller and the trustees of the Anglo Rehabilitation Trust shall have no liability whatsoever in respect of any under-provision of the Purchaser Rehabilitation Vehicle following the transfer of the Credited Amount, and any such under-provision shall be for the account of BMM.

5.6	The Purchaser hereby indemnifies the trustees of the Anglo Rehabilitation Trust, the BMM Seller and the Sellers’ Group and agrees to hold the trustees of the Anglo Rehabilitation Trust, the BMM Seller and the Sellers’ Group harmless against all claims made against the trustees of the Anglo Rehabilitation Trust, the BMM Seller and the Sellers’ Group, all costs and expenditure incurred by the trustees of the Anglo Rehabilitation Trust, the BMM Seller and the Sellers’ Group, and all losses and damages suffered by the trustees of the Anglo Rehabilitation Trust, the BMM Seller and the Sellers’ Group, after the transfer of the Credited Amount to the extent arising out of any claim in respect or arising from of any under-funding of the Purchaser Rehabilitation Vehicle, or the operation or any acts, omissions or transaction of the Purchaser Rehabilitation Vehicle or its trustees in each case after transfer to the Purchaser Rehabilitation Vehicle of the Credited Amount.

Part 2—The Lisheen Escrow Fund

1	Scope

Part 2 of this Schedule describes the treatment of the Lisheen Escrow Fund and certain arrangements in respect of the Lisheen Escrow Fund prior to and following the Lisheen Completion Date.

2	Funding of the Lisheen Escrow Fund

The Lisheen Seller shall use reasonable endeavours to procure, prior to the Lisheen Completion, that the Lisheen Group Entities fund the Lisheen Escrow Account with an amount equal to the Lisheen Escrow Amount from the cash reserves of the Lisheen Group Entities existing at the time of such funding (the “Lisheen Funding”). To the extent that the Lisheen Funding has not been completed by the Lisheen Completion Date, the Purchaser shall procure that, as soon as reasonably practicable following the Lisheen Completion Date, the Lisheen Group Entities fund the Lisheen Escrow Account with an amount equal to the Lisheen Escrow Amount from the cash reserves of the Lisheen Group Entities existing at the time of such funding (the “Purchaser Lisheen Funding”).

3	Purchaser undertakings

The Purchaser undertakes to the Lisheen Seller with effect from the Lisheen Completion Date as follows:

3.1	to procure the performance by Anglo American Lisheen Finance Limited of its obligations from time to time under the Escrow Agreement and the Implementation Agreement;

3.2	not to carry out any action or do any other thing or act, and to procure that neither Anglo American Lisheen Finance Limited nor any other Lisheen Group Entity or member of the Purchaser’s Group shall carry out any action or do any other thing or act, the intention or effect of which is to prejudice, restrict or distort in any way (i) the making of any payment provided for under the Implementation Agreement or the Escrow Agreement or (ii) the terms of a redundancy situation contemplated by the Implementation Agreement or the Escrow Agreement; and

3.3	for such time as any amounts stand to the credit of the Lisheen Escrow Account (i) to keep Anglo American Lisheen Finance Limited solvent and (ii) not to commence any action to wind up Anglo American Lisheen Finance Limited.

4	Surplus amounts

4.1	To the extent that there are any amounts standing to the credit of the Lisheen Escrow Account on 31 December 2013 (including, for the avoidance of doubt, any reimbursements from the relevant Irish authorities) (the “Lisheen Surplus Amount”) such amounts shall be for the benefit of the Lisheen Sale Group.

4.2	The Purchaser acknowledges and agrees that neither the Lisheen Seller nor any member of the Seller’s Group shall have any liability whatsoever in respect of any redundancy claims whether under the Lisheen Escrow Account or otherwise except as provided in this Agreement and, in any circumstances, (i) in excess of the Lisheen Escrow Amount or (ii) at any time following 31 December 2013.

4.3	The Purchaser hereby agrees that to the extent any amounts standing to the credit of the Lisheen Escrow Account are transferred to the Lisheen Group Entities, on or after 31 December 2013, it shall ensure that appropriate arrangements are agreed between it, the Lisheen Group Entities and representatives of the Lisheen Group Entities’ employees, to provide for the safeguarding of such amounts, by means of escrow or otherwise, prior to their release from the Lisheen Escrow Account. The Purchaser acknowledges that neither Anglo nor any of its subsidiaries, shall have any obligations or responsibilities to any party, in respect of any such arrangements entered into in this regard, after the closure of the Lisheen Escrow Account or 31 December 2013, whichever occurs first.

5	Indemnity

The Purchaser hereby indemnifies the Lisheen Seller and the Sellers’ Group and agrees to hold the Lisheen Seller and the Sellers’ Group harmless against all claims made against the Lisheen Seller and the Sellers’ Group all costs and expenditure incurred by the Lisheen Seller and the Sellers’ Group, and all losses and damages suffered by the Lisheen Seller and the Sellers’ Group, to the extent arising out of any claim in respect of (i) any failure by the Purchaser to procure the Purchaser Lisheen Funding (to the extent required pursuant to paragraph 2 above) and (ii) any claims by current or former employees of the Lisheen Group Entities which are not provided for by, or are otherwise in excess of, the Lisheen Escrow Amount.

6	Exceptions to Sellers’ Obligations in relation to the conduct of business

The Purchaser acknowledges and agrees that any actions taken by any member of the Sellers’ Group pursuant to the arrangements outlined in this Schedule 11 will not operate to contravene the provisions of Clause 5.1 of this Agreement.

Schedule 12

Other Post-Completion Obligations

(Clause 9)

1	Post-Completion Obligations in relation to BMM

1.1	Trade receivables

As soon as reasonably practicable following BMM Completion, the BMM Seller and the Purchaser shall cooperate to identify and determine any outstanding payables or receivables or other debt obligations arising in the ordinary course of business between BMM and the Seller’s Group that do not, by their express terms, set dates and provisions for payment (“BMM Trade Obligations”). The BMM Seller and the Purchaser shall net off such BMM Trade Obligations and, as soon as reasonably practicable following BMM Completion (and in any event within 30 BMM Business Days of the BMM Completion Date) the relevant party shall make a net settlement payment in respect of such BMM Trade Obligations to the other party.

1.2	BMM Dividend

To the extent any BMM Dividend has not been paid on the BMM Completion Date, the Purchaser shall procure the payment of such BMM Dividend to the BMM Seller within five BMM Business Days of the BMM Completion Date.

2	Post-Completion Obligations in relation to the Lisheen Group Entities

As soon as reasonably practicable following Lisheen Completion, the Lisheen Seller and the Purchaser shall cooperate to identify and determine any outstanding payables or receivables or other debt obligations arising in the ordinary course of business between the Lisheen Group Entities and the Seller’s Group that do not, by their terms, set dates and provisions for payment (“Lisheen Trade Obligations”). The Lisheen Seller and the Purchaser shall net off such Lisheen Trade Obligations and, as soon as reasonably practicable following the Lisheen Completion (and in any event within 30 Lisheen Business Days of the Lisheen Completion Date) the relevant party shall make a net settlement payment in respect of such Lisheen Trade Obligations to the other party.

3	Post-Completion Obligations in relation to the Namibia Group Companies

3.1	Post Completion Filings

The Namibia Seller and the Purchaser shall co-operate in the filing of any consents, notifications or other regulatory requirements that may be required in respect of the sale of the Namibia Shares.

3.2	Trade Receivables

As soon as reasonably practicable following Namibia Completion, the Namibia Seller and the Purchaser shall cooperate to identify and determine any outstanding payables or receivables or other debt obligations arising in the ordinary course of business between the Namibia Group Companies and the Seller’s Group that do not, by their express terms, set dates and provisions for payment (“Namibia Trade Obligations”). The Namibia Seller and the Purchaser shall net off such Namibia Trade Obligations and, as soon as reasonably practicable following the Namibia Completion (and in any event within 30 Namibia Business Days of the Namibia Completion Date) the relevant party shall make a net settlement payment in respect of such Namibia Trade Obligations to the other party.

3.3	Namibia Dividend

To the extent any Namibia Dividend has not been paid on the Namibia Completion Date, the Purchaser shall procure the payment of such Namibia Dividend to the Namibia Seller within five Namibia Business Days of the Namibia Completion Date.

Schedule 13

Warranties given under Clause 11.1

1	Corporate Information

1.1	The Shares and the Group Companies

1.1.1	The Sellers specified in Schedule 1:

(i)	are the sole legal and beneficial owner of the Shares; and

(ii)	have the right to exercise all voting and other rights over such Shares.

1.1.2	The Shares comprise the whole of the issued and allotted share capital of the Companies, have been properly and validly issued and allotted and are each fully paid.

1.1.3	The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.4	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.5	There are no Encumbrances on the shares in any Group Company.

1.1.6	The particulars contained in Schedule 2 are true and accurate in all material respects.

1.2	Constitutional Documents, Corporate Registers and Minute Books

1.2.1

The constitutional documents of the Group Companies in the Data Room are true and accurate copies of the constitutional documents of the Group Companies and, so far as the Sellers are aware, there have not been and are not any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of the Group.

1.2.2	The registers, statutory books and books of account required to be maintained by each Group Company under applicable law:

(i)	are up-to-date;

(ii)	are maintained in accordance with applicable law; and

(iii)	contain complete and accurate records of all matters required to be dealt with in such books and records,

in all material respects.

1.2.3	All the registers, books and records referred to in paragraph 1.2.2 of this Schedule 13 are in the possession (or under the control) of the relevant Group Company.

1.2.4	All filings, publications, registrations and other formalities required by applicable law to be delivered or made by the Group Companies to company registries in each relevant jurisdiction have been duly delivered.

1.3	No Leakage

Since the Locked Box Date, no Group Company has permitted, nor has there been, any Leakage other than Permitted Leakage. The Disclosure Letters (or documents expressly identified in the Disclosure Letters and made available to the Purchaser prior to the date of this Agreement):

1.3.1	set out details of the Specified Transaction Bonus Amounts and the Specified Transaction Bonus Employees; and

1.3.2	Fairly Disclose any General Transaction Bonus Amounts to the extent that any individual such amount exceeds US$50,000 (or its equivalent in any other currency) or represents more than 30 per cent. of the salary of the Relevant Employee to whom it relates for the 12 month period ending on the Locked Box Date.

2	Accounts

2.1	Audited Accounts

The Audited Accounts:

2.1.1	give a true and fair view (or the equivalent for each relevant jurisdiction) of the state of affairs of the Group Companies at the Accounts Date and of the profit and loss of the Group Companies for the period then ended;

2.1.2	have been prepared in accordance with applicable law and with the Relevant Accounting Standards applicable at the Accounts Date; and

2.1.3	subject to paragraphs 2.1.1 and 2.1.2 above, have been prepared on a consistent basis with that adopted in preparing the audited accounts of the Group Companies for the financial year of the relevant Group Company ended on 31 December 2008 (except where disclosed in the Audited Accounts).

2.2	HFM Management Accounts

The HFM Management Accounts have been prepared with due care and give a reasonable view of the profit and loss of the Zinc Mining Businesses for the period commencing on 1 January 2010 and ending on the Management Accounts Date and the assets and liabilities of the Zinc Mining Businesses as at the Management Accounts Date, having regard to the purposes for which they have been prepared.

3	Financial Obligations

3.1	Financial Facilities

Details of all bank or other financial facilities outstanding or available to the Group Companies from any bank, credit or lending institution (other than those provided by the Sellers’ Group) or loan notes, debentures or other Indebtedness are given in the Disclosure Letters.

3.2	Guarantees

Other than in the ordinary course of business, there is no outstanding guarantee, indemnity, suretyship or security given:

3.2.1	by the Group Companies for the benefit of any person other than the Group Companies; or

3.2.2	for the benefit of the Group Companies by a member of the Sellers’ Group.

4	Assets

4.1	The Properties

4.1.1	General

The Properties comprise all the land and buildings owned, leased, in the possession of or occupied by the Group Companies or, so far as the Sellers are aware, in which the Group Companies have any ownership, interest or liability (whether contingent, secondary or otherwise).

4.1.2	Title to the Properties

The Group Companies are the owners of (or the tenant or grantee of, as the case may be) and are entitled to occupy the Properties and plots as indicated in Schedule 3 for the purposes of the current business operations of the Group Companies.

4.1.3	Charges

There are no material charges, encumbrances, easements and/or third-party rights registered or otherwise over the Properties or any part of them that materially adversely affects the relevant Seller’s enjoyment or use of the Properties.

4.1.4	Title documents

The Data Room contains copies of all relevant and material documents of title in respect of the Group Companies ownership of and title to the Properties and each of such documents is in the possession and under the control of the relevant Group Company.

4.1.5	Operation

The Group Companies have not required ownership or occupation rights to any real property other than the Properties for the purpose of carrying on the business of the Group as carried on at the date of this Agreement and during the 12 month period prior to the Locked Box Date.

4.1.6	Leasehold Properties

Where any Property is held under a lease, tenancy or licence there have been no variations or documents supplemental to the lease, tenancy or licence which are not in the Data Room and which materially vary the terms of such lease, tenancy or licence.

4.1.7	Compulsory Acquisition

So far as the Sellers are aware, there is no outstanding resolution or proposal for compulsory acquisition of any Property, or of rights in respect of any Property, as a whole or as to any part, by a local or other authority or other person with legislative power.

4.1.8	Adverse Interests

There is no person in possession of, or who has or claims a right or interest of any kind in, any Property as a whole or as to any part, materially adversely to the interest of the Group Companies.

4.1.9	Obligations affecting title to the Properties

So far as the Sellers are aware, the Group Companies have performed or complied in all material respects with each obligation, condition, and agreement (including, without limitation, the terms of any lease or licence) and legal and administrative requirement affecting each Property, its ownership or the right to occupy the Properties.

4.1.10	Outstanding Obligations

There is no provision of any agreement to which a Group Company is a party which materially adversely affects the Group Companies title to or rights to occupy the Properties.

4.1.11	Planning Permissions

The current use of each Property, its original construction and any subsequent material alteration is or was permitted under any relevant planning legislation in force at the date of this Agreement or at any prior relevant time.

4.1.12	Planning Applications

No application for planning permission relating to the Properties or any part of them awaits determination, no planning decision or deemed refusal is the subject of any appeal and no monetary claim or liability (whether contingent or otherwise) in respect of any Property under any relevant planning legislation is outstanding.

4.1.13	Designations

No Property is:

(i)	listed as being of special historic or architectural interest; or

(ii)	subject to any other order or statutory designation applicable only to the Properties (or any of them) which materially adversely affects the use of such Property as at the date of this Agreement.

4.2	Ownership of Assets

So far as the Sellers are aware, all assets included in the Audited Accounts or acquired by any of the Group Companies since the Accounts Date, in each case exceeding US$5 million, other than the Properties, the Intellectual Property and any assets disposed of or realised in the ordinary course of business, and excepting rights and retention of title arrangements arising by operation of law in the ordinary course of business:

4.2.1	are legally and beneficially owned by the Group Companies; and

4.2.2	are, where capable of possession, in the possession or under the control of the relevant Group Company.

None of such assets is the subject of an Encumbrance or the subject of any factoring arrangement, conditional sale or credit agreement.

4.3	Sufficiency of Assets

The Data Room or the Disclosure Letters contain details of all material fixed assets used by the Group Companies in carrying on the business of the Group as at the date of this Agreement which are not the property of the Group Companies or hired or leased by a Group Company in circumstances where, so far as the Sellers are aware, such hire or lease will not continue to be available to the Group Companies following the date of this Agreement.

5	Intellectual Property and Information Technology

5.1	Ownership etc.

5.1.1	So far as the Sellers are aware, all the Material Intellectual Property is, and all pending applications therefor are (or where appropriate in the case of pending applications, will upon registration be) owned by, licensed to or lawfully used under the authority of the owner by, a member of the Group.

5.1.2	So far as the Sellers are aware, all the Material Intellectual Property which is owned by a member of the Group, and all pending applications therefor, is:

(i)	not being attacked or opposed by any person;

(ii)	not licensed to a third party except as disclosed in the Data Room; and

(iii)	in the case of Material Intellectual Property that is registered or the subject of applications for registration in any intellectual property registry, listed and briefly described in Schedule 4.

5.1.3	The Data Room or the Disclosure Letters disclose all Material Intellectual Property not owned by a Group Company the absence of which would materially adversely affect the carrying on of the business of the relevant Group Company as carried on at the date of this Agreement.

5.2	Information Technology

So far as the Sellers are aware, in the 12 months prior to the date of this Agreement, there have been no failures or breakdowns of any Information Technology which have caused any substantial disruption or interruption in or to the business of the Group.

5.3	Data Protection

So far as the Sellers are aware:

5.3.1	no notice alleging non-compliance with any applicable data protection legislation (including any enforcement notice, deregistration notice, transfer prohibition notice or equivalent notice) has been received by the Group from any competent data protection authority; and

5.3.2	the Group has not during the two year period prior to the date of this Agreement breached in any material respect any applicable law relating to data protection.

6	Contracts

6.1	Contracts

No Group Company is a party to or subject to any contract or agreement (other than in relation to any property, lease or contract of employment) which is material to the business of the Group as carried on at the date of this Agreement which:

6.1.1	is not in the ordinary course of business;

6.1.2	is not on an arm’s length basis;

6.1.3	is of a long term nature that has an unexpired term of 3 years or more; or

6.1.4	materially restricts its freedom to carry on its current business operations.

6.2	Joint Ventures etc.

No Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees).

6.3	Agreements with Connected Parties

6.3.1	There are no existing contracts or arrangements material to the business of the Group between, on the one hand, any Group Company and, on the other hand, any relevant Seller or any other member of the Sellers’ Group, other than Intra-Group Indebtedness or on normal commercial terms in the ordinary course of business.

6.3.2	No Group Company is a party to any contract material to the business of the Group with any current or former employee or current or former director of any Group Company or any person connected (as defined by applicable law in the relevant jurisdiction) with any of such persons, or in which any such person as aforesaid is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course and usual of business.

6.4	Compliance with Agreements

6.4.1	So far as the Sellers are aware:

(i)	all the contracts material to the business of the Group to which any of the Group Companies is a party are valid and binding obligations of the parties thereto and the terms thereof have been complied with in all material respects by the relevant Group Company and by any other party to such contracts.

(ii)	no written notice of termination or of intention to terminate or written notice of material breach has been received in respect of any such material contracts.

6.5	Effect of Transaction

The Data Room contains copies of each contract or agreement to which a Group Company is a party and which is material to the business of the Group the terms of which are such that:

6.5.1	it cannot be terminated by the other party thereto on less than 3 months notice; and

6.5.2	the sale of the Shares contemplated by this Agreement would give the other party thereto the right to terminate or vary in a material way such contract or agreement or give rise to a material breach thereof or a material Encumbrance thereon.

6.6	Third Party Contracts

6.6.1	Schedule 6 to the Disclosure Letters contains details of all material contracts between any member of the Sellers’ Group and a third party relating solely to the business and operations of any Group Company or where the purpose of the contract is solely for the benefit of any Group Company (“Zinc Specific Third Party Contracts”).

6.6.2	Schedule 6 to the Disclosure Letters Fairly Discloses all contracts between any member of the Seller’s Group and a third party which relate in part to the business and operations of any Group Company or where the purpose of the contract is in part for the benefit of a Group Company which contract is material to the business of the Group as carried on at the date of this Agreement.

6.6.3	If the Gergarub Transfer Agreement is executed on or prior to Namibia Completion by the proposed parties thereto, it will supersede in its entirety the MOA (as defined therein) which will, at all times following such execution, have no legal effect among the parties thereto (save insofar as it records provisions which form (in whole or in part) the basis of the legal rights and obligations of the parties to the Gergarub Transfer Agreement).

7	Employees and Employee Benefits

For the purposes of this paragraph 7, “Relevant Employees” means those employees of the Group employed (on the basis of full time employment) by a Group Company immediately prior to Completion and “Relevant Employee” means any one of them.

7.1	Employees and Terms of Employment

7.1.1	The Data Room contains details, in relation to each Group Company, of:

(i)	the total number (to within 5 per cent) of Relevant Employees;

(ii)	the total payroll cost for the previous year;

(iii)	the salary and other benefits, period of continuous employment, location and grade of each Senior Employee;

(iv)	the contract of employment of each Senior Employee;

(v)	specimen terms and conditions of each grade or category of Relevant Employee; and

(vi)	the Consultancy Agreements.

7.1.2	So far as the Sellers are aware, all of the Relevant Employees have where required valid employment permits to work in the relevant jurisdictions where such employees are working.

7.2	Termination of Employment

7.2.1	In six months prior to the date of this Agreement, no Group Company has received written notice of the intention of any Senior Employee or Consultant to terminate his or her employment or provision of services or Consultancy Agreement.

7.2.2	In the six months prior to the date of this Agreement, no Group Company issued written notification to terminate the employment or provision of services of, or Consultancy Agreement of:

(i)	any Senior Employee;

(ii)	more than 5% of the Relevant Employees in any one location; or

(iii)	any Consultant

7.2.3	No material liability which remains undischarged has been incurred by any Group Company for:

(i)	breach of any contract of employment or Consultancy Agreement with any Relevant Employee or Consultant;

(ii)	breach of any statutory employment right; or

(iii)	failure to comply with any order for the reinstatement or re-engagement of any Relevant Employee.

7.3	Works Councils and Employee Representative Bodies

The Disclosure Letters list all works councils, trade unions and employee representative bodies with which the Group Companies deal or formally recognise. No written request has been received by any Group Company for the recognition of any other works council, trade union or employee representative body.

7.4	Collective Bargaining Agreements etc.

Other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, collective agreements and other relevant agreements listed in the Disclosure Letters are all the material agreements between the Group Companies and any works councils, trade unions or representative bodies.

7.5	Strikes or Industrial Action

There are no strikes, “go slows” or other industrial action taking place or, so far as the Sellers are aware, pending or threatened in respect of the employees of any Group Company.

7.6	Employment Related Claims

So far as the Sellers are aware, there are no pending or threatened claims from any Relevant Employee or former employee of any Company arising out of his or her employment with a Group Company which could reasonably be expected to give rise to a claim in excess of US $1.5 million.

7.7	Group Retirement Benefit Arrangements

7.7.1	Group Retirement Benefit Arrangements

The arrangements listed in the Disclosure Letters are the only arrangements under which the Sellers or the Group Companies make payments for providing retirement, death, disability or life assurance benefits (the “Group Retirement Benefit Arrangements”), except for arrangements to which the Sellers or Group Companies contribute in compliance with any law or regulation.

7.7.2	Disclosure

The Data Room contains copies of documents governing such Group Retirement Benefit Arrangements as will transfer to the Purchaser on Completion and membership data to establish members’ entitlements to benefits under such Group Retirement Benefit Arrangements.

7.8	Bonus or other Profit-related Schemes

There are contained in the Data Room the written rules and other documentation to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Relevant Employees.

8	Mining rights, licences, concessions and consents

8.1	So far as the Sellers are aware, all regulatory licences, consents, concessions, state mining leases, mineral mining and exploration rights and permits, other than such the absence of which would not have a material adverse effect on the Group, required for the activities of the Group as carried out up to the date of this Agreement have been obtained, are in force and are being complied with in all material respects. So far as the Sellers are aware, no notice to suspend or revoke (including as a result of the change of control of the Companies) such regulatory licences, consents, concessions, mining rights or permits has been received by the Group Companies and the Sellers are not aware of any events or circumstances having arisen which might reasonably be expected to give rise to such a suspension or revocation.

8.2	No Group Company has created any Encumbrance over any of the licences, consents, concessions, leases, rights and permits set forth in paragraph 8.1 above.

9	Compliance with Laws

9.1

So far as the Sellers are aware, the business and corporate affairs of the Group are being conducted and have, during the two year period ending on the date of this Agreement, been conducted, in all material respects in accordance with the respective constitutional documents of each Group Company and all applicable law, rules, regulations, judgments, decrees and orders of (or of any court or regulatory authority in) the jurisdictions in which the Group Companies are incorporated or have assets which are pertinent to the operating of the business and corporate affairs of the Group, including without limitation any applicable competition laws of any such jurisdictions.

9.2	So far as the Sellers are aware, there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which any Group Company is defendant and which is outstanding and which will have a material adverse effect upon the business of the Group.

9.3	So far as the Sellers are aware, no Group Company has received any written notice during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any such applicable law, regulation, or requiring it to take or omit any action which in any case would have a material adverse effect on the business of the Group.

10	Environment

10.1	For the purposes of this paragraph 10:

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media including humans;

“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction in force and binding on the Group in the relevant jurisdiction at, or prior to Completion whose purpose is to protect, or prevent pollution of, the Environment (including, for the avoidance of doubt, the protection of human health and safety) or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all bye-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder to the extent that the same have force of law and are binding on the Group at, or prior to Completion;

“Environmental Matters” means all matters relating to:

(a)	the pollution or protection of the Environment and/or human health and safety;

(b)	the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances; or

(c)	Environmental Permits;

“Environmental Permit” means any permit, licence, approval, authorisation, permission, consent, notification, waiver, order or exemption which is issued, granted or required under Environmental Law and which is material to the operation of the business of any of the Group Companies; and

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which, alone or in combination with other substances, is capable of causing harm or damage to the Environment or human health.

10.2	So far as the Sellers are aware, the Group Companies are, and during the two years prior to the date of this Agreement have been, conducting the business of the Group in material compliance with Environmental Law.

10.3	So far as the Sellers are aware, all Environmental Permits required for the activities of any Group Company as carried out on the date of this Agreement:

10.3.1	have been obtained and complied with in all material respects;

10.3.2	are in full force and effect; and

10.3.3	there are no conditions or circumstances in existence at the date of this Agreement which, if known to an Environmental Authority, would be reasonably likely to result in any Environmental Permit being terminated, revoked, suspended, materially varied or modified or which would be reasonably likely to prejudice its renewal, provided that this warranty is given only in respect of activities of the Group Companies as at the date of this Agreement.

10.4	No Group Company has received written notice from any Environmental Authority during the two years prior to the date of this Agreement of any material non-compliance with Environmental Law or Environmental Permits that remains outstanding at the date of this Agreement.

10.5	There are no claims, proceedings, prosecutions, legal actions or regulatory investigations that have been commenced against and notified to any of the Group Companies with respect to non-compliance with, or liability, obligation or duty under Environmental Laws or Environmental Permits nor, so far as the Sellers are aware, are any such claims, proceedings, actions or investigations pending or threatened.

10.6	So far as the Sellers are aware, none of the Group Companies have any actual or contingent material contractual liabilities or obligations in respect of Environmental Matters which remain undischarged in relation to any properties previously owned, leased, used or occupied by any of the Group Companies or in respect of any activities or operations formerly carried on by any of the Group Companies.

10.7	So far as the Sellers are aware, there are no Environmental Matters other than those stated in the ERM Reports which at the date of this Agreement might reasonably be expected to have a material adverse effect on the financial or trading position of any Group Company.

10.8	So far as the Sellers are aware, other than as disclosed in the Data Room no Group Company has agreed to indemnify any third party in respect of any Environmental Matters relating to any of the Properties where such indemnity is reasonably likely to result in a material liability in the context of the Sale Group of which such Group Company is a member.

11	Litigation

11.1	Current Proceedings

No Group Company is a party to any litigation, arbitration or other legal proceeding (other than as claimant in the collection of debts arising in the ordinary course of its business) which is material to the Group.

11.2	Pending or Threatened Proceedings

So far as the Sellers are aware, no such litigation, arbitration or other legal proceeding that would fall within paragraph 11.1 above is pending or threatened by or against the Group.

12	Insurance

12.1	Particulars of Insurances

Summary particulars of the insurances of the Group material to the business of the Group are contained in the Data Room.

12.2	Details on Policies

In respect of the insurances referred to in paragraph 12.1:

12.2.1	all premiums have been duly paid to date; and

12.2.2	no Seller has received any notification that such insurances are not valid or enforceable.

13	Tax

13.1	No Material Disputes

Other than as set out in the Data Room, no Group Company is or has in the three years preceding the date of this Agreement been involved in any material dispute, audit or investigation by any Tax Authority and as far as the Sellers are aware no event has occurred or circumstances arisen by reason of which any such dispute is reasonably likely to arise.

13.2	Returns, Information and Clearances

Other than as set out in the Data Room, all material registrations, returns, computations, notices and information which are or have been required to be made or given by the Group Companies for any Taxation purpose have been made or given within the requisite periods and on a proper basis and are up-to-date and correct in all material respects.

13.3	Special Regimes/Elections/Rulings

There are set out in the Data Room full particulars of any agreement, arrangement or election between the Group Companies and any Tax Authority pursuant to which the Group Companies are authorised not to comply with what, but for such agreement or arrangement, would be its statutory obligations in respect of any Tax.

13.4	Residence and Establishment

Each Group Company is and, as far as the Sellers are aware, has always been resident for Taxation purposes only in the jurisdiction in which it is incorporated. No Group Company has nor, so far as the Sellers are aware, nor has any Group Company ever had, any branch, agency or permanent establishment located in a jurisdiction other than that in which such Group Company was incorporated.

13.5	Arm’s length transactions

The Sellers have taken reasonable steps to ensure that all material transactions entered into between a Group Company and any other Group Company or between a Group Company and any other current or former member of the Sellers’ Group were made on arm’s length terms and no Tax Authority has made any adjustment for Taxation purposes to the terms on which any such transaction has been treated as taking place.

13.6	Tax avoidance arrangements

No Group Company has been engaged in or been a party to a scheme or arrangement in respect of which its main purpose, or one of its main purposes, was the avoidance of, or reduction in liability to, Taxation.

13.7	No consolidation

No Group Company is a party to any contract, agreement or arrangement of any kind which provides for the allocation, sharing or payment of Taxation or the transfer or surrender of any Relief, other than any such contract, agreement or arrangement made solely with one or more other Group Companies.

14	Issues since the Accounts Date

14.1	Since the Accounts Date:

14.1.1	Save as reflected in the HFM Management Accounts, there has been no material adverse change in the financial position of the Group (other than a change affecting or reasonably likely to affect other companies (i) carrying on a similar business to that carried on by the Group Companies or (ii) carrying on business in similar countries in which the Group carries on its business;

14.1.2	no material capital commitments have been entered into by any Group Company; and

14.1.3	the business of the Group has not been materially and adversely affected by the loss of a customer or source of supply that accounts or has accounted for in the financial period ending on the Accounts Date more than 10 per cent. (in the case of a customer) of the turnover of the Group or (in the case of a source of supply) of the goods, services or equipment supplied to the Group.

15	General

15.1	Authority and Capacity

15.1.1	Each of the Sellers and each Group Company is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

15.1.2	Each of the Sellers has the legal right and full power and authority to enter into and perform this Agreement, the Tax Indemnity and any other documents to be executed by it pursuant to or in connection with this Agreement and no Seller requires the consent of any third party for it to transfer the Shares agreed to be sold by it to the Purchaser which consent has not been obtained or will not be obtained by Completion.

15.1.3	The documents referred to in paragraph 15.1.2 above will, when executed, constitute valid and binding obligations on the Sellers, in accordance with their respective terms.

15.1.4	Each of the Sellers has taken or will have taken by Completion all corporate action required by it to authorise it to enter into and to perform this Agreement, the Tax Indemnity and any other documents to be executed by it pursuant to or in connection with this Agreement.

16	Insolvency etc.

16.1	No Group Company is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

16.2	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Group Company.

16.3	So far as the Sellers are aware, no steps have been taken to enforce any security over any assets of any Group Company and no event has occurred to give the right to enforce such security.

Schedule 14

Part 1—Sellers’ knowledge

For the purposes of Clause 11.1.5, any Sellers’ Warranty qualified by the expression “as far as the Sellers are aware” or any similar expression shall be deemed to refer in respect of all the Sellers’ Warranties, to the knowledge of Duncan Wanblad, David Bentley, John Elmes, Hendrik Faul, Olaf Meijer Terry McKenna; Alan Buckley; Brian Keady; Andre Trytsman; John Foley; Philip Wright; Malcolm van der Mescht; IIse Karsten; Archie Eksteen; Bruce van der Nest; Lance Williamson; Nathan Williams; Johan Kamfer; Johan Coetzee; Chris Bessinger; Henry Bruwer; Shaan van Schalkwyk; Henk de Klerk; and Justus Tsauseb.

Part 2—Purchaser’s knowledge

For the purposes of Clause 12.11, references to the Purchaser’s actual knowledge shall be deemed to refer to the knowledge of Kishore Kumar; Jeyakumar Janakaraj; Keith Kapin; Laxman Shekhawat; Bradapan Gnanasivam; Brahm Prakash and Pooja Somani.

Schedule 15

Warranties given by the Purchaser and the Purchaser’s Guarantor

(Clause 11.4)

1	Authority and Capacity

1.1	Incorporation

Each of the Purchaser and the Purchaser’s Guarantor is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

1.2	Authority to enter into Agreement

1.2.1	Each of the Purchaser and the Purchaser’s Guarantor has the legal right and full power and authority to enter into and perform this Agreement, the Tax Indemnity and any other documents (as applicable) to be executed by it pursuant to or in connection with this Agreement or the Tax Indemnity.

1.2.2	The documents referred to in paragraph 1.2.1 above will, when executed, constitute valid and binding obligations on the Purchaser and where applicable the Purchaser’s Guarantor in accordance with their respective terms.

1.3	Authorisation

1.3.1	Each of the Purchaser and the Purchaser’s Guarantor has taken or will have taken by Completion all corporate action required by it to authorise it to enter into and perform this Agreement, the Tax Indemnity and any other documents (as applicable) to be executed by it pursuant to or in connection with this Agreement or the Tax Indemnity.

1.3.2	Each of the Purchaser and the Purchaser’s Guarantor has all consents, approvals, licences and permits and has made all declarations or filings with, and given all notices to, any governmental, regulatory or administrative authority or any other person required to enable it to enter into and perform this Agreement, the Tax Indemnity and any other documents (as applicable) to be executed by it pursuant to or in connection with this Agreement.

2	Financing

At the relevant time for payment, the Purchaser will be able to pay the Relevant Consideration from its existing banking facilities and available cash.

3	Companies

As at the date of this Agreement, neither the Purchaser nor the Purchaser’s Guarantor is a party to any agreement or arrangement relating to the sale, or partial sale, of the Group Companies, the business of the Group Companies or any of the underlying assets of the Group Companies, and nor is the Purchaser or the Purchaser’s Guarantor in negotiations to enter into any such agreement or arrangement.

4	Assignees

As at the date of this Agreement, Hindustan Zinc Limited is an entity controlled by the Purchaser’s Guarantor.

5	Knowledge

The Purchaser has no actual knowledge of any breach of the Sellers’ Warranties at the date of this Agreement.

Schedule 16

Environmental and Closure Indemnity

1	Interpretation

For the purposes of this Schedule 16 capitalised words and expressions shall have the meanings ascribed to them in Clause 1.1 of this Agreement unless otherwise defined below:

1.1	Definitions

“Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising in respect of any Mine or any Closure, the impact of any Mine or any such Closure on the local community and includes any Environmental Authority;

“BMM Trust” means the Purchaser Rehabilitation Vehicle to be established in respect of liabilities arising as a result of Closure of Black Mountain Mine as provided for in paragraph 5 of Schedule 11, and/or any further financial provision and/or any successor financial provision required by applicable laws;

“Closure” means the process of partial or total cessation of mining and related activities at the relevant Mine that triggers Mine Closure Obligations;

“Environmental and Closure Losses” means any Losses (including the reasonable cost of Remedial Action but excluding internal costs and expenses and indirect or consequential losses except to the extent that any member of the Sellers’ Group is legally liable to pay such Losses to a third party) suffered or incurred by the relevant Seller or any member of the Sellers’ Group (each a “Seller Indemnified Person”) after the Completion Date that arise from or out of:

(i)	Known Contamination;

(ii)	any failure to carry out and/or to procure the carrying out of the applicable Mine Closure Obligations in accordance with Good Industry Practice after the Completion Date in the event of a Closure;

(iii)	an Exposure Claim; and/or

(iv)	Unknown Contamination in respect of Losses incurred after the expiry of the time period in paragraph 4.2.1 of this Schedule (save to the extent such Losses arise from a Claim by the Purchaser under paragraph 2.2 of this Schedule that was made within the relevant time period);

“Environmental Impact Assessment” means any assessment of environmental and social impacts in relation to a relevant Mine required to be made under Environmental Law at any time after the relevant Completion Date or disclosed in the Data Room and, where required, as approved or submitted to the relevant Authority and as may be amended, supplemented or replaced from time to time;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction in force and binding on the Indemnified Party in the relevant jurisdiction at any time hereafter whose purpose is (a) to protect, or prevent pollution of, the Environment (including, for the avoidance of doubt, the protection of human health and safety) or (b) to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or (c) to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances or (d) that regulate any Closure or (e) the social impacts of the Mine and Closure on the local community, and, in relation to (a) to (e) all bye-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder to the extent that the same have force of law and are binding on the Indemnified Party at any time hereafter;

“Environmental Management Plan” means any plan or program relating to management of environmental matters and/or social impacts on the local community in relation to a relevant Mine required to be made under Environmental Law at any time after the relevant Completion Date or disclosed in the Data Room and, where required, as approved or submitted to the relevant Authority and as may be amended, supplemented or replaced from time to time;

“Environmental Proceeding” means any criminal, civil, judicial, administrative or regulatory proceeding, suit or action by any Authority or third party (excluding any Seller Indemnified Person in respect of a claim by a Relevant Seller or Purchaser Indemnified Person in respect of a claim by the Purchaser (as the case may be)) under Environmental Law in relation to any matter giving rise to Environmental and Closure Losses or Purchaser’s Environmental Losses;

“Exposure Claim” means any claim made after the relevant Completion Date by any person (or the spouse or dependants of any such person) in respect of his or her exposure or alleged exposure to Hazardous Substances at, on or under the Mines and/or the Properties or Hazardous Substances which have migrated from the Mines and/or the Properties at any time before or after the relevant Completion Date but excluding any Former Employee Exposure Claims;

“Former Employee Exposure Claim” means any claim made after the relevant Completion Date by any person employed at any time before but not after the relevant Completion Date by the relevant Acquired Company (or the spouse or dependants of any such person) in respect of his or her exposure or alleged exposure at any time before the relevant Completion Date to Hazardous Substances at, on or under the Mines and/or the Properties or Hazardous Substances which have migrated from the Mines and/or the Properties at any time before the relevant Completion Date;

“Indemnified Party” means a Seller Indemnified Person in respect of the indemnity in paragraph 2.1 and a Purchaser Indemnified Person in respect of the indemnity in paragraph 2.2;

“Indemnifying Party” means the relevant Seller or Purchaser as appropriate;

“Known Contamination” means the presence at any time at or prior to the Completion Date of Hazardous Substances in on or under the Properties and/or the migration of such Hazardous Substances at any time from the Properties provided and only to the extent that the existence or likely existence in, on or migrating to or from the relevant Property of such Hazardous Substances is Fairly Disclosed, stated in the relevant ERM Report, or is otherwise known to the Indemnifying Party at the date of this Agreement provided that a reference in the relevant ERM Report to the existence or likely existence of Hazardous Substances in one location of the relevant Property shall not be considered as disclosure of its existence in another location unless its existence in the second location is part of a direct pollution linkage (as that concept is understood in DEFRA Circular 01/2006 under the Environmental Protection Act 1990: Part 2A) to its existence in the first;

“Lisheen Financial Security” means the amounts required to be provided as security to cover the costs of Closure, restoration/rehabilitation and aftercare under the terms of the State Mining Lease, Lisheen Planning Permission and the Lisheen IPC Licence and all applicable Environmental Laws and applicable social laws;

“Lisheen IPC Licence” means the Integrated Pollution Control Licence dated 15 March 2001, number 550, granted to Anglo American Lisheen Mining Limited, as may be amended, supplemented or replaced (including by an Integrated Pollution Prevention Control licence or other licence) from time to time;

“Lisheen State Mining Lease” means the mining lease dated 7 October 1997 granted by the Irish Minister for Energy and Natural Resources and the Minister for Finance to Minorco Lisheen Mining Limited, as may be amended, supplemented or replaced from time to time;

“Lisheen Planning Permission” means the planning permission planning register reference number PLC/17,663 dated 30 May 1997 and the planning permission planning register reference number 04511667 (An Bord Pleanala reference number PL22.212637) dated 18 October 2005 both issued by An Bord Pleanala and planning permission reference number T.P. 21738/97 dated 5 March 1998 issued by Cork Corporation and any other planning permission applicable to the Lisheen Mine, as may be amended, supplemented or replaced from time to time;

“Mine” means:

(A) In respect of BMM, any and all of the following: (i) the Black Mountain underground zinc, lead and copper mine, its associated mining area (as defined in the Mineral and Petroleum Resources Development Act, 28 of 2002) and related properties, including the Swartberg operations, all associated treatment processes and all operations and/or activities incidental thereto, located in the Bushmanland region of the Northern Cape Province of the Republic of South Africa, south of the Big Syncline/Aggeneys Mountains; (ii) the Gamsberg underground zinc mining activities, its associated mining area (as defined in the Mineral and Petroleum Resources Development Act, 28 of 2002), the zinc mining development project and exploration activities and all operations and/or activities incidental thereto, located in the Bushmanland region of the Northern Cape Province of the Republic of South Africa at Gamsberg Mountain; (iii) the proclaimed town of Aggeneys, including the Pelladrift Water Scheme and associated municipal services; (iv) Loop 10 of the Transnet line, approximately 175km to the south of the mining area; (v) the stock and loading yards at Saldanha on the west coast of South Africa all as more fully described in the ERM Project Zambezi (Black Mountain Mine) Report dated 5 March 2010; and (vi) any other mining or related activities or assets of BMM, and “Black Mountain Mine” shall have the corresponding meaning.

(B) In respect of the Lisheen Group Entities, any and all of the following: (i) the Lisheen underground mine in Tipperary and all related properties; (ii) the port loading facility at Tivoli, County Cork, Republic of Ireland all as more fully described in the ERM Project Zambezi (Lisheen) Report dated 5 March 2010; and (iii) any other mining or related activities or assets of the Lisheen Group Entities, and “Lisheen Mine” shall have the corresponding meaning.

(C) In respect of the Namibia Group Entities, any and all of the following (i) the Skorpion open-cut mine and all related properties and associated treatment and refining processes; (ii) the rights of Skorpion Mining Company (Pty) Ltd and Namzinc (Pty) Ltd with respect to the unproclaimed settlement of Rosh Pinah; (iii) the port loading facility at Luderitz in the west of South Africa, all as more fully described in the ERM Project Zambezi (Skorpion Mine Namibia) Report dated 5 March 2010; and (iv) any other mining or related activities or assets of the Namibia Group Companies and “Namibia Mine” shall have the corresponding meaning.

“Mine Closure Obligations” means:

(i)	the legally binding obligations of BMM, the Lisheen Group Entities or the Namibia Group Companies, as applicable, in respect of decommissioning and/or during-Closure and/or post-Closure rehabilitation, restoration and remediation and/or compensation for any residual environmental and/or social impacts at the Mines and/or resulting from the mining activities contained within:

(a)	the Lisheen State Mining Lease, the Lisheen Planning Permission and the Lisheen IPC Licence;

(b)	any environmental contract entered into with the Namibian Ministry of Environment and Tourism: (x) after the Namibia Completion Date; or (y) after the date of this Agreement and prior to the Namibia Completion Date with the consent of the Purchaser (such consent not to be unreasonably withheld or delayed); or (z) prior to the date of this Agreement which has been Fairly Disclosed to the Purchaser, in each case, as may be amended, supplemented or replaced from time to time in accordance with Good Industry Practice;

(c)	the applicable Mine Closure Plan; and

(d)	applicable Environmental Laws; and

(ii)	the legally binding obligations of the Lisheen Group Entities or BMM, as applicable, to maintain, and comply with all the relevant requirements of, the Lisheen Financial Security and the BMM Trust;

“Mine Closure Plan” means, as applicable, all of the following:

(i)	in respect of the Black Mountain Mine only, each of the following documents: (i) the Black Mountain Mine Social Closure Plan prepared by Umsizi Sustainable Social Solutions dated February 2009; (ii) the Black Mountain Tailings Storage Facility Interim Closure Plan prepared by Golder Associates dated July 2008; (iii) the Consolidated Closure Plan prepared by Fraser Alexander Environmental Division and Umsizi Sustainable Social Solutions dated 22 March 2008; (iv) the Closure Plan Status Report for Black Mountain Mine dated 3 December 2009; and (v) the Integrated Closure Plan being developed by Fraser Alexander and Umsizi as required by the Department of Mineral Resources provided that such plan is developed by the relevant Seller in accordance with Good Industry Practice; each as may be amended, supplemented or replaced from time to time in accordance with Good Industry Practice and, where relevant, as may be required by any relevant Authority;

(ii)	in respect of the Lisheen Mine only, the Lisheen Closure, Restoration and Aftercare Management Plan (CRAMP) dated 27 November 2009 as may be amended, supplemented or replaced from time to time in accordance with Good Industry Practice and, where relevant, as may be required by any relevant Authority;

(iii)	in respect of the Namibia Mine only, the Preliminary Mine Closure Report dated July 2007 as may be amended, supplemented or replaced from time to time in accordance with Good Industry Practice and, where relevant, as may be required by any relevant Authority;

(iv)	such other documents produced after the relevant Completion Date and/or disclosed in the Data Room that may comprise part of the planning for Closure of each Mine and that have been approved or submitted for approval to the relevant Authority; and

(v)	for each Mine, the Environmental Impact Assessment and/or Environmental Management Plan;

“Purchaser’s Environmental Losses” means Losses suffered or incurred by the Purchaser or any member of the Purchaser’s Group (each a “Purchaser Indemnified Person”) (but excluding internal costs and expenses and indirect or consequential losses except to the extent that the relevant member of the Purchaser’s Group is legally liable to pay such Losses to a third party) that arise from or out of Unknown Contamination (excluding Unknown Contamination at the Lisheen Mine) and/or Former Employee Exposure Claims;

“Remedial Action” means measures to investigate, inspect, monitor, respond to, remove, remedy, abate, contain, control, treat or ameliorate the effect of Hazardous Substances; and

“Unknown Contamination” means the presence at or prior to the Completion Date of any Hazardous Substances in or under the Properties and/or the migration of such Hazardous Substances from the Properties at any time at or prior to the Completion Date which in either case is not Known Contamination.

1.2	References to paragraphs in this Schedule 16 shall be to paragraphs in this Schedule, unless otherwise expressly stated.

1.3	Where there is any inconsistency between this Schedule and any other provision of this Agreement, the provisions of this Schedule shall prevail.

2	Indemnity

2.1	Subject to the provisions of this Schedule, the Purchaser undertakes to indemnify each of the Sellers for itself and on behalf of each member of the Sellers’ Group against any and all Environmental and Closure Losses.

2.2	Subject to the provisions of this Schedule, the relevant Seller shall indemnify and keep indemnified the Purchaser (for itself and on behalf of each member of the Purchaser’s Group against any and all Purchaser’s Environmental Losses.

3	Trigger Conditions

3.1	The Indemnifying Party shall not be liable in relation to any claim made under this Schedule unless the relevant Environmental and Closure Losses or Purchaser’s

Environmental Losses, as appropriate, have arisen from one of the following events in relation to the matter to which the Indemnified Party’s claim under this indemnity relates:

3.1.1	an Environmental Proceeding is commenced (or notification is received in writing of an intention to bring such proceedings) against a Seller Indemnified Person or Purchaser Indemnified Person as appropriate after the relevant Completion Date; or

3.1.2	A reasonable and prudent person acting in accordance with Good Industry Practice would undertake Remedial Action after taking into account the likely costs and benefits of undertaking or not undertaking such Remedial Action in order to prevent the imminent commencement of or notification of Environmental Proceedings.

4	Time Limit

4.1	The Purchaser shall not be liable in relation to any claim made under this Schedule unless the relevant Seller has notified the Purchaser of its claim in accordance with Paragraph 7 of this Schedule within:

4.1.1	the period ending with commencement of Closure in respect of a claim made pursuant to limbs (i) and (iv) of the definition of Environmental and Closure Losses;

4.1.2	10 years of end of Closure (excluding for the purposes of determining the “end of Closure” any period of aftercare) in respect of a claim made pursuant to limb (ii) of the definition of Environmental and Closure Losses; and

4.1.3	15 years of the relevant Completion Date in respect of a claim made pursuant to limb (iii) of the definition of Environmental and Closure Losses.

4.2	A Seller shall not be liable for any claim made under paragraph 2.2 above unless the Purchaser has notified the relevant Seller of its claim (in accordance with paragraph 7 below) within:

4.2.1	5 years of the relevant Completion Date in the case of a claim in relation to Unknown Contamination; and

4.2.2	15 years of the relevant Completion Date in the case of a Former Employee Exposure Claim.

4.3	If the Indemnifying Party serves written notice on the relevant Indemnified Party denying liability in relation to any claim made under this Schedule within 30 Business Days of receiving notice of such claim from the relevant Indemnified Party pursuant to paragraphs 4.1 or 4.2 and 7 (as the case may be) of this Schedule, the relevant claim shall (unless it has been previously agreed, satisfied, settled or withdrawn) be deemed to have been withdrawn (and shall not be capable of reinstatement) unless the relevant Indemnified Party commences and serves legal proceedings in respect of such claim against the Indemnifying Party within 12 months of receiving such written notice from the Indemnifying Party.

5	Cap

The maximum aggregate liability of the Purchaser under this Schedule 16 shall not under any circumstances exceed 15 per cent of the amount received by the Sellers pursuant to Clause 3.1 of this Agreement.

6	Limitations on Liability

6.1	General Limitations on Liability

The relevant Seller or Purchaser as appropriate shall not be liable in relation to any claim under paragraph 2 to the extent that the Environmental and Closure Losses or Purchaser’s Environmental Losses or part thereof result from or would not have occurred but for, or are increased by:

(i)	any act, omission or transaction (other than the transaction contemplated by this Agreement) on or after the date of this Agreement of any member of the Indemnified Party’s Group or any of its directors, officers, employees, agents, contractors (together referred to as a “Relevant Person”) or any person at the request of or with the consent or connivance of a Relevant Person, excluding any act, omission or transaction which:

(a)	is the minimum necessary to comply with Environmental Laws or Environmental Permits or the express written requirements of an Authority acting lawfully; or

(b)	is in the ordinary course of business and is in accordance with Good Industry Practice; or

(c)	is otherwise required or permitted under the provisions of this Schedule; or

(ii)	the disclosure of information (or the authorisation of such disclosure) concerning the contents of this Schedule or any Known or Unknown Contamination, Closure or Exposure Claim by any member of the Indemnified Party’s Group or any Relevant Person or any person at the request of or with the consent or connivance of a Relevant Person after the date of this Agreement to any Authority or to any third parties in circumstances where the information was provided otherwise than (a) in response to an unsolicited written request by an Authority for such information where such response is the minimum required pursuant to an obligation at law to comply with such request; (b) disclosure which is the minimum required pursuant to an obligation at law; or (c) with prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed); or

(iii)	any investigative works undertaken by or on behalf of the Indemnified Party, other than investigative works:

(a)	for which the Indemnifying Party has given its prior written consent (such consent not to be unreasonable withheld or delayed); or

(b)	which are required by an Authority; or

(c)	which are the minimum necessary in order to comply with Environmental Laws or Environmental Permits; or

(iv)	in relation to Purchaser’s Environmental Losses only any material change of use of, or material change to any industrial process carried on at, any Property or any part thereof after the relevant Completion Date; or

(v)	in relation to Purchaser’s Environmental Losses only any development undertaken at any Property after the relevant Completion Date; or

(vi)	any failure by an Indemnified Party after the relevant Completion Date to comply with the provisions of this Schedule.

For the avoidance of doubt, Clause 11.8.2 of this Agreement shall not be applicable to claims under this Schedule 16.

6.2	Double Claims etc

The relevant Seller or Purchaser as appropriate shall not be entitled to recover from the Indemnifying Party under this Schedule (i) more than once in respect of the same Environmental and Closure Losses suffered and any recovery by any Seller Indemnified Person shall be deemed to be a recovery by all of them; and (ii) more than once in respect of the same Purchaser’s Environmental Losses suffered and any recovery by any Purchaser Indemnified Person shall be deemed to be a recovery by all of them.

6.3	The Indemnifying Party shall not be liable in relation to any claim under paragraph 2 to the extent that:

(i)	the Environmental and Closure Losses or Purchaser’s Environmental Losses, as appropriate, or part thereof have not yet been actually incurred by the relevant Indemnified Party or are contingent only; or

(ii)	the Environmental and Closure Losses or Purchaser’s Environmental Losses, as appropriate, are recoverable under a policy of insurance effected by or for the benefit of the relevant Indemnified Party; or

(iii)	the relevant Indemnified Party is entitled to recover (whether by payment, discount, credit, relief or otherwise) from some other person any sum in respect of the Environmental and Closure Losses or Purchaser’s Environmental Losses, in which case:

(A)	the relevant Indemnified Party shall promptly notify the Indemnifying Party of this fact and provide such information as the Indemnifying Party may require relating to such entitlement; and

(B)	the relevant Indemnified Party shall, if so required by the Indemnifying Party and at the Indemnifying Party’s cost and expense, take all steps including, without limitation, legal proceedings as the Indemnifying Party may reasonably require to enforce such entitlement before seeking to recover any such Environmental and Closure Losses from the Indemnifying Party under this Schedule; and

(C)	the relevant Indemnified Party shall keep the Indemnifying Party informed of the progress of any action taken under sub-paragraph (B) above; and

(D)	any claim in respect of such Environmental and Closure Losses or Purchaser’s Environmental Losses shall be limited to the amount by which the Environmental and Closure Losses or Purchaser’s Environmental Losses exceed the amount so recovered; and

(E)	the Indemnified Party shall (or, as appropriate, shall procure that any relevant other Indemnified Party shall) forthwith repay to the Indemnifying Party any amount the Indemnifying Party has paid pursuant to the claim under this Schedule (net of costs and taxes) which the relevant Indemnified Party subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party.

6.3.2	In relation to any claim under paragraph 2.2 above, the relevant Seller shall only be liable for 50 per cent of any Losses that would, in the absence of this paragraph 6.3.2, otherwise be payable to the Indemnifying Party under this Schedule.

7	Notice

As soon as reasonably practicable after a Party becomes aware of any circumstances which are likely to lead to a claim by it under this Schedule, such Party shall give written notice thereof to the Indemnifying Party specifying in reasonable detail the relevant matters giving rise to and relating to a claim under this Schedule, and an estimate of the amount of the claim if reasonably practicable, and thereafter such Party shall keep the Indemnifying Party informed in writing of all material developments relating thereto.

8	Settlement and Conduct of Indemnified Claims

If any matter or circumstance which may give rise to a claim against the Indemnifying Party under this Schedule is a result of or in connection with a claim by or liability to a third party (including an Authority) then:

8.1.1	no admission of liability shall be made by or on behalf of the relevant Indemnified Party or any other member of the Indemnified Party’s Group and the claim shall not be compromised, disposed of or settled (including any decision not to appeal) and no Remedial Action plan shall be agreed without the written consent of the Indemnifying Party, not to be unreasonably withheld or delayed;

8.1.2	the relevant Indemnified Party shall, and shall procure that all relevant other Indemnified Parties shall:

(i)	defend and contest any such claim or liability in such manner as would a reasonable and prudent operator acting in accordance with Good Industry Practice;

(ii)	give the Indemnifying Party and its advisers a reasonable opportunity (to the extent this lies within the relevant Indemnified Party’s power) to:

(a)	attend any material site visits or meetings;

(b)	comment in advance on any material instruction, scope of work, specification, proposals, statements, reports or other material documents or correspondence; and

(c)	attend and inspect the carrying out of any Remedial Action at any time whilst it is being carried out;

8.1.3	the Indemnifying Party will give, and procure that any relevant Group Company will give, all such information and assistance, including access to personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the relevant Indemnified Person or its professional advisers reasonably request.

9	Duty to Mitigate Loss

Where a Party has made or anticipates making a claim against the Indemnifying Party under this Schedule, the relevant Party shall, and shall procure that all relevant Party Indemnified Persons shall, use its/their reasonable endeavours to avoid in whole or in part any Environmental and Closure Losses or Purchaser’s Environmental Losses (as appropriate) and to minimise the liability of the Indemnifying Party in respect thereof.

10	Standard of Remedial Action

10.1	The Indemnifying Party shall not be liable under this Schedule for the costs of any Remedial Action which go beyond the minimum which is reasonably necessary to:

10.1.1	meet the lawful requirements of an Environmental Authority; or

10.1.2	achieve the minimum standards that are required under Environmental Law or Environmental Permits having regard to the use and operations of the Group Companies as carried out on the Completion Date.

10.2	The Indemnified Party shall, and shall procure that all other relevant Indemnified Parties shall, use all reasonable endeavours to keep the costs of Remedial Action to a minimum and ensure that any Remedial Action undertaken is the least expensive option available to satisfy the minimum standards referred to in paragraph 10.1 above.

11	Exclusive Remedies

The exclusive remedies of the Sellers against the Purchaser in connection with any Environmental and Closure Losses shall be under this Schedule for the duration of the relevant indemnity but are not exclusive thereafter provided that the Seller shall not assert that or be entitled to reply upon this Schedule or the fact that the Purchaser has indemnified the Seller in relation to such Environmental and Closure Losses as a basis for establishing a duty of care or any other tortious or non-contractual claim against the Purchaser after the expiry of the relevant time limits contained in paragraph 4. The exclusive remedies of the Purchaser against the Sellers in connection with any Losses recoverable under this Schedule shall be under this Schedule or, where a claim could also be made under paragraph 10 of Schedule 13, either under this Schedule or paragraph 10 of Schedule 13.

12	Fraud

None of the limitations contained in this Schedule 16 shall apply to any claim against the relevant Indemnifying Party which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud or wilful concealment by such Indemnifying Party, or any of its affiliates or any of their respective directors, officers, employees or agents.

Schedule 17

Form of Deed of Adherence

THIS DEED OF ADHERENCE is made on [] 2010 and is supplemental to the Share Purchase Agreement dated [] and made between Anglo Operations Limited, Taurus International S.A., Anglo South Africa Capital (Pty) Limited, Anglo American Services (UK) Limited, Welter Trading Limited and Vedanta Resources PLC (together the Parties) as amended from time to time (the Share Purchase Agreement).

WHEREAS:

(A)	The Parties entered into the Share Purchase Agreement in relation to the sale and purchase of the Shares.

(B)	Pursuant to the provisions of Clause 16.8.3 of the Share Purchase Agreement, the Sellers and the Purchaser acknowledge and agree that the Purchaser shall effect the Designation.

(C)	This Deed is entered into in compliance with the terms of Clause 16.8.3 of the Share Purchase Agreement.

NOW THIS DEED WITNESSES AS FOLLOWS:

1	[Purchaser’s Assignee] (“Purchaser’s Assignee”), hereby confirms that it has been supplied with a copy of the Share Purchase Agreement and undertakes to observe, perform and be bound by all the terms of the Share Purchase Agreement applicable to the Purchaser and which have not been performed at the date hereof to the intent and effect that the Purchaser’s Assignee shall be deemed with effect from the date of this Deed to be a party to the Share Purchase Agreement and to be designated as the Purchaser under the Share Purchase Agreement.

2	This Deed is made for the benefit of the Parties to the Share Purchase Agreement and any other person or persons who after the date of the Share Purchase Agreement (and whether or not prior to or after the date of this Deed) adhere to the Share Purchase Agreement.

3	Save where the context otherwise requires, words and expressions defined in the Share Purchase Agreement have the same meanings when used herein.

4	The provisions of Clauses 16 (Confidentiality), 17.6 (Whole Agreement), 17.9 (Third Party Rights), 17.10 (Variation), 17.12 (Costs), 17.17 (Notices), 17.19 (Counterparts), 17.20 (Governing Law and Submission to Jurisdiction) and 17.22 (Appointment of Process Agent by the Purchaser) shall apply mutatis mutandis to this Deed as if set out herein.

5	For the purposes of Clause 17.17 (Notices) of the Share Purchase Agreement, the name and address of the Purchaser’s Assignee are as set out in this Deed.

6	For the purposes of Clause 17.22 (Appointment of Process Agent by the Purchaser), the Purchaser’s Assignee hereby irrevocably appoints [•] as its agent to accept process on the terms of such Clause.

IN WITNESS whereof this Deed of adherence has been executed on the date first above written.

EXECUTED and DELIVERED as a	)

deed by	)
[PURCHASER’S ASSIGNEE]	)	Director
acting by [—] and [—], each a director in
the presence of:

Witness’s Signature

Name:
Director
Address:

EXECUTED and DELIVERED as a deed	)
by	)
WELTER TRADING LIMITED	)	Director
acting by [—] and [—], each a director
in the presence of:

Witness’s Signature

Name:
Director
Address:

)
)
	)	Director

EXECUTED and DELIVERED as a
deed by
TAURUS INTERNATIONAL S.A.
acting by [—] and [—], each a director in
the presence of:

Witness’s Signature

Name:
Director
Address:

EXECUTED and DELIVERED as a	)
deed by ANGLO OPERATIONS	)
LIMITED	)	Director
acting by [—] and [—], each a director in
the presence of:

Witness’s Signature

Name:
Director
Address:

EXECUTED and DELIVERED as a	)
deed by	)
ANGLO SOUTH AFRICA CAPITAL	)	Director
(PTY) LIMITED
acting by [—] and [—], each a director in
the presence of:

Witness’s Signature

Name:
Director
Address:

Schedule 18

Affected Areas

280000
290000
300000
310000
6780000
6770000
6760000
6750000
KOENABIS
WORTEL
KAMBREEK AND ZAND FONTEIN
HOOGOOR
PELLA MISSION
KLEIN PELLA
KOENABIS
ROZYNBOSCH
WORTEL
KLEIN PELLA
HARAMOEP
ROZYNBOSCH
HARAMOEP
AROAMS
AROAMS
AROAMS
KOUPS LEEGTE
KOERIS
ROZYNBOSCH
AROAMS
KOERIS
GAMS
KOERIS
AROAMS
AROAMS
GAMS
KOERIS
ZUURWATER
ZUURWATER
GAMS
ZUURWATER
BLOEMHOEK
ACHAB
ZUURWATER
AGGENEYS
AGGENEYS
AGGENEYS
ZUURWATER
ZUURWATER
BLOEMHOEK
KYKGAT
KYKGAT
HUNITES
NOMBIES
NOMBIES
KYKGAT
HARTEBEEST VLEI
BRABIS
SPIONKOP
BRABIS
N
0 2 4 6 8 10 12 km
Coordinate System: UTM34S (WGS84)
Legend
Aroams57 Portion1 Prospecting License
Black Mountain Mining License
Gamsberg Mining Licence
Rozynbosch41 Portion 2 Prospecting License

1
2
3
4
5
6
7
8
9
10
11
12
13
ML108 (Skorpion Mining License)
EPL2229 (2000-2008)
EPL2229 (2008 renewal, awaiting approval)
0
10
20 km

Point No	X (UTM33S)	Y (UTM33S)
1	623331	6943659
2	647899	6943373
3	656280	6926999
4	666778	6906336
5	677298	6895806
6	674685	6886159
7	671033	6884631
8	662883	6892935
9	660842	6904068
10	656910	6915568
11	635356	6915831
12	635511	6929680
13	623191	6929811

Schedule 19

Transitional Services Framework

The Purchaser and the Sellers agree to use their respective reasonable endeavours following the date of this Agreement to establish the framework and execute the relevant agreements for such transitional service arrangements as may be reasonably required by the Purchaser following each relevant Completion. The Purchaser and the Sellers acknowledge and agree that the scope of such transitional services shall be on substantially the same terms as those provided by the members of the Sellers’ Group for or for the benefit of the Group Companies prior to the relevant Completion and shall include the provision of services in respect of:

(i)	the continuation of Anglo American REACH Limited as the Only Representative for Namzinc (Pty) Ltd and Skorpion Mining (Pty) Ltd in relation to REACH;

(ii)	payroll execution services by GSS;

(iii)	IT services including software licence agreements;

(iv)	procurement arrangements in relation to: (a) certain consumables for BMM including but not limited to fuels, lubricants and consolidated inbound logistics; and (b) certain group-level procurement contracts in relation to the Namibia Sale Group;

(v)	technical assistance;

(vi)	secondees; and

(vii)	such other transitional services as the Purchaser and the Sellers may agree.

The Purchaser and the Seller agree that such transitional services will be charged on a “cost-plus 7.5% basis.

Schedule 20

Escrow Agreement

Schedule 21

Implementation Agreement

Table of Contents

Contents		Page

1	Interpretation	2

2	Agreements in respect of the Sale of the Shares	17

3	Consideration	17

4	Conditions	18

5	Pre-Completion	19

6	Completion	26

7	Share Schemes	27

8	Covenants in respect of certain Relevant Individuals and other matters	27

9	Transitional Arrangements	27

10	Other Post-Completion Obligations	27

11	Warranties	27

12	Limitation of Sellers’ Liability	30

13	Claims	34

14	Release of Guarantees	36

15	Guarantees	37

16	Confidentiality	39

17	Other Provisions	41

Schedule 1 Details of the Sellers, Shares etc (Clause 1.1)		58

Schedule 2 Companies and Subsidiaries Part I: BMM		59

Part II: Lisheen Group Entities		60

Part III: Namibia Group Companies		64

Schedule 3 The Properties (Clause 1.1)		67

Schedule 4 Intellectual Property		74

Schedule 5 Sale and Purchase of BMM Shares and BMM Claims (Clause 2.1)		75

Schedule 6 Sale and Purchase of the Lisheen Shares (Clause 2.1)		84

Schedule 7 Sale and Purchase of the Namibia Shares (Clause 2.1)		88

Schedule 8 Permitted Leakage (Clause 5.3)		92